UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

People’s United Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT

2019 Annual Meeting of Shareholders

April 2, 2019

Dear Shareholder:

On behalf of the board of directors of People’s United Financial, Inc., I cordially invite you to attend our 2019 annual meeting of shareholders at 850 Main Street, Bridgeport, Connecticut on Thursday, May 16, 2019 at 10:00 a.m. The accompanying proxy statement details the actions on which you are asked to vote at the annual meeting. Please read it carefully.

Whether or not you choose to join us at the annual meeting, it is important that your shares are represented and voted at the meeting. I urge you to vote your proxy which you can do electronically online, by telephone or by mail. If you choose to vote by mail, please complete, sign and date the proxy card and return it promptly in the postage-paid envelope to ensure that your shares are represented. If you have any questions about your proxy card, voting procedures or other matters set forth in the proxy statement, please feel free to call our Investor Relations department at 203-338-7228.

On behalf of our board of directors, our management team and all of our employees, I want to thank you for your investment in People’s United Financial, Inc. and the continued opportunity to work for you.

Sincerely,

John P. Barnes

Chairman of the Board and Chief Executive Officer

People’s United Financial, Inc. • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2019

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of People’s United Financial, Inc. (“People’s United”) will be held on Thursday, May 16, 2019, at 10:00 a.m. local time at 850 Main Street, Bridgeport, Connecticut, for the following purposes:

1. To elect twelve directors;

2. To cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement;

3. To consider and vote upon a proposal to amend the People’s United Directors’ Equity Compensation Plan;

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

5. To act on any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

We have fixed the close of business on March 22, 2019 as the record date for determination of shareholders entitled to notice of, and to vote at, the 2019 annual meeting or at any adjournment or postponement thereof. Record holders of People’s United common stock as of the record date are entitled to vote at the annual meeting.

A list of the holders of People’s United common stock entitled to vote at the annual meeting will be available for inspection on request by any People’s United shareholder for any purpose germane to the annual meeting at our headquarters, located at 850 Main Street, Bridgeport, Connecticut 06604, during normal business hours beginning no later than ten days prior to the date of the annual meeting and continuing through the date of the annual meeting.

If you wish to attend the annual meeting in person, please read “Attending the Annual Meeting” later in the Proxy Statement for information about what you will have to bring with you in order to be admitted to the meeting.

We urge you to complete and return promptly the accompanying proxy, whether or not you plan to attend the annual meeting. You may cast your vote electronically, by telephone or instead by mail if you so choose.

By Order of the Board of Directors

Kristy Berner, Secretary

Bridgeport, Connecticut

April 2, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 16, 2019: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

People’s United Financial, Inc. • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

PROXY STATEMENT

2019 Annual Meeting of Shareholders

PROXY SUMMARY

General

We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies by our board of directors for use at the 2019 annual meeting of shareholders to be held on Thursday, May 16, 2019 at 10:00 a.m. local time at 850 Main Street, Bridgeport, Connecticut. At the 2019 annual meeting, holders of our common stock, $0.01 par value per share, will be asked to elect twelve directors; to cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; to consider and vote upon a proposal to amend the People’s United Directors’ Equity Compensation Plan; to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019; and to act on any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

We are furnishing this proxy statement and the enclosed form of proxy to our shareholders beginning on or about April 2, 2019.

Proxies

The accompanying form of proxy is for use at the 2019 annual meeting if you will be unable to attend in person or wish to have your shares voted by proxy even if you do attend the meeting. Instead of completing the accompanying form of proxy, you may cast a vote electronically or by telephone, by following the instructions printed on the proxy card.

We will bear the entire cost of soliciting proxies. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of our stock and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in doing so. We may also use our regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, facsimile, other electronic means, or special or express delivery letter.

SHAREHOLDERS ENTITLED TO VOTE

Record Date and Voting Rights

The board of directors has fixed March 22, 2019 as the record date for determining our shareholders entitled to notice of, and to vote at, the 2019 annual meeting. Only holders of record of shares of common stock at the close of business on that date are entitled to notice of, and to vote at, the annual meeting. On the record date, there were approximately 18,000 holders of record of our common stock and 378,573,214 shares of our common stock outstanding.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

Quorum Requirements

Shares representing a majority of the votes entitled to be cast must be present in person or by proxy at the annual meeting in order for a quorum to be present. Shares of common stock present but not voting, and shares for which proxies have been received but with respect to which holders of such shares have abstained, will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. Shares represented by proxies returned by a bank or broker holding such shares in nominee or “street” name will be counted for purposes of determining whether a quorum exists, even if those shares are not voted on matters where discretionary voting by the broker is not allowed (known as broker non-votes).

Votes Required to Adopt Proposals

Each share of common stock entitles a holder of record on the record date to one vote on each matter to be presented at the annual meeting, and all such shares vote together as a single class. The voting requirements for each matter presented are as follows:

•	For a nominee to be elected as a director, more votes must be cast “for” that nominee than are cast “against” that nominee.

•

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary for advisory approval of the compensation of our named executive officers as disclosed in this proxy statement. Your vote on this item is advisory and will not be binding. However, the board of directors and Compensation, Nominating and Governance Committee (CNGC) expect to take the outcome of the vote into account in connection with future executive compensation decisions.

•

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary to approve the amendments to the Directors’ Equity Compensation Plan.

•

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Effect of Abstentions and Broker Non-Votes

Abstentions and broker non-votes will have no effect on the outcome of voting for any of the proposals presented.

Voting by Shareholders of Record

If you held your People’s United shares directly through our transfer agent, Computershare, as of the record date, you can vote your shares using any of the following methods:

•        Online – as prompted by the menu found at www.proxyvote.com; follow the instructions to obtain your records and submit an electronic ballot. Please have your Notice Regarding the Availability of Proxy Materials (the Notice) or proxy card in hand when you access the voting site.

•        By telephone – call 1-800-690-6903 and then follow the voice instructions. Please have your Notice or proxy card in hand when you call.

•         By mail – if you received printed proxy materials and would like to vote by mail, complete and sign the accompanying proxy card and return it in the postage paid envelope provided.

•         QR Code – by scanning the QR Code on your proxy card or Notice with your mobile device.

•        In person – if you attend the annual meeting, you may vote in person at the meeting. Please see “Attending the Annual Meeting” for the requirements you will have to follow if you plan to come to the annual meeting.

Voting by Other Shareholders

If you held your People’s United shares through a bank or broker (known as “beneficial ownership”), you will receive instructions directly from your bank or broker telling you how you can vote your shares. You can also vote your shares in person at the annual meeting, but you will need to ask your bank or broker to give you a “legal proxy” in order to do so. The voting instruction form you receive from your bank or broker is not a legal proxy. Please see “Attending the Annual Meeting” for the requirements you will have to follow if you plan to come to the annual meeting.

REVOCATION OF PROXIES / VOTING OF SHARES

You can revoke a vote cast by proxy at any time before the proxy is exercised. If you are a shareholder of record, you can do so by submitting to our corporate secretary a written notice of revocation or a properly executed proxy bearing a later date, by casting a subsequent vote by telephone or electronically, or by attending the meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of a proxy or other previously cast vote. You should address any written notices of revocation and other communications with respect to the revocation of proxies to: People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary.

If you are not a shareholder of record, the materials sent to you by your bank or broker will tell you how you can change your voting instructions. If you wish to change your vote by voting your shares in person at the annual meeting, you will need to ask your bank or broker to give you a “legal proxy” in order to do so.

All shares of common stock represented by properly submitted proxies received pursuant to this solicitation, and not subsequently revoked, will be voted at the annual meeting in the manner specified by the shareholder submitting the proxy. If no specification is made, the proxies will be voted “for” the election of each of the nominees for director identified in this proxy statement; “for” the advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; “for” the amendments to the Directors’ Equity Compensation Plan; “for” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019; and in the discretion of the proxy holders, as to any other matter that may properly come before the annual meeting.

ATTENDING THE ANNUAL MEETING

If you plan to attend the annual meeting in person, you will need to bring a form of official photo ID (such as a driver’s license), along with either your Notice, proxy card or other proof of stock ownership with you to the meeting. If you are a beneficial owner but not a shareholder of record, you must present both a form of official photo ID and proof of ownership consisting of a bank or brokerage account statement.

We may refuse admission to anyone who is not a shareholder or does not comply with these requirements.

HOUSEHOLDING

SEC rules and regulations permit “householding,” meaning that we are allowed to deliver only one copy of the Notice or Annual Report on Form 10-K, notice of annual meeting and proxy statement to two or more shareholders who share an address. If you previously consented to householding, you will receive one copy of the Notice or Annual Report on Form 10-K, notice of annual meeting and proxy statement for all residents who own shares of our common stock. If you wish to revoke your consent to householding and receive a separate copy of the Notice or Annual Report on Form 10-K, notice of annual meeting and proxy statement, you may direct your request to Broadridge by calling 1-866-540-7095 or by writing to People’s United Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you wish to request extra copies of our Annual Report on Form 10-K or proxy statement free of charge or if you are a shareholder of record who receives multiple copies of the Notice or Annual Report on Form 10-K, notice of annual meeting and proxy statement, and you would prefer to receive only one copy of these materials per household, please send your request to Investor Relations, People’s United Financial, Inc., 850 Main Street, 15th Floor, Bridgeport, CT 06604 or call Investor Relations with your request at 203-338-7228. If you hold your shares through a bank or broker and are receiving multiple copies of the Notice or Annual Report on Form 10-K, notice of annual meeting and proxy statement, you may be able to request householding by contacting your bank or broker.

ELECTRONIC ACCESS TO PROXY MATERIALS

This proxy statement and our 2018 Annual Report on Form 10-K are available at www.proxyvote.com. Instead of receiving copies of our future Form 10-K, proxy statements, proxy cards and, when applicable, Notices, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices to you and help conserve natural resources. You may sign up for electronic delivery by visiting http://enroll.icsdelivery.com/PBCT. If you have agreed to electronic delivery of proxy materials, but wish to receive printed copies, please contact our Investor Relations department at the phone number or address provided above.

CORPORATE GOVERNANCE

Board Leadership Structure; Board’s Role in Risk Oversight

Leadership Structure. Our Board’s leadership structure is designed to promote Board effectiveness and to appropriately allocate authority and responsibility between Board and management. Our Board believes that it should have the flexibility to consider all relevant factors and select the most appropriate leadership structure for the Company’s circumstances at any given time.

In June 2018, our Board unanimously determined that combining the roles of Chairman and Chief Executive Officer under Mr. Barnes was the most effective leadership structure for the Board. The determination to combine the roles took into consideration the Company’s size, the nature of its businesses, the strategy and environment in which our company is operating, the particular composition of the Board, the individuals serving in leadership positions, the needs and opportunities of the Company, industry benchmark data, and the leadership and governance structures of its peers. The Board also considered Mr. Barnes’ leadership qualities, management capabilities, knowledge of our businesses and the banking industry, and the long-term perspective he has demonstrated as Chief Executive Officer over a period of eight years. Our Board believes the present structure, which includes combined Chairman and Chief Executive Officer roles, allows Mr. Barnes to set the overall tone and direction for the Company, maintain consistency in the internal and external communication of our strategic and business priorities, and have primary responsibility for managing the Company’s operations. The Board further believes that, at this time, a combined Chairman and Chief Executive Officer role is appropriate for the Company and will likewise serve our Company and our shareholders’ best interests.

In the Company’s succession planning, the Board will continue to assess the best interests and needs of the Company and our shareholders, and maintain the flexibility to separate or combine the Chairman and Chief Executive Officer roles. The Board also annually evaluates the Company’s leadership structure to assess whether it remains appropriate for the Company.

Board Independence. Our Board is committed to maintaining strong, independent Board and Committee leadership and objective oversight of management. The Board has an independent Lead Director with a meaningful role, ten independent directors, and a strong independent committee structure. The Board and its Committees each meet in executive session on a regular basis without the presence of management, all independent Board members have complete access to management and outside advisors, and each standing committee of the Board is chaired by an independent director. Our independent directors have extensive leadership and governance experience, and many have significant public company experience. In addition, three new directors have joined the Board since 2013.

Our structure enables the Board to exercise vigorous oversight of key issues relating to company strategy, risk and performance, compliance and integrity, cybersecurity, succession and compensation, and corporate governance. The Board oversees Company management and the Company’s risks to assure they are managed in a manner that is effective and balanced and adds value for the Company’s shareholders. The Board challenges management and promotes accountability.

Prior to changes to the Board committee structure effective April 2019, which are discussed below under the section “Board of Directors and Committees,” the board of directors had four standing committees: the Audit Committee, the Compensation, Nominating and Governance Committee, the Enterprise Risk Committee and the Treasury and Finance Committee. After April 1, 2019, there will be the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Enterprise Risk Committee. Our Board believes these changes will enhance its independent oversight duties and corporate governance. Except as otherwise stated, references to the Board committees in this proxy statement are to the committee structure in place throughout 2018 which included the Audit Committee, the Compensation, Nominating and Governance Committee, the Enterprise Risk Committee and the Treasury and Finance Committee.

Lead Director Responsibilities. In our consideration of combining the role of Chief Executive Officer with that of Chairman of the Board, and our discussions between our directors regarding their views on Board leadership and independent oversight, we have confirmed that a steady, independent Lead Director is important. Our Board believes that, together with an independent Board and independent key committees, an independent Lead Director will provide the leadership necessary to balance the combined Chairman and Chief Executive Officer role and ensure the effectiveness of the Board that our shareholders expect.

Our bylaws and Corporate Governance Principles were amended in June 2018 to re-establish the role of the independent Lead Director of the Board. The Lead Director is appointed by the independent members of the Board when the positions of Chairman of the Board and Chief Executive Officer are held by the same person. A copy of the Corporate Governance Principles is available on our website at www.peoples.com under the heading “Investor Relations—Corporate Governance—Governance Documents.”

Our Board believes that good corporate governance requires having a Lead Director assume a formal board leadership role with strong and clearly-defined duties and responsibilities. In this regard, within the Corporate Governance Principles, the Board has adopted a role statement for the position of Lead Director with the following duties:

•	Serves as lead representative of the non-management members of the Board of Directors.

•	Acts as liaison between non-management Directors and management and provides counsel and advice to the Executive Chairman.

•	Consults with the Executive Chairman and other members of the Board on Board agendas, meeting schedules and information flow.

•	In consultation with the Executive Chairman, coordinates the assessment of Board committee structure, organization and charters and evaluates the need for any changes.

•	Consults with the Executive Chairman to make recommendations to the Nominating and Corporate Governance Committee on Board membership, including Chairs, of the various Board committees.

•	Communicates, as appropriate, with regulators.

•	Coordinates an annual self-evaluation of the Board, with the results to be reviewed by the Nominating and Corporate Governance Committee and the entire Board.

•	Coordinates, along with the Nominating and Corporate Governance Committee, the performance review of, and succession plan for, the Chief Executive Officer.

•	Chairs executive sessions of the non-management Directors, and chairs meetings of the Board of Directors in the absence of the Executive Chairman.

•	Chairs meetings of the Shareholders in the absence of the Executive Chairman.

•	May call meetings of the non-management Directors at such time and place as he or she determines to be appropriate, and chairs all such meetings of the non-management Directors.

•	Assists the Board and management in assuring compliance with People’s United’s governance principles.

•	Recommends to the Board the retention of consultants who directly report to the Board.

•	Performs such other functions as the Board may direct.

Mr. Carter has served as the independent Lead Director of our Board since June 2018. He previously served as non-executive chairman of the Board from 2008 until June 2018. Mr. Carter has developed, during his many years of service to the Company, a unique long-term perspective and insight into our operations, as well as a thorough understanding of our business lines and an expertise in banking. Given this experience, the independent members of the Board find that he is the best choice to serve as the Company’s independent Lead Director.

Board’s Role in Risk Oversight. Given the importance of the Bank’s operations and the possible impact on us of risks associated with Bank activities, we and the Bank have adopted an integrated risk management oversight structure designed to ensure that all significant risks are actively monitored by the board or a board-level committee. All members of our board of directors are also members of the board of directors of the Bank.

Role of the Enterprise Risk Committee. The Enterprise Risk Committee (ERC) of the board has been established to assist the board in fulfilling its responsibility to oversee our enterprise risk management (ERM) framework and associated policies and practices. The ERC has been assigned authority to oversee management’s implementation of our risk management process; to make recommendations to the full board concerning risk appetite; and to assess our corporate strategy in light of our risk appetite. The Enterprise Risk Committee’s role is to oversee and monitor management’s implementation of our risk-management process; management is responsible for establishing and maintaining an effective risk management framework.

The ERC is chaired by an independent director, Janet M. Hansen, who has been designated by the board as a “risk management expert.” In addition, it is comprised of, among other directors, our Lead Director and a member of our Audit Committee (Mr. Carter) and the chairs of other Company and Bank board committees as follows: Nancy McAllister (Compensation, Nominating and Governance Committee) (CNGC), John Dwight (Treasury and Finance Committee), Kevin Bottomley (Trust Committee) and Mark Richards (Loan Review Committee). The Enterprise Risk Committee coordinates its oversight of enterprise risk with the Bank’s Loan Review Committee (which oversees certain aspects of credit and concentration risk); the Treasury and Finance Committee (which oversees aspects of liquidity and interest rate risk); the Bank’s Trust Committee (which oversees fiduciary risk); and the CNGC (which oversees incentive compensation risk). Additional information regarding the involvement of board committees other than the ERC is provided below. Ultimate responsibility for oversight of risk throughout the entire enterprise rests with the ERC.

The primary responsibilities of the ERC include: (i) approving and overseeing our ERM policy; (ii) ongoing monitoring of information demonstrating our administration of established ERM policy; (iii) evaluating the adequacy and effectiveness of our ERM framework; (iv) monitoring the activities of the Chief Risk Officer and the Executive Risk Oversight Committee (EROC), a management-level committee comprised of senior executives including the Chief Executive Officer and Chief Financial Officer; and (v) reviewing information provided by management and the Compensation, Nominating and Governance Committee concerning the integration of risk management and control objectives into management goals and our compensation structure.

The ERC also has responsibility to review management’s assessments concerning specific risks, including: credit risk; price/interest rate risk; liquidity risk; incentive compensation risk; reputation risk; strategic risk; operational risk; compliance and regulatory risk; risk related to mergers and acquisitions (including risks associated with the due diligence process and integration risk); fiduciary risk and technology risk. The ERC will also receive additional updates and progress reports concerning the management of risks that contain elements that, in the opinion of management and/or the Committee, warrant an additional level of management reporting and oversight. The ERC has responsibility for oversight of our operational risks. These include risks arising from fraud, error, or the inability to deliver products or services and manage information. It also monitors risk mitigation processes related to information and physical security, business continuity and compliance.

Our Chief Risk Officer is the head of the Risk Management division and is the individual designated by the board to administer our ERM program. Primary responsibilities of the Chief Risk Officer include: (i) formulation of our risk appetite statement and framework; (ii) establishment of appropriate processes to ensure that deviations from risk appetite triggers and limits are identified, reported to executive management and the Enterprise Risk Committee, and corrective action is taken in a timely manner; (iii) development and implementation of our ERM program framework; (iv) establishment, implementation and administration of certain risk management policies; and (v) ensuring appropriate communication of and training with respect to risk management-related topics. The Chief Risk Officer monitors compliance with the triggers and limits established in the risk appetite statement on an ongoing basis, reporting quarterly to EROC and the Enterprise Risk Committee concerning compliance with these parameters. In the event a risk appetite trigger or limit is breached (even if the breach is subsequently corrected), or it is apparent that the trigger or limit level is being approached, the Chief Risk Officer reports the matter to EROC and the Enterprise Risk Committee at the next scheduled meeting of each group (or sooner, if deemed appropriate by the Chief Risk Officer) and, working with the applicable business unit, develops an action plan to address the matter. The action plan is presented for approval by EROC and the ERC at the next scheduled meeting of the applicable committee.

We maintain policies and procedures for the reporting by employees of risk-related issues, violations or breaches to a senior member of the Risk Management division, and for the escalation of such matters to the Chief Risk Officer. Under our Code of Conduct, any employee who in good faith reports an issue is entitled to protection against retaliation for reporting the issue.

In addition to the ERC’s general risk oversight role, responsibility for detailed oversight of specific types of risks has been delegated to various board committees, as follows:

Internal Control Risk. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the Audit Committee has been assigned responsibility for oversight of risks associated with internal controls, legal risks, compliance with applicable laws and regulations, ensuring the establishment and implementation of codes of conduct and overseeing responses to reports of examination.

Price/Interest Rate/Liquidity Risks. The Treasury and Finance Committee has been charged with overseeing management of our interest rate, liquidity, currency price and similar market risks. In fulfilling its responsibilities, the Committee oversees the implementation of our asset-liability management policies and activities undertaken in connection with such policies. The Treasury and Finance Committee monitors our liquidity positions and liquidity risk management activities, interest rate risk management process and overall interest rate risk profile, the sensitivity of earnings under varying interest rate scenarios and considers the risks associated with potential changes in market interest rates. The Treasury and Finance Committee also monitors economic and interest rate trends with a view toward limiting any potential adverse impact on our earnings.

The Treasury and Finance Committee oversees our investment activities to ensure compliance with both regulatory requirements and applicable policy. It reviews significant financial risk exposures in our investment and derivatives portfolios, and the steps management is taking to monitor and control such exposures. It also monitors management of our treasury functions by the Treasury group, including: management of our securities portfolio; short-term investments and securities purchased under agreements to resell; wholesale borrowings; and in general our overall funds management processes. The Treasury group acts as the centralized funding center for all business segments, which includes managing interest rate risk through the use of derivative financial instruments.

Credit Risk. The Bank’s Loan Review Committee oversees and monitors risk related to the Bank’s lending activities. Among other things, it reviews and approves lending strategies and policies; approves asset quality standards with respect to all lending areas (including standards for loan concentrations); and monitors concentrations of credit by product, industry and geographic area. The Loan Review Committee approves appropriate general underwriting policies with respect to all lending areas, monitors adherence to such policies and approves credit policies. The Loan Review Committee also monitors asset quality trends, reviews classified loans, charge-offs and delinquencies, and approves strategies and policies regarding the acquisition, management and disposition of foreclosed property.

Risks Associated with Compensation Programs. The CNGC has responsibility for oversight of our various compensation programs. As part of its duties, the Compensation, Nominating and Governance Committee is responsible for evaluating whether any of these programs contain features that promote excessive risk-taking by employees, either individually or as a group. In addition, the ERC will review management’s assessment of risks posed by incentive compensation programs.

Communications with the Board

Shareholders who wish to communicate with the board of directors or with individual members of the board may address correspondence to the board or to a director, c/o Corporate Secretary, People’s United Financial, Inc., 850 Main Street, Bridgeport, CT 06604. The Corporate Secretary will review all correspondence addressed to the board or to a director, and will handle each item in accordance with procedures that have been approved by the independent directors.

The policies described in this section do not apply to shareholder proposals made pursuant to Securities and Exchange Commission Rule 14a-8, or to communications relating to those shareholder proposals.

Governance Principles and Related Matters

Corporate Governance Principles. The board of directors has adopted a formal statement of governance principles, as revised in 2018, as a summary of the board’s philosophy and expectations with respect to our corporate governance process. This document and each of the other codes, policies and statements described below are available in the Investor Relations section of our website at www.peoples.com under the heading “Investor Relations—Corporate Governance—Governance Documents.”

Code of Conduct. We have a written Code of Conduct which articulates our philosophy with respect to ethical conduct in the workplace and establishes standards for behavior, including standards with respect to compliance with laws and regulations, actual or potential conflicts of interest, fairness, insider trading, use of People’s United or customer information and public and financial disclosure. This Code of Conduct is applicable to all directors, executive officers and other employees of People’s United. Additionally, we have adopted a Code of Ethics for Senior Financial Officers that supplements the more general Code of Conduct and conforms to the requirements of the Sarbanes-Oxley Act of 2002 and NASDAQ listing standards. We will disclose within four business days any substantive amendments to or waivers from the Code of Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Current Report on Form 8-K. In the case of a waiver of our Code of Conduct for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

Insider Trading Policy. We maintain an Insider Trading Policy that applies to all directors, executive officers and other employees of the Company. The policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct.

Prohibition on Hedging and Pledging. Our Insider Trading Policy prohibits directors, executive officers and other employees from engaging in any hedging activity involving our securities or from pledging our securities as collateral for margin purchases or a loan.

Director Independence. The board has expressed the intent that a substantial majority of board members shall at all times qualify as “independent” under NASDAQ listing standards. The board annually considers the independence of each member of the board, and has determined that all but two of the Company’s twelve directors are independent for purposes of applicable NASDAQ rules.

Director Tenure. The board has not established limits on the number of terms that may be served by a director because it believes our best interests are served when it is represented by individuals who have developed, over time, valuable insight into our operations and businesses. Our board is currently comprised of twelve directors and following the 2018 annual meeting, if the nominees are elected, the board will continue to be comprised of twelve directors, ten of whom are independent. Of those twelve directors, there is a mix of years of service and tenure with the Company between longer-tenured directors, directors who have served for less than nine years and more recently elected directors. In addition, two board committees are chaired by directors who joined the Company since 2013 with Nancy McAllister chairing the Compensation, Nominating and Governance Committee and William F. Cruger, Jr. chairing the Audit Committee. We believe this composition of board tenure and Committee leadership is in the best interests of the Company and shareholders because it balances appropriate levels of experience and knowledge of our businesses, with continuity and stability over business cycles, while also providing for newer perspectives and contributions.

Director Resignation Policy. The board has adopted a policy requiring any candidate for re-election as a director to tender his or her resignation if he or she is not elected by a majority of the votes cast by shareholders in an uncontested election.

Incentive Compensation Clawback Policy. The board has adopted a policy requiring each current and former executive officer to forfeit any erroneously awarded incentive-based compensation received during the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement due to the material non-compliance of the Company with any financial reporting requirement under the federal securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of March 15, 2019 with respect to beneficial ownership of our common stock by any person or group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 who is known by us to be the beneficial owner of more than five percent of the common stock.

Name and Address of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership(1)	Percent of Common Stock Owned(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	35,412,815(3)	9.4%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	43,620,231(4)	11.5%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	41,560,599(5)	11%

(1)	Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, unless otherwise indicated.
(2)	Shares reported as owned as of the date indicated on the Schedule as filed, expressed as a percentage of shares outstanding as of March 15, 2019.
(3)	BlackRock, Inc. reports having sole voting power with respect to 32,099,931 of these shares, and sole dispositive power with respect to all of these shares.
(4)	State Street Corporation reports having shared voting power with respect to 41,703,095 of these shares and shared dispositive power with respect to 43,617,031 of these shares.
(5)

The Vanguard Group, Inc. reports having sole voting power with respect to 471,857 of these shares, shared voting power with respect to 73,482 of these shares, sole dispositive power with respect to 41,078,545 of these shares, and shared dispositive power with respect to 482,054 of these shares.

We do not know of any other person who is the beneficial owner of more than 5% of our common stock as of the specified date.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

Stock Ownership Guidelines. We have adopted guidelines for stock ownership by directors in order to encourage members of the board to increase their ownership of our common stock over time. Under the guidelines, directors with at least five years of board service are expected to own shares of the Company’s common stock with an aggregate value of at least $400,000. The stock ownership of all members of the Board of Directors with at least five years of service was in compliance with applicable guidelines as of December 31, 2018. Ms. Chwick joined the board in September 2017 and has not yet reached five years of board service.

We have also adopted guidelines for stock ownership by our senior executive officers. In general, the Chief Executive Officer is expected to own shares valued at five times his base salary, while the other senior executive officers are expected to own shares valued at three times base salary. Compliance with these guidelines is expected to be achieved within a five-year phase-in period from the date of an executive’s promotion or hire. The stock ownership of all senior executive officers with at least five years of service from their promotion or hire was in compliance with applicable guidelines as of December 31, 2018 aside from Mr. Daukas. Messrs. Berey, Herron and Roberts were promoted to senior executive officers in May 2018 and have not yet reached five years of service in those positions. Ms. Berner joined the Company in September 2018 and has not yet reached five years of service from hire.

Security Ownership of Management

The following table sets forth, as of March 15, 2019, the beneficial ownership of common stock and preferred stock by each director, each nominee for election as a director, each named executive officer (as defined below) who is not also a director, and by all directors and executive officers as a group. Except as indicated in the notes following the table, each person has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

	Common Stock		Series A Preferred Stock
	Amount and Nature of Beneficial Ownership(d)	Percent of Class	Amount and Nature of Beneficial Ownership(e)	Percent of Class
Directors and Nominees
John P. Barnes	2,713,175	0.7%	—	—
Collin P. Baron	243,461	*	—	—
Kevin T. Bottomley	143,020	*	2,000	*
George P. Carter	204,488	*	—	—
Jane Chwick	—	*	—	—
William F. Cruger, Jr.	29,414	*	—	—
John K. Dwight(a)	195,485	*	—	—
Jerry Franklin	93,317	*	—	—
Janet M. Hansen	140,875	*	—	—
Nancy McAllister	32,890	*	8,000	*
Mark W. Richards(a)	196,014	*	8,000	*
Kirk W. Walters(b)	1,158,062	*	40,000	*

Named Executive Officers Who Are Not Directors(c)
Lee C. Powlus	787,967	*	—	—
R. David Rosato	661,538	*	—	—
Jeffrey J. Tengel	669,798	*	—	—
All Directors, Nominees and Executive Officers as a Group (22 persons)	9,124,624	2.4%	58,000	0.6%

*	Denotes beneficial ownership of less than one-half of one percent of the outstanding shares of common stock or preferred stock.
(a)

Does not include additional shares of common stock owned by a non-qualified benefit trust for the benefit of Messrs. Dwight (65,342 shares) and Richards (109,683 shares) with respect to which the named directors have neither investment nor voting authority.

(b)	Common stock total includes shares held in trusts in which Mr. Walters is trustee.
(c)

The named executive officers consist of (1) the Chief Executive Officer (Mr. Barnes) and the Chief Financial Officer (Mr. Rosato), and (2) the three most highly compensated executive officers of the Company (Messrs. Powlus, Tengel and Walters) other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at December 31, 2018. Mr. Walters is listed above because he is also a nominee for director.

(d)

Does not include performance share awards granted in 2018, which are discussed later in this proxy statement under the Compensation Discussion and Analysis section and as listed in the Executive Compensation Tables. Does include performance shares granted in 2016 that vested on March 1, 2019, as discussed in this proxy statement under the Compensation Discussion and Analysis section.

(e)	Applicable percentage ownership of preferred stock is based on 10,000,000 shares of Series A preferred stock outstanding as of March 15, 2019.

Stock ownership totals include shares of common stock that are: subject to forfeiture if certain conditions are not satisfied (Column A); held indirectly through benefit plans (Column B); or subject to acquisition whether upon the exercise of stock options or otherwise within 60 days from March 15, 2019 (Column C), as follows:

	A	B	C
Directors:
John P. Barnes	76,500	8,999	2,200,253
Collin P. Baron	5,168	—	—
Kevin T. Bottomley	5,168	—	—
George P. Carter	5,168	—	—
Jane Chwick	5,168	—	—
William F. Cruger, Jr.	5,168	—	—
John K. Dwight	5,168	—	—
Jerry Franklin	5,168	—	—
Janet M. Hansen	5,168	—	—
Nancy McAllister	5,168	—	—
Mark W. Richards	5,168	—	—
Kirk W. Walters	14,006	10,862	860,761

Named Executive Officers Who Are Not Directors:
Lee C. Powlus	15,225	6,102	683,869
R. David Rosato	15,100	3,990	572,755
Jeffrey J. Tengel	18,436	2,854	541,689
All Directors, Nominees and Executive Officers as a Group (22 persons)	287,463	154,267	6,380,573

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of the common stock with the Securities and Exchange Commission. Based solely on a review of the reporting forms we received, and written representations that no other reports were required, we believe that during 2018 all reports that were required to be filed under Section 16(a) were filed on a timely basis.

PROPOSAL I: ELECTION OF DIRECTORS

Our certificate of incorporation provides for the annual election of directors for one-year terms expiring at the next annual meeting. Our certificate of incorporation provides that there will be between five and fifteen members of the board of directors, as fixed by resolution of the board. The board currently consists of twelve members. The board of directors has resolved that there will be twelve members of the board following the 2019 annual meeting. Therefore, at the annual meeting, twelve directors will be elected to serve for one-year terms. Each incumbent director has been nominated for re-election. Each nominee has consented to being named in this proxy statement and to serve as a director if elected. Directors elected at the annual meeting will serve until their respective successors have been elected and qualified. The persons named in the proxy intend to vote shares under the authority granted by the proxy for the election of all nominees named below. If any of the nominees should be unable to serve, the persons named in the proxy will use their discretion in voting the shares represented by such proxies.

The board of directors recommends that shareholders vote “for” the election of each of the nominees listed below.

Certain information concerning the continuing nominees for election, including ages as of March 1, 2019 and the business experience of each during the past five years, is set forth below. Information regarding each director’s length of service as a director includes such person’s term of service as a director of the Bank, if he or she was elected prior to 2007.

NOMINEES FOR DIRECTOR

John P. Barnes, age 63, was named Chairman of the Board in addition to Chief Executive Officer of People’s United on June 21, 2018 after serving as President and Chief Executive Officer since July 2010. Mr. Barnes previously served as Senior Executive Vice President and Chief Administrative Officer for People’s United following the acquisition of Chittenden Corporation in early 2008. Mr. Barnes served as an Executive Vice President of Chittenden since 1997. He became a member of our board in 2010 and is a member of the Company’s Enterprise Risk and the Treasury and Finance Committees, and a member of the Bank’s Loan Review and Trust Committees. Mr. Barnes also serves as the chairman of The People’s United Community Foundation.

Mr. Barnes has worked in the financial services industry since 1983, when he joined Chittenden after five years with the FDIC in Boston. He became Senior Vice President and Chief Credit Policy Officer of Chittenden in 1988. In 1990 he was named to head the Credit Policy and Administration division. In 2002, he was appointed Executive Vice President in charge of the newly formed Chittenden Services Group, which provided all centralized services for the corporation. Mr. Barnes is a graduate of Northeastern University and received his M.B.A. from the University of Vermont.

The board believes that Mr. Barnes, as our chief executive officer, has a critical role to play as a representative of management on the board. For this reason, the board expects that for as long as Mr. Barnes serves as our chief executive officer, the board will recommend him for election to our board of directors.

Collin P. Baron, age 71, is a member of the law firm of Pullman & Comley, LLC, a full-service law firm with offices in major Connecticut cities and in White Plains, N.Y. He has been affiliated with the firm since 1973. Mr. Baron became a director in 2001. He serves as a member of the Company’s Treasury and Finance Committee and the Bank’s Loan Review and Trust Committees.

A graduate of the University of Virginia and the George Washington University National Law Center, Mr. Baron has more than 40 years of experience in corporate, health care and banking law. He is a member of the Connecticut Health Lawyers Association and American Health Lawyers Association. He is a member of the Banking Law Committee of the American Bar Association. He has also been an active member of the greater Bridgeport business, legal and philanthropic community.

In evaluating Mr. Baron’s qualifications for board service, the board determined that Mr. Baron’s expertise in corporate and banking law, coupled with his past experience as a member of the Bank’s and the Company’s board of directors and thus his familiarity with our operations and our Connecticut market, qualify him to serve on our board and enhance the overall mix of skills among board members.

Kevin T. Bottomley, age 66, served as President and Chief Executive Officer of Danvers Bancorp, Inc., and its principal subsidiary, Danversbank, from 1996 until the merger of Danvers with People’s United in July 2011. Mr. Bottomley became a member of our board on July 1, 2011 when the merger became effective. He is a member of the Enterprise Risk Committee and of the Bank’s Loan Review Committee and chairman of the Bank’s Trust Committee. Mr. Bottomley also serves as chairman of the board of directors of the People’s United Community Foundation of Eastern Massachusetts, Inc.

Mr. Bottomley has extensive experience in the financial services industry. In addition to his executive positions with Danvers, Mr. Bottomley had served as Chairman of the Danvers board of directors since 2003. Prior to joining Danvers, he was the Chief Lending Officer and Executive Vice President at Boston Private Bank & Trust Company. Mr. Bottomley began his career at Bankers Trust in 1976 in the Asia Pacific Division. Subsequently, he joined First National Bank of Boston where he worked in the Reverse Multinational Group and in its London Branch. Mr. Bottomley earned his undergraduate degree from Harvard College in 1974 and his M.B.A. from the University of Virginia in 1976.

Mr. Bottomley’s qualifications to serve on the board include his demonstrated experience in executive leadership, strategic planning and governance of a public company. As a resident of northeastern Massachusetts,

Mr. Bottomley adds geographic diversity to the board, and is a valuable source of insight and knowledge regarding the banking market in this portion of our market area, including the greater Boston region.

George P. Carter, age 82, is the former President of Connecticut Foods, Inc. Mr. Carter was first elected to the board in 1976. He currently serves as our Lead Director and also serves as a member of the Company’s Audit, Compensation, Nominating and Governance and Enterprise Risk Committees, and the Bank’s Loan Review Committee.

Mr. Carter has significant experience as a member of both the board of directors and the audit committee of a financial services company, having served as a member of the Bank’s board of directors since 1976 and as a member of its audit committee since 1981. He became Chairman of the Bank’s audit committee in 1987 and chairman of the Company’s Audit Committee at the time of its formation in 2007. Mr. Carter graduated from Michigan State University with a B.S. in business and has been a business owner since 1969. He is active in community and philanthropic affairs and serves as a member of the board of directors of The People’s United Community Foundation and of Bridgeport Hospital.

In considering Mr. Carter’s contributions to the board and his skills and qualifications for board service, the board noted that, over his more than 40 years of board service, Mr. Carter has developed a level of expertise in banking matters and an in-depth familiarity with People’s United, our various businesses and the Connecticut market that enhance his contributions to the board. The board also cited the benefit to the board’s deliberative process provided by Mr. Carter’s long-term perspective, noting that Mr. Carter has been a member of the board throughout a number of business cycles.

Jane Chwick, age 56, was elected to the Board of Directors of the Bank and the Company on September 21, 2017. Ms. Chwick was a partner at Goldman Sachs where she had a 30-year career in technology, including most recently as the Co-Head of the technology division. As Co-COO, she was responsible for financial business planning and setting the technical strategy and management of an 8,000-person organization within the firm. While at Goldman, Ms. Chwick served on many governance committees, including the firm’s Finance Committee, the firmwide New Activity Committee and the Technology Risk Committee, and she was co-chair of the Technology Division Operating Committee. Ms. Chwick was also the Co-founder and Co-CEO of Trewtec, Inc., providing corporate directors, chief executive officers and chief technology officers with the information they need to improve their oversight of a company’s technology division. She currently serves on a number of boards including ThoughtWorks, Inc. and Essent Group, Ltd. where she is chair of the Technology, Innovation and Operations Committee. She also serves on the board of Voya Financial and MarketAxess where she is the chair of the Technology, Innovation and Operations Committee and the Risk Committee, respectively. In addition, Ms. Chwick is on the Executive Board of Trustees of the Queens College Foundation and until recently served on the board of Girls Who Code. She earned an undergraduate degree in Mathematics from Queens College, and an M.B.A. with a concentration in quantitative analysis from St. John’s University.

Ms. Chwick is a member of the Company’s Enterprise Risk Committee and serves as a member of the Bank’s Trust Committee. The board believes that Ms. Chwick’s extensive technology leadership experience, gained in a global financial services firm, combined with her in-depth knowledge of the New York market and industry insight, bring valuable skills and strategic perspective to the board.

William F. Cruger, Jr., age 60, became a member of the board of directors in September 2014. He was, until August 2013, Vice Chairman of Investment Banking at J.P. Morgan Chase & Co., a leading global financial services firm. His responsibilities included senior client relationship management and transaction leadership with a primary focus on financial institutions, among other sectors. Mr. Cruger was Managing Director, Financial Institutions Group at J.P. Morgan Chase from 1996 until 2011 when he was elevated to the position of Vice Chairman. He also ran the firm’s investment banking practices in Japan from 1991 to 1996, in Latin America from 1989 to 1991, and in Emerging Asia from 1984 to 1988. He began his career at J.P. Morgan Chase in 1982.

Currently Mr. Cruger is a member of the board of MarketAxess Holdings Inc., serving as a member of the Audit Committee and the Chairman of the Nominating and Corporate Governance Committee, and of Virtu

Financial, Inc., serving as Chairman of the Audit Committee. He has also served on the boards of Archipelago, Capital IQ and Credittrade.

Mr. Cruger currently serves as Chairman of the Company’s Audit Committee and a member of the Treasury and Finance Committee. The board believes that Mr. Cruger’s diverse experience in investment banking at a global financial services firm, his extensive knowledge of financial institutions and financial markets (including the New York market), his leadership roles as a director of other financial services firms, and his international business experience bring critical skills and strategic insight to the board.

In the course of his professional career, Mr. Cruger has developed extensive experience in the evaluation of financial statements and has a thorough understanding of generally accepted accounting principles and financial reporting procedures. He currently serves as a member of the audit committee of two public companies. Based on this background and experience, the board has identified Mr. Cruger as an audit committee financial expert.

John K. Dwight, age 74, became a member of the board of directors on January 1, 2008 following completion of the merger of Chittenden Corporation into People’s United. Mr. Dwight had served as a director of Chittenden since 1999. He is the founder and Chairman of Dwight Asset Management Company, a registered investment advisor managing over $60 billion in fixed income assets for insurance companies, stable value funds, and other institutional clients. Mr. Dwight is a former director of Old Mutual Asset Management US Holdings, Inc., a founding member of the Stable Value Investment Association and the Vermont Security Analysts Chapter. In addition, Mr. Dwight is a past trustee of St. Lawrence University and the Shelburne Museum.

Mr. Dwight has more than 20 years’ experience as a director of a publicly-held bank holding company, having served as a director and member of the audit committee of Eastern Bancorp, Inc. (parent of Vermont Federal Bank), a director of Vermont Financial Services Corporation (parent of Vermont National Bank), and a director of Chittenden (parent of multiple banks).

In evaluating Mr. Dwight’s qualifications as a director, the board considered the contribution that his extensive expertise in the area of asset management and his considerable financial acumen has made to his board service. The board determined that he brings to his role as director a strong proficiency in the area of analyzing and evaluating both company financial statements and complex financial instruments, which enhances his service not only as a member of the board but also as a member of its Enterprise Risk Committee and as chair of the Treasury and Finance Committee, and as a member of the Bank’s Trust Committee. The board determined that the diversity of perspective of the board as a whole benefits from Mr. Dwight’s extensive experience with and knowledge of the greater Burlington, Vermont market and community.

Jerry Franklin, age 71, is the President and Chief Executive Officer of Connecticut Public Broadcasting Inc., a position he has held since 1985. Mr. Franklin was elected to the board of directors in 1997 and is a member of the Audit Committee. Mr. Franklin also serves as a member of the Bank’s Loan Review Committee.

Mr. Franklin has spent his entire professional career in the communications field. Following his honorable discharge from the U.S. Air Force in 1970, Mr. Franklin received a B.S. in political science and journalism from Georgia Southern University and a Masters in telecommunications management from Indiana University. Mr. Franklin’s position with Connecticut Public Broadcasting involves overall responsibility for all aspects of that corporation’s business, including its financial condition and performance. Specifically, Mr. Franklin has responsibility for oversight of that company’s financial management, investment policies, and budget.

The board has concluded that it benefits from Mr. Franklin’s guidance as to the Connecticut market and the perspective that he provides by virtue of his professional background and his experience as chief executive officer of a non-profit organization. In addition, the board considered the contributions Mr. Franklin has made to the board by virtue of his experience as a director of the Bank (and a current member of its Loan Review Committee) and later People’s United, as a member of the Company’s Audit Committee and a former member of the Compensation, Nominating and Governance Committee.

Janet M. Hansen, age 76, was employed as Executive Vice President of Aquarion Company, a diversified water management company, from 1995 until her retirement in March 2005. Ms. Hansen served as Aquarion’s Treasurer and Chief Financial Officer from 1992 through 1999. Aquarion was, until its acquisition by Kelda Group, plc in 2000, a publicly-held company listed on the New York Stock Exchange. Ms. Hansen was President and Chief Executive Officer of Aquarion’s principal operating subsidiary, Aquarion Water Company, from 2000 to 2003. She served in a variety of other financial positions during her 29-year career with Aquarion in addition to the positions specifically noted above.

In her various roles at Aquarion, Ms. Hansen had extensive experience with the preparation and evaluation of financial statements. She has a detailed understanding of generally accepted accounting principles, internal controls, and financial reporting procedures. She is also intimately familiar with the role of a public company audit committee, having not only worked closely with Aquarion’s audit committee, but also having served on our Audit Committee and the audit committees of Pennichuck Corporation and Gateway Bank (acquired in 1994 by a subsidiary of a predecessor to Bank of America Corporation). For these reasons, the board has identified Ms. Hansen as an audit committee financial expert. The board has also designated Ms. Hansen as a risk management expert. Ms. Hansen is also active in the Greater Bridgeport community, serving as a member of the audit committee of Bridgeport Hospital.

Ms. Hansen became a member of the board of directors in February 2004. She is Chairwoman of the Enterprise Risk Committee and a member of the Company’s Audit and Treasury and Finance Committees. She also served on the board of directors of Pennichuck Corporation (a publicly-owned holding company for a group of water utilities and related businesses) until its sale in January 2012. Ms. Hansen is a graduate of Salem State College and has an M.B.A. in Finance from the University of Connecticut. She is also a graduate of the Advanced Management Program and the International Senior Management Program at Harvard University.

In determining Ms. Hansen’s qualifications for the position of director, and her contributions to the board’s overall mix of skills and attributes, the board noted that Ms. Hansen’s financial background, her knowledge of our Connecticut market and her past experience as Treasurer and Chief Financial Officer of a publicly-held company and as director and member of the audit committee of Pennichuck Corporation enhance her contribution to the board’s Audit and Treasury and Finance Committees.

Nancy McAllister, age 59, became a member of the board of directors in September 2013. She is the Chairwoman of the Company’s Compensation, Nominating and Governance Committee, and a member of the Enterprise Risk and Treasury and Finance Committees.

Until May 2011, Ms. McAllister was Americas Co-Head, Financial Institutions Group, Investment Banking, at Credit Suisse Securities (USA) LLC, a diversified financial services firm. Her group covered banks, insurance companies, specialty finance, asset management and financial technology institutions. From 1991 to September 2008, Ms. McAllister was employed by Lehman Brothers, Inc., where she held a variety of executive positions, including Managing Director and co-head of the depository institutions and Debt Capital Markets groups. Ms. McAllister began her career as a commercial banker in 1981 at Bankers Trust. She graduated from the University of Virginia with a degree in Economics.

Since November 2012, Ms. McAllister has served as a member of the Board of Trustees of PennyMac Mortgage Investment Trust (PMT), a specialty finance company that invests primarily in residential mortgage loans and mortgage-related assets. She serves as Chair of PMT’s Finance Committee, and is also a member of both PMT’s Compensation and Risk Committees.

In evaluating Ms. McAllister’s qualifications as a director, the board noted that she is a seasoned business executive with 30 years of banking experience including deep knowledge of the capital markets and significant experience in financial services. In addition, Ms. McAllister is a resident of New York and is familiar with the New York market, an area of increasing importance to our business.

Mark W. Richards, age 73, became a member of the board of directors effective January 1, 2008 immediately following completion of the merger of Chittenden into People’s United. Mr. Richards had served as a director of Chittenden from 1999 until its merger with People’s United. He is President of The Richards Group in Brattleboro, Vermont, an independent, full-service insurance and financial services firm specializing in providing risk management, employee benefits and investment advisory services to individuals, families, and businesses primarily in Vermont and New Hampshire. Until 2008, Mr. Richards was also vice president and the majority owner of Lyon Travel Agency, a privately-owned, nationally-recognized provider of travel management services. Mr. Richards is a graduate of Williams College and served as an officer in the U.S. Navy.

Mr. Richards is a member of the Company’s Audit, Enterprise Risk and the Compensation, Nominating and Governance Committees. He also serves as chairman of the Bank’s Loan Review Committee.

The board has determined that by virtue of his background in insurance-related financial services, Mr. Richards provides the board with an important perspective, especially with respect to the Bank’s commercial banking division, which includes an insurance brokerage subsidiary. The board also considered that Mr. Richards has extensive experience in our Vermont market with more than 20 years’ experience as a director of a public company and director of a financial services organization, having formerly served as a director of Vermont Financial Services Corporation (parent of Vermont National Bank) from 1988 to 1999, and Chittenden (parent of multiple banks) from 1999 until Chittenden’s merger into People’s United effective January 1, 2008.

Mr. Richards is a resident of southern Vermont and an active member of the greater Vermont/New Hampshire community. Mr. Richards brings an element of geographic diversity to his service on the board and is able to provide insight and counsel to the entire board with respect to this portion of the Bank’s market area.

Kirk W. Walters, age 63, joined People’s United as an executive officer and member of the board of directors on March 16, 2011. He served as Chief Financial Officer through December 31, 2014 at which time he became a Senior Executive Vice President with responsibility for corporate development and strategic planning. Prior to joining People’s United, Mr. Walters served as Senior Executive Vice President and a member of the board of directors of Santander Holdings USA, Inc., the parent company of Sovereign (now Santander) Bank. He joined Sovereign in February 2008 as Executive Vice President and Chief Financial Officer and served as interim President and Chief Executive Officer from October 2008 until Banco Santander acquired the bank in February 2009.

Prior to joining Sovereign, Mr. Walters was Executive Vice President and Chief Financial Officer of Chittenden Corporation from 1996 to 2008. From 1989 to 1995, he held a series of executive positions at Northeast Federal Corporation in Hartford, Connecticut, including Chairman, President and Chief Executive Officer. From 1984 to 1989, Mr. Walters worked for CalFed, Inc. in a variety of financial positions, including Senior Vice President and Controller. Before joining CalFed, he worked in the corporate finance group at Atlantic Richfield Corp. from 1981 to 1984. Mr. Walters is a member of the Company’s Enterprise Risk Committee and the Bank’s Loan Review and Trust Committees.

Mr. Walters, who holds an undergraduate degree in accounting from the University of Southern California, has worked in the banking industry for more than 35 years, much of it in the Northeast. This experience and his former position as our chief financial officer are significant factors in the board’s evaluation of Mr. Walters’ qualifications for service as a director.

During the past five years, except for Messrs. Barnes and Walters, no director or nominee has had a principal occupation or employment with us or any of our subsidiaries or other affiliates. No director or nominee is related by blood, marriage or adoption to any of our executive officers or any executive officer of our subsidiaries or other affiliates.

With the exception of Messrs. Barnes and Walters, our board has affirmatively determined that each person nominated for reelection as a director at the 2019 annual meeting is “independent” for purposes of the applicable listing standards of The Nasdaq Stock Market, including with respect to committee membership. Our board has determined that each of Messrs. Baron, Bottomley, Carter, Cruger, Dwight, Franklin and Richards, and Ms. Chwick, Hansen and McAllister is “independent” for purposes of Section 10A(m)(3) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”). In making its independence determinations, the board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires). In determining that Mr. Baron is independent, the board considered the fact that Mr. Baron is a principal at a law firm that does business with, and which leases office space from, the Bank, and determined that these relationships do not compromise Mr. Baron’s independence or ability to serve effectively as a director of the Company.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

David Berey, age 58, is Executive Vice President, Chief Credit Officer of People’s United Bank responsible for Credit Risk for Commercial and Industrial lending, Commercial Real Estate Finance, Leasing, Residential and Consumer Lending. Mr. Berey joined People’s United in 1992 as a C&I relationship manager and was promoted in 1995 to Hartford regional manager for C&I lending. In 1999, he was promoted to manage Business Banking and Cash management services. In 2001, he became Senior Vice President; Head of C&I Lending and in 2011 was promoted to his current position. Prior to People’s United, Berey spent two-and-a-half years with First Constitution Bank in New Haven, where he managed a loan production office and a loan workout group. Before joining First Constitution, he was with Bank of Boston CT for over seven years in various commercial lending roles. Mr. Berey earned a B.A. in Economics from Trinity College in Hartford, Connecticut and M.B.A. from the University of New Haven.

Kristy Berner, age 44, is Executive Vice President, General Counsel and Corporate Secretary of People’s United Bank and People’s United Financial, Inc. She joined the Company in 2018 and is responsible for the direction and management of the legal operation and legislative affairs. She began her career at Hodgson Russ, LLP, a New York law firm, advising public and private companies in corporate and securities matters. She has spent more than half of her career as in-house counsel to financial institutions. She spent six years at First Niagara Bank. In her last four years there, she served as General Counsel & Corporate Secretary, guiding it through a number of M&A transactions. Prior to joining People’s United, she was with KeyBank, where she has served as Executive Vice President, Deputy General Counsel and Assistant Secretary. Ms. Berner holds a bachelor’s degree in psychology and political science, an M.B.A. and a law degree, from the State University of New York Buffalo. She is a member of the New York bar.

Galan G. Daukas, age 55, has been Senior Executive Vice President, Wealth Management since December 2013. In this position, Mr. Daukas has responsibility for all aspects of our Wealth Management business, including Private Banking and the People’s Securities, Inc. brokerage business. Prior to joining People’s United, Mr. Daukas was employed by Washington Trust Wealth Management since 2005, serving as Executive Vice President, and responsible for all investment management, trust, financial planning, mutual fund management and insurance units. Mr. Daukas earned his A.B. at Dartmouth College and his Masters degree at Trinity College. He is a Chartered Financial Analyst and a Certified Financial Planner.

Mark Herron, age 60, is Executive Vice President, Chief Marketing Officer at People’s United Bank. He is responsible for the strategic positioning of the Company and overseeing enterprise-wide marketing, digital and social media, customer research, data analytics, our website www.peoples.com and corporate communications. Mr. Herron has over 30 years of experience in marketing positions. He joined People’s United Bank in 2016 from BB&T Corporation, in Winston-Salem, NC where he last served as Executive Vice President, Enterprise Sales Manager. At BB&T, he was chiefly responsible for sales and service processes, marketing analytics and marketing automation. Mr. Herron received a B.S. in Business Administration, Marketing from East Carolina University.

Sara M. Longobardi, age 55, is Senior Executive Vice President, Retail Banking. She is responsible for our branch network and residential and consumer lending areas as well as for ensuring the overall customer experience. From 2004 until April 2014, she served as senior vice president for Customer Relationship Development in the Retail and Business Banking division, where she developed, implemented and managed the strategy to drive the expansion and retention of profitable customer relationships. Ms. Longobardi joined People’s United in 1991. Ms. Longobardi holds a B.S. in Finance from the University of Illinois.

David K. Norton, age 63, has been a Senior Executive Vice President and Chief Human Resources Officer since October 2009 and is responsible for all human resources functions. Prior to joining People’s United, Mr. Norton was a Senior Vice President, Human Resources at The New York Times Co. since 2006. For more than five years prior to that date, Mr. Norton was employed as the Executive Vice President, Human Resources by Starwood Hotels and Resorts. He holds a B.A. in Business Administration from Michigan State University and completed the Advanced Management Program at Northwestern University.

Lee C. Powlus, age 58, has been a Senior Executive Vice President and Chief Administrative Officer since May 2011. He has oversight of Information Technology, Project Management, Information Security, Operations and eBusiness, Business Services and Real Estate Services. Mr. Powlus, who joined People’s United in 2008, previously served as Executive Vice President and Chief Administrative Officer since September 2010. Before joining the Company, he served as Director of Information Technology for Chittenden Corporation. Mr. Powlus received his M.B.A. and bachelor’s degree from the University of Vermont.

Daniel G. Roberts, age 59, is Executive Vice President and Chief Risk Officer of People’s United Bank. He is responsible for overall risk management, including the compliance, loan review and operational risk functions. Most recently, Mr. Roberts was the Chief Auditor at People’s United, the role he held since joining the company in 2012. Prior to joining People’s United, he spent 27 years at Citigroup. There, he held roles as Managing Director and Chief Auditor in multiple division and global roles that included: Global Consumer Businesses, Global Compliance/AML, Global Basel Capital Management, and Global Audit Re-engineering. In addition, Mr. Roberts held domestic and international roles in consumer business management, regulatory compliance, credit loan review, credit, risk management and operational re-engineering. Mr. Roberts is a graduate of Gettysburg College where he received his bachelor of science in Accounting.

R. David Rosato, age 57, is Senior Executive Vice President and Chief Financial Officer (CFO) of People’s United. Mr. Rosato has been CFO of People’s United Bank since April 2014 and CFO of People’s United Financial, Inc. since January 2015. Mr. Rosato joined People’s United in 2007 as Senior Vice President and Treasurer responsible for all treasury functions including interest-rate risk management and modeling, fixed income portfolio management, derivative activities, capital management, as well as wholesale funding and liquidity. Prior to joining People’s United, he was Treasurer at Webster Financial Corp. Mr. Rosato earned both his M.B.A. and a bachelor’s degree in business and economics from The University of Maryland and is a Chartered Financial Analyst.

Jeffrey J. Tengel, age 56, is President of People’s United Financial, Inc. and People’s United Bank. He joined People’s United in February 2010 and served as Senior Executive Vice President, Commercial Banking until he was promoted to President in May 2018. As President, he has responsibility for Commercial Banking, Retail Banking and Wealth Management. Prior to joining People’s United, Mr. Tengel was an Executive Vice President at PNC Financial Services Group since January 2009 and previously at National City Corporation. Mr. Tengel holds a bachelor’s degree from Marquette University and received his M.B.A. from Case Western Reserve University.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

We engage in banking transactions (including loans and other extensions of credit) in the ordinary course of business with various business organizations with which certain of our directors or executive officers are affiliated as officers, partners, members and shareholders. We also extend credit to our directors and executive officers and to members of their immediate families to the extent permitted under applicable laws and regulations. Such transactions are made in the ordinary course of business, are made on substantially the same terms (including interest rates and collateral), as those prevailing at the time for comparable loans with persons not affiliated with us, and do not involve more than the normal risk of collectability or present other unfavorable features.

From time to time, we may engage in transactions other than those described in the preceding paragraph and in which a director, executive officer or family member has or may have a direct or indirect material interest.

We maintain a written related party transaction policy that specifies the standards for review and approval of these types of transactions. The policy requires the affected director or executive officer and the business unit or department leader responsible for a proposed transaction of this type to notify our General Counsel as soon as possible after becoming aware that such a transaction is being proposed. If our General Counsel determines that the proposed transaction is a reportable related party transaction for purposes of the policy, he will bring it to the attention of the Compensation, Nominating and Governance Committee (CNGC) for its review and consideration. The Committee will evaluate the transaction based on all of the relevant facts and circumstances, including: the potential benefits to us, the potential impact on a director’s independence (where applicable), the availability of other sources for comparable products or services, the terms of the proposed transaction and the terms that would be available to unrelated third parties, and whether the proposed transaction would pose an improper conflict of interest for the affected director or executive officer. The CNGC may decide to refer the matter for consideration by the full board. No member of the Committee, or of the board in the case of a referral, may participate in the review or consideration of any transaction in which he or she may have an interest.

In the event a related party transaction has occurred but has not been previously approved in accordance with the policy, the transaction will also be submitted by the CNGC for its review. If the transaction is ongoing, the CNGC will evaluate all available options, including ratification, amendment or termination of the transaction. If the transaction has been completed, the CNGC will determine whether additional action is necessary and will request our General Counsel to investigate the reasons why the transaction was not previously submitted to the Committee for approval.

Our related party transaction policy supplements our other policies such as those designed to ensure compliance with Federal Reserve Regulation O, which governs lending to directors, executive officers and other insiders.

Except as described in the first paragraph of this section, during 2018 we did not engage in any transactions with any person or entity under circumstances where the director, executive officer or family member had a direct or indirect material interest in the transaction.

BOARD OF DIRECTORS AND COMMITTEES

Meetings of the Board of Directors and its Committees

During 2018, our board of directors held 11 meetings. Each director attended more than 75% of the aggregate of (a) the total number of meetings of the board held while he or she was a director and (b) the total number of meetings held by all committees of the board on which he or she served.

The board of directors encourages all directors to attend the annual meeting of shareholders. All twelve of the individuals serving as directors at the time of the 2018 annual meeting of shareholders attended that meeting.

Board of Directors Committees

Board Committee Structure. In March 2019, our Board of Directors made changes to the Board committee structure effective with the April 2019 Board and committee meetings. Prior to the changes being enacted, the board of directors had four standing committees in 2018: the Audit Committee, the Compensation, Nominating and Governance Committee, the Enterprise Risk Committee and the Treasury and Finance Committee. After extensive discussion and a review of a variety of factors including the current regulatory environment, investor preferences, industry benchmark data, and analysis of the corporate governance structures of our peers, the Board made two significant changes. First, the Board disbanded the Treasury and Finance Committee and assigned its oversight of asset-liability management to the Enterprise Risk Committee. Second, the Board separated the Compensation, Nominating and Governance Committee into two Board committees, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board believes these changes will reduce the duplication of oversight efforts and enhance its ability to focus on important compensation and corporate governance matters. The charter of each of the four committees is posted on our website (www.peoples.com) under the heading “Investor Relations—Corporate Governance—Board Committee Structure.”

Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of the Audit Committee is “independent,” as that term is defined in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market. Each member of the Audit Committee also satisfies the more stringent definition of independence required for members of audit committees generally, as set forth in Rule 5605(c)(2)(A) of the listing standards of The Nasdaq Stock Market. The Audit Committee is responsible for monitoring our accounting practices and internal controls, including the supervision of an annual audit of our financial statements by independent registered public accountants.

Our board of directors has adopted a written charter for the Audit Committee, including provisions recognizing the specific audit committee responsibilities imposed by the Sarbanes-Oxley Act of 2002, Securities and Exchange Commission rules implementing that Act, and the listing standards of The Nasdaq Stock Market.

The board of directors determined in 2018 that William F. Cruger, Jr. and Janet M. Hansen each qualifies as an “audit committee financial expert” within the meaning of applicable Securities and Exchange Commission regulations.

Compensation, Nominating and Governance Committee. In 2018, the Board determined that each member of this committee is “independent,” as that term is defined in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market. Each member of the Compensation, Nominating and Governance Committee also satisfies the more stringent standards for members of compensation committees generally, as set forth in Rule 5605(d)(2)(A) of the listing standards of The Nasdaq Stock Market. The CNGC is responsible for making policy decisions concerning our compensation and benefit programs, and conducts periodic performance reviews of our senior and executive officers. The CNGC also recommends nominees for election as directors to the full board of directors. In addition, it assists directors in their responsibilities with respect to establishment and oversight of the corporate governance framework of the Company.

The CNGC engages an independent compensation consultant to assist it in the annual compensation process. The consultant is retained by and reports to the CNGC. The consultant provides expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provides survey data, assists in assembling relevant comparison groups for various purposes, and establishing benchmarks for particular components of core compensation from the survey and comparison group data. The CNGC engaged the firm of Willis Towers Watson to serve as its independent compensation consultant during 2018.

Management may engage one or more consultants to provide additional information, advice, and professional services related to other aspects of the compensation and benefits function. These consultants work primarily with management but may also communicate directly with the CNGC. The consultant engaged to assist the CNGC in the annual compensation process may also be engaged to perform some of these additional services. We paid Willis Towers Watson $11,009 for services other than those relating to executive and director compensation in 2018.

The CNGC has adopted a policy requiring that the terms of engagement of the compensation consultant be set forth in an annual engagement agreement, with such agreement to set forth the scope of work to be undertaken in connection with matters relating to executive compensation. The engagement agreement also requires the compensation consultant to provide periodic reports to the Committee of any work performed by the consultant for us or any of our affiliates, other than work relating to executive compensation. The purpose of this policy is to ensure that the Committee maintains an appropriate level of control over the compensation consultant and its activities on our behalf. Willis Towers Watson’s work on our behalf and on behalf of the Compensation, Nominating and Governance Committee has not raised any conflicts of interest.

The sections below entitled “Director Compensation” and “Compensation Discussion and Analysis” include a description of the CNGC’s processes and procedures for the consideration and determination of director and executive compensation matters, including the roles of the independent compensation consultant and management in those processes and procedures.

Enterprise Risk Committee. The ERC assists the board of directors in its oversight of management’s implementation of our enterprise-wide risk management process, makes recommendations to the board concerning risk tolerance, and assesses our corporate strategy in light of our risk tolerance. More information about the ERC can be found in this proxy under the section titled “Corporate Governance—Board Leadership Structure—Board’s Role in Risk Oversight.”

In 2018, the board of directors determined that chairwoman Janet M. Hansen qualifies as a “risk management expert” within the meaning of applicable regulations.

Treasury and Finance Committee. The Treasury and Finance Committee assists the board of directors in its oversight of our asset-liability management goals and strategy. This Committee has primary oversight and monitoring responsibility of management’s implementation of the Company’s Treasury strategy and policies. In addition, the Committee coordinates its oversight of interest rate and liquidity risk with the ERC.

The following chart provides information about board committee membership in 2018 and the number of meetings that each committee held in 2018.

	Audit	Compensation, Nominating and Governance	Enterprise Risk	Treasury & Finance

John P. Barnes			✓	✓

Collin P. Baron				✓

Kevin T. Bottomley			✓

George P. Carter	✓	✓	✓

Jane Chwick			✓

William F. Cruger, Jr.	Chair			✓

John K. Dwight			✓	Chair

Jerry Franklin	✓

Janet M. Hansen	✓		Chair	✓

Nancy McAllister		Chair	✓	✓

Mark W. Richards	✓	✓	✓

Kirk W. Walters			✓

Number of meetings in 2018	9	10	9	6

In addition to the committees listed above, certain members of our board serve as members of the two committees of the board of directors of the Bank. The Bank’s Loan Review Committee in 2018 consisted of Messrs. Barnes, Baron, Bottomley, Carter, Franklin, Richards (chairman) and Walters; the Bank’s Trust Committee in 2018 consisted of Ms. Chwick and Messrs. Barnes, Bottomley (chairman), Baron, Dwight, Franklin and Walters. The Loan Review Committee met nine times and the Trust Committee met three times in 2018.

Compensation Committee Interlocks and Insider Participation

The Compensation, Nominating and Governance Committee of our board of directors is composed solely of individuals who are neither officers nor employees of People’s United, or any of our direct or indirect subsidiaries. During the fiscal year ended December 31, 2018, there were no interlocks, as defined under the rules and regulations of the Securities and Exchange Commission, between members of the Compensation, Nominating and Governance Committee or our executive officers and entities with which such persons are affiliated.

Director Nominations

Our certificate of incorporation and bylaws provide that nominations of candidates for election as directors may be made only by the board of directors or by a shareholder of record.

Shareholders of record may nominate candidates by following the nomination provisions specified in our certificate of incorporation and our bylaws. Shareholders may submit nominations in writing to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary, between 90 and 120 days in advance of the next annual meeting at which directors will be elected or, if directors are to be elected at a special meeting of shareholders held for that purpose, no later than the close of business on the seventh day following the earlier of (i) the date on which notice of the special meeting was first given to shareholders, or (ii) the date on which a public announcement of that meeting was first made. Each shareholder nomination must contain the information required by our certificate of incorporation and bylaws including: the name and address of the shareholder of record who intends to appear in person or by proxy to make the nomination; the name and address of each person being nominated; a description of all arrangements or understandings between the shareholder submitting the nomination and each nominee and any other person (including the name of such person) concerning the nomination to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and the consent of each prospective nominee to serve as a director if elected.

Role of Compensation, Nominating and Governance Committee. The CNGC identifies possible candidates for board service and is charged with responsibility for evaluating proposed nominations, including those proposed by shareholders. The Committee selects those nominees who will be presented for election by the shareholders, or appointment by the board of directors in the case of vacancies arising between annual meetings.

Identification of Proposed Nominees. Prospective candidates for election to the board of directors can be identified in several ways. First, any current member of the board whose term is expiring and who has indicated his or her willingness to stand for re-election is automatically considered to have been proposed as a possible candidate.

Second, prospective candidates for board service may be identified by members of the Committee through informal recommendations from other members of the board or other parties. The Committee may retain the services of a search firm to assist it in identifying appropriate candidates for board service. Finally, we have in the past, and may in the future, appoint one or more members of the board of an acquired institution to our board.

Evaluation of Proposed Nominees. The Committee has established minimum qualifications for board service which are applied to all potential candidates, including current board members proposed for re-election. The CNGC will not nominate any person for election to the board of directors if, in the opinion of the Committee:

•	actual or apparent conflicts of interest exist that would substantially interfere with the ability of such person to fulfill his or her duties as a director;

•	the person would not, or could not, effectively represent the best interests of the Company and all of its shareholders;

•	board service would be prohibited under any applicable law or regulation, including, but not limited to, federal banking regulations prohibiting interlocking directorships; or

•	the nomination, including any nomination by a shareholder, did not comply with the requirements of Section 5.06 of our certificate of incorporation or our recently amended bylaws.

In addition to the minimum qualifications outlined above, in evaluating proposed nominees, the CNGC will consider the following factors:

•

whether, in the opinion of the Committee, the nominee exhibits personal qualities, including personal and professional integrity, judgment, and collegiality, that will ensure that the nominee will work effectively with the rest of the board in serving the long-term best interests of People’s United and its shareholders;

•

the skills, personal attributes and professional qualifications of the nominee, in light of the total mix of skills, personal attributes and professional qualifications found within the board as a whole;

•	the extent to which the nominee would enhance the diversity of perspective and life experience among members of the board;

•	whether, in the opinion of the Committee, the nominee has demonstrated a commitment to the betterment of the communities that we serve; and

•

whether the nominee would be considered “independent” for purpose of service on the board or any of its committees. Lack of independence will not, by itself, render a candidate unqualified for board service; however, it is the board’s intention that a substantial majority of board members shall at all times qualify as “independent” under the listing standards of The Nasdaq Stock Market and any other applicable laws or regulations.

Within this general framework, the weight given by the CNGC and by each Committee member to any particular factor may differ. For example, the evaluation process for a current board member being considered for re-election will focus on the individual’s personal qualities and skills, as reflected in his or her actual performance as a director. The CNGC evaluation of a candidate proposed to be newly-elected to the board might give greater weight to the individual’s professional qualifications in light of the mix of professional qualifications found within the board as a whole.

The CNGC would expect to follow a somewhat different process for evaluating the qualifications of a candidate who is a current board member proposed for re-election or is proposed for appointment to the board in the context of an acquisition, compared to the process it would follow in the case of a newly-identified candidate. In the case of current board members proposed for re-election, a more in-depth evaluation would have been performed at the time the individual was first proposed for election. Additionally, the CNGC has personal knowledge of the individual’s strengths and weaknesses as a board member, and does not need to solicit information from third parties or conduct interviews.

The evaluation process for directors appointed to the board in the context of an acquisition would also be simpler than the process for evaluating candidates recommended by other board members or shareholders, because we may be contractually obligated to select a candidate from among the members of the board of the entity being acquired. In this instance, the evaluation process consists of reviewing information about the professional and business experience of board members who have expressed an interest in the position. Potential candidates will also meet with the Lead Director of the board and the Chief Executive Officer. The CNGC then makes its selection based on feedback provided by the Lead Director and Chairman and Chief Executive Officer and based on Committee members’ meetings with a candidate, and its evaluation of the candidates’ qualifications and personal qualities, based on the factors outlined above.

The Committee seeks candidates who will bring a diversity of perspective and life experience to their board service, and it does not restrict its definition of diversity to any particular personal attribute, such as race or gender. The Committee has taken this approach because it recognizes that there are a myriad of personal characteristics, including not only race and gender but also attributes such as physical disability, national origin, geographic location, socio-economic background, professional experience, religious affiliation and prior military service that may contribute to an individual’s diversity of perspective. Because the Committee’s definition of diversity is broadly defined, it does not have a policy requiring consideration of any particular personal attribute or attributes in evaluating the qualifications of potential candidates.

DIRECTOR COMPENSATION

Compensation of the board of directors is established by the board, upon recommendation of the Compensation, Nominating and Governance Committee. Directors who are employed by us or any of our affiliates are not entitled to additional compensation for board or committee service. Effective April 19, 2018, our board compensation was revised and those retainer fees are reflected in the table below. The non-employee directors receive compensation according to the following table:

Board, Lead Director and Committee Chairs:	Annual Retainers:
Board Cash Retainer (all members)	$42,000
Annual Equity Compensation (all members)	95,000
Lead Director	165,000
Committee Chairman:
Audit Committee	$17,500
Enterprise Risk Committee	15,000
All Other Committees	10,000

Committee Members:
Audit, CNGC, Enterprise Risk and Loan Review Committees	$14,000
Treasury and Finance Committee	9,000
Trust Committee	5,000

Members of the board of directors of the Bank receive additional compensation for service as members of that board and its committees. Retainer fees for Loan Review and Trust Committees are paid by the Bank; all other fees are paid by the Company. However, no separate compensation is paid to a director of the Bank who attends a board meeting that is held jointly with a board meeting of People’s United and who is compensated for that meeting.

A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. From time to time, Mr. Cruger may perform certain additional services in his capacity as chairman of the Audit Committee without a meeting of the Audit Committee (for example, meetings with representatives of our independent registered public accountants). In such cases, he receives an amount equal to the chairman’s regular Audit Committee meeting attendance fee.

In addition to cash fees, non-employee directors also receive compensation in the form of our common stock under the People’s United Financial, Inc. Directors’ Equity Compensation Plan. Each director who is not an employee is granted an annual award of shares of our common stock based on a target dollar value of $95,000. These grants are made immediately following each annual meeting of shareholders. A person appointed as a director between annual meetings is eligible for a full or partial grant of an annual award at the time of his or her appointment, in the discretion of the CNGC. No stock options may be granted pursuant to the Directors’ Equity Compensation Plan. A total of 92,321 shares remained available for issuance as stock grants pursuant to this Plan as of March 31, 2019. Information about vesting requirements applicable to shares awarded pursuant to this Plan appear in the text following the table headed “Directors’ Equity Compensation Plan” appearing below.

Non-employee directors may also receive compensation in the form of stock awards and stock options under the 2014 Long-Term Incentive Plan, as amended and restated in 2017 (hereinafter the “2014 Long-Term Incentive Plan”) and from time to time thereafter. The board of directors does not intend to make recurring grants under this Plan to members of the board, or otherwise to use this Plan as a routine source of equity compensation for directors. No grants were made to directors in 2018 under this Plan.

Cash dividends payable with respect to shares of common stock issued to directors under the Directors’ Equity Compensation Plan and, when applicable, under the 2014 Long-Term Incentive Plan are paid in the same amount and at the same time as dividends are paid to shareholders generally. Stock dividends, stock splits and similar transactions will have the same effect on shares of stock issued pursuant to the Directors’ Equity Compensation Plan and, when applicable, under the 2014 Long-Term Incentive Plan as on all other outstanding shares of our common stock.

DIRECTOR COMPENSATION TABLE

The following table sets forth information relating to the compensation of our directors during 2018. Amounts shown in the table include compensation paid to the named individuals as directors of the Bank.

Director Compensation(1)

	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Collin P. Baron	$70,000	$94,083	$164,083
Kevin T. Bottomley	85,382	94,083	179,465
George P. Carter	263,000	94,083	357,083
Jane Chwick	61,000	94,083	155,083
William F. Cruger, Jr.	82,500	94,083	176,583
John K. Dwight	80,981	94,083	175,064
Jerry Franklin	75,000	94,083	169,083
Janet M. Hansen	94,000	94,083	188,083
Nancy McAllister	89,000	94,083	183,083
Mark W. Richards	108,459	94,083	202,542

(1)

The columns disclosing option awards, non-equity incentive plan compensation, all other compensation and changes in pension value and nonqualified deferred compensation earnings have been omitted from the table because no director earned any compensation during 2018 of a type required to be disclosed in those columns.

(2)	Includes annual cash retainer, Committee chair retainer (if applicable), per meeting fees and mileage reimbursement for directors (if applicable).
(3)	Reflects grant-date value ($18.21 per share) of 5,168 shares awarded on April 19, 2018, pursuant to the Directors’ Equity Compensation Plan, to each director.

Information about shares awarded under equity compensation plans in 2018 or in prior years that had not vested as of December 31, 2018 is as follows (values determined by reference to the $14.43 closing price of our common stock on December 31, 2018):

Directors’ Equity Compensation Plan

	Unvested Shares Outstanding at Dec. 31, 2018
	Number	Aggregate Value
Each non-employee director	5,168	$74,574

Shares of common stock issued under this plan become vested on the earliest to occur of (a) the first anniversary of the grant date, (b) the date of the annual meeting of shareholders in the year following the grant date, (c) the date a director’s board service terminates due to death or disability, or (d) a change in control of People’s United. These shares are not subject to any post-vesting transfer restriction period. As of March 31, 2019, a total of 51,680 shares issued pursuant to the Directors’ Equity Compensation Plan remained unvested.

No stock or stock option grants were made in 2018 to directors under any other equity compensation plan maintained by the Company. No shares awarded to directors under any other equity compensation plan in prior years remain unvested.

Prior to 2008, Messrs. Dwight and Richards deferred a portion of their director compensation pursuant to a non-qualified deferred compensation plan maintained by Chittenden for the benefit of its directors. We assumed responsibility for this plan in 2008. Account balances for Messrs. Dwight and Richards under this plan are deemed invested in shares of our common stock, and future distributions from the plan will be made to Messrs.

Dwight and Richards in the form of shares of our common stock rather than in cash. For the period from January 1, 2018 through December 31, 2018, the value of Mr. Dwight’s and Mr. Richards’ accounts under this plan decreased by $360,016 and $751,537, respectively. The change in value during the year reflects the effect of scheduled distributions made to each of them from the plan during 2018, changes in the market price of our stock and the effect of the deemed reinvestment of dividends paid on an equivalent number of shares of our stock.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This section includes information about our executive compensation practices, and includes information about compensation paid to our executives by our subsidiaries and affiliates, including our named executive officers (“NEOs”) who appear in the Summary Compensation Table. Our NEOs are:

Named Executive Officer	Title
John P. Barnes	Chairman and Chief Executive Officer

Lee C. Powlus	Senior Executive Vice President and Chief Administrative Officer

R. David Rosato	Senior Executive Vice President and Chief Financial Officer

Jeffrey J. Tengel	President

Kirk W. Walters	Senior Executive Vice President, Corporate Development and Strategic Planning

Executive Summary.

Our compensation program is based on pay for performance principles and designed to reward the named executive officers based on their level of management responsibility, the ability to direct employees toward the achievement of corporate goals and individual contribution and performance. Key features include:

•	Compensation aligned with the interests of shareholders.

•	Both company-wide results and individual performance impact compensation for the executives.

•

The majority of our executives’ compensation mix is variable or “at risk,” with the variable components of compensation linked to our performance against pre-established metrics and share price movement.

•	Our variable compensation plans encourage executives to consider the impact their decisions have on both the short and long-range time horizons.

Two-thousand eighteen was a noteworthy year for the company. We reported operating earnings of $461 million or $1.31 per common share, a year-over-year increase of 26% – the highest in the bank’s 176-year history. The company has taken specific actions to enhance financial performance, such as the recent closing of two successful acquisitions, various investments in organic growth capabilities and maintaining tight control of expenses. The result of these efforts was an increase in our net interest margin, improvement in operating leverage and increases in profitability metrics. Financial highlights for 2018 included:

For the year, the company had strong financial performance. Our executives’ compensation is closely aligned with our performance, and our incentive compensation payouts for 2018 reflected our performance over the past year.

For 2018, direct compensation for our NEOs was comprised of the following elements:

	Base Salary	Short-Term Incentive Plan	Performance Share Units	Stock Options	Restricted Stock

Participants	All Named Executive Officers

Purpose	Provide competitive compensation opportunities to reward, motivate and retain

	Competitive	Pay for Short-Term Performance	Pay for Long-Term Performance

Aligned with Shareholder Interests

Fixed / Variable	Fixed	Variable

Type of Performance	Short-Term		Long-Term

Time Horizon	Ongoing	1 Year	3-Year Performance Period	3 Year Vest 10 Year Life	3 Year Vest

Form	Cash		Equity

Timing of Payment / Grant	Ongoing	In March for prior year	Annually in February

Most recent performance measures	N/A	Combination of EPS and various individual goals	Net Income ROATCE Relative TSR	Share price appreciation

Payout of 2018 Short Term Incentive Plan Awards.

Funding for organization-wide payouts under the Short Term Incentive Plan for 2018 was based on the achievement against a pre-established operating EPS goal of $1.28. With an operating EPS result of $1.31, the incentive payout pool was funded at 105%. After the overall incentive plan funding was determined, each individual executive’s payout was finalized to reflect performance against his or her individual goals. The table below outlines key information on our Short-Term Incentive Plan and the range of incentive payouts for the NEOs.

	2018 STIP Funding Range
Performance Metric for Plan Funding	Level of Achievement	EPS	Funding Payout(1)	Actual Result	Funding	Determining NEO Incentive Payout	Range of NEO Incentive Opportunity	Incentive Payouts as % of NEO Targets
Operating EPS	Maximum Target Threshold	$1.54 $1.28 $1.02	150% 100% 50%	$1.31	105%	1) Plan funding 2) Individual performance against goals	0 - 200%	105 - 115%

(1)	For achievement between threshold and target and target and maximum, funding payout is determined based on linear interpolation.

Payout of 2016 Performance Share Awards.

In 2016, the Company introduced performance share awards. On February 18, 2016, each NEO received a grant of performance shares as part of his or her long-term incentive opportunity under the 2014 Long-Term Incentive Plan. The NEO could earn between 0% and 150% of the performance shares based on the achievement of the performance metrics over the performance time period of January 1, 2016 through December 31, 2018.

On January 17, 2019, the CNGC reviewed the performance against the performance metrics, and approved the funding described below in the table. The funding for performance shares for the 2016-2018 performance period was based on the company’s achievement against pre-established goals for Net Income, Return on Average Tangible Common Equity (ROATCE), and relative Total Shareholder Return (TSR) over the performance period. The performance metrics used were:

•	Net Income: Average annual percentage change in Net Income over performance period, compared to a designated target percentage

•	ROATCE: Average annual return on average tangible common equity over performance period, compared to a designated target percentage

•

TSR: The Company’s total shareholder return (TSR) relative to the TSR for a peer group of financial institutions selected by the Committee prior to or within 90 days following commencement of the performance period, excluding any peer companies that are no longer in existence at the end of the performance period

The table below summarizes these metrics at the minimum, target and maximum levels for the 2016-2018 performance period, as well as the company’s achievement and resulting funding and payout.

	2016-2018 Performance Share Funding Range
Performance Metric for Plan Funding	Level of Achievement	Scale	Funding Payout(1)	Actual Result	Funding	Weighting	Payout Result
Net Income	Maximum Target Threshold	9% 6% 3%	150% 100% 50%	22%	150%	33 1/3%	100%
ROATCE	Maximum Target Threshold	11% 9% 7%	150% 100% 50%	13%	150%	33 1/3%
Relative TSR	Maximum Target Threshold	80th 50th 20th	150% 100% 50%	18% percentile	0%	33 1/3%

(1)	For achievement between threshold and target and target and maximum, funding payout is determined based on linear interpolation.

Each of the NEOs received performance shares under the 2014 Long-Term Incentive Plan, and based on the above results and funding, each Named Executive Officer earned 100% of the shares granted in 2016, which shares vested on March 1, 2019.

See “Committee Actions Affecting 2018 Compensation – Rating Past Performance” for more information regarding 2018 STIP payouts to our NEOs, including individual goals for each executive.

Compensation Overview.

Our compensation program reflects the following principles:

What We Do
Pay for Performance	A majority of each senior executive’s target compensation is at risk. Actual compensation is dependent on company-wide and individual performance.
Balanced Approach	The at-risk portion of our senior executives’ compensation is appropriately balanced to encourage them to consider the impact their decisions have over both short and long-term time horizons.
Stock Ownership Guidelines	We have adopted guidelines for stock ownership by our senior executive officers. See “Stock Ownership Guidelines for Directors and Executive Officers” for more detail.
Clawback Provisions	Our short and long-term incentive plans allow us to recoup incentive compensation paid to an executive if circumstances warrant. We have adopted an incentive clawback policy aligned with proposed SEC regulations.
“Double Trigger” for Change in Control Benefits	Our Change in Control agreements have a “double trigger,” meaning that an executive must experience a qualifying termination event after occurrence of a change in control to receive severance benefits. In addition, there is a “double trigger” provision in our stock plan documents.
Compensation-Related Risk	On an annual basis, the Company’s Chief Risk Officer oversees a risk assessment of the Company’s incentive compensation programs.
Peer Group Review	To ensure that the peer group continues to be a valid reference point for making executive compensation decisions, the Compensation, Nominating and Governance Committee reviews the composition of the peer group annually and makes adjustments as needed. In October 2018, the company reevaluated and updated the CEO peer group for compensation decisions made in 2019.
Independent Consultant	The Compensation, Nominating and Governance Committee retains an independent compensation consultant to provide expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies.
Minimum Vesting Requirements	There is a minimum of at least one-year vesting of all awards with no exceptions other than a Change in Control, death/disability or a 5% carve-out.
Dividend Equivalent Payout/Vesting	The payout of dividends or dividend equivalents is now subject to the same vesting and performance conditions of the underlying award.

What We Don’t Do
Excise Tax Gross-Ups	There are no excise tax gross-ups on change in control benefits.
Employment Agreements	We do not have any employment agreements with any of our senior executives.
Stock Option Practices	We do not grant discounted stock options, and we do not reprice or backdate stock options. Repricing through substitution of awards is specifically prohibited.
Pledging and Hedging	Senior executives are prohibited from engaging in pledging and hedging activities. See “Governance Principles and Related Matters – Prohibition on Hedging and Pledging” for more detail.

Participants in the Compensation Setting Process. The Compensation, Nominating and Governance Committee of our Board of Directors is responsible for overseeing and making recommendations to the independent members of the Board of Directors with respect to the compensation of the named executive officers, including the Chief Executive Officer. As part of these duties, the members of the CNGC perform the following activities:

•	Conduct an annual performance review of the Chief Executive Officer

•	Review the performance of each other named executive officer, in consultation with the Chief Executive Officer

•	Formulate recommendations for approval by the independent members of the Board of Directors of the compensation of all named executive officers, including the Chief Executive Officer

•	Review, oversee and approve the management and implementation of our human resources policies and its principal employee benefit plans

•	Undertake other duties that are related to the human resources function

The CNGC has a formal charter which describes the Committee’s scope of authority and its duties. The CNGC’s charter is available on our website at www.peoples.com under Investor Relations: Corporate Governance, Board Committee Structure:–Compensation, Nominating and Governance Committee.

The CNGC consists of three directors, all of whom are “independent” within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market and also satisfy the standards prescribed by Rule 5605(d)(2)(A) of The Nasdaq Stock Market. The Board of Directors evaluates the independence of CNGC members annually. This evaluation, and the determination that each member of the Committee is independent and satisfies the standards prescribed by Rule 5605(d)(2)(A) of The Nasdaq Stock Market, was most recently made in March 2019.

The executive officers identified in the table below participate in the annual compensation-setting process. Executive participation is meant to provide the CNGC with input regarding our compensation philosophy, process and decisions. In addition to providing factual information such as company-wide performance on relevant measures, executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future awards, and otherwise supply information to assist the CNGC. The table below describes the nature of each executive’s participation in this process.

Chief Executive Officer

•     Regularly participates in the Committee’s compensation-setting process

•     Provides information about individual performance assessments for the other named executive officers

•     Expresses to the Committee his view on the appropriate levels of compensation for the other named executive officers for the ensuing year

•     Makes recommendations, but does not have a vote in the Committee’s decision-making process

•     Does not attend those portions of Committee meetings during which his performance is evaluated (except to present his self-evaluation to the Committee) or his compensation is being determined

Chief Human Resources Officer

•     Attends the Committee meetings to provide insight into the organization’s executive compensation programs and incentive plans

•     Provides updates on the organization’s benefit and retirement programs, as well as other Human Resources policies

Chief Financial Officer	• May participate to a limited extent in connection with the establishment of financially-driven performance goals
Chief Risk Officer	• Participates in at least one meeting annually to discuss the assessment of risk in the design and execution of the compensation programs

Executives participate in CNGC discussions purely in an informational and advisory capacity, but have no vote in the Committee’s decision-making process. No executive participates in the determination of his or her own compensation.

The CNGC retains the services of an independent compensation consultant. During 2018, the CNGC engaged the consulting firm Willis Towers Watson to provide insight into prevalent compensation practices and emerging trends, analyze named executive officers’ compensation arrangements and summarize changes in the regulatory environment. Specifically, the consultant provided the following services:

•	Analyzed the peer group for executive compensation comparisons

•	Conducted benchmarking of the direct compensation of the Chief Executive Officer and other NEOs relative to the peer group

•	Analyzed compensation positioning and made recommendations for the Chief Executive Officer and other NEOs

•	Provided market information on short-term incentive and long-term incentive target ranges

•	Reviewed Board of Directors compensation, and

•	Advised on executive compensation practices, including long-term incentive plan design

Annual Compensation-Setting Process. The principal components of executive compensation packages consist of: base salary; annual cash bonus (also called the Short-Term Incentive Plan (STIP) Bonus); and long-term incentives. We call the combination of these components “direct compensation.” For each named executive officer, a significant percentage of direct compensation is at-risk, meaning it will generally be earned or increase in value when the named executive officer or we are successful in ways that are aligned with and support shareholder interests. At-risk elements of compensation may have no value or may be worth less than the target value if applicable performance goals are not fully attained or the price of the common stock declines or remains flat after the date the at-risk compensation is awarded. At-risk compensation includes all components of direct compensation other than base salary.

The CNGC analyzes the level and relative mix of each element of direct compensation for named executive officers on an annual basis. The Chief Executive Officer also makes recommendations to the Committee relating to compensation to be paid to the named executive officers other than himself. Based on this analysis and (where appropriate) the Chief Executive Officer’s recommendations, the CNGC makes annual recommendations to the independent members of the Board of Directors about each named executive officer’s direct compensation package.

The CNGC seeks to create what it believes is the best mix of the principal components of direct compensation in delivering the named executive officers’ direct compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data. The companies, which are the source of the benchmark data, may be different for the Chief Executive Officer and for the other named executive officers, due to differences in the availability of reliable data for comparable executive positions below the Chief Executive Officer level. As discussed below under the heading “—Committee Actions Affecting 2018 Compensation,” the Committee uses the benchmark data as a primary reference point when setting the Chief Executive Officer’s target compensation, and as a reference point when setting the target compensation for the other named executive officers. Except in unusual circumstances, the committee sets target compensation at levels that are competitive with the benchmark data.

Assembly of the direct compensation package for each named executive officer begins with the establishment of target ranges for the separate elements making up each named executive officer’s direct compensation package. The CNGC establishes these target ranges in consultation with the Chief Executive Officer and the independent compensation consultant. The target range for each element of direct compensation for each named executive officer is around the 50th percentile of the benchmark data. Deviations from the target ranges may be made to account for a particular executive’s experience, complexity of responsibility, value to the organization, and expertise in his or her field of responsibility.

Once the ranges have been established, the CNGC determines the base salary component for each named executive officer, including the Chief Executive Officer. In doing so, the Committee reviews base salary information compiled by the compensation consultant from the sources described above, then formulates a recommendation for the base salary component of each named executive officer’s compensation in relation to that information. The target base salary for the Chief Executive Officer is determined using the percentile target range established for the elements of his direct compensation. The target base salary for each other named executive officer is based on target ranges for each element of direct compensation. The target base salary for each named executive officer may then be adjusted on an individual basis to reflect one or more of the factors noted in the preceding paragraph.

The CNGC follows a similar process for each other element of direct compensation using the target ranges established for the elements of direct compensation.

The target amount of the STIP Bonus award is expressed as a percentage of the executive’s base salary for the ensuing year. The assumed value of stock options for purposes of assembling the compensation package is determined using the Black-Scholes option pricing model, and the assumed value of performance share units and restricted stock grants is the fair value of the common stock, in each case determined as of a date reasonably close to the date the grants are to be made. For 2018, the overall target value of these long-term awards is comprised of 50% performance share awards, 25% stock options and 25% restricted stock awards. The Committee may decide to depart from the target levels established for the STIP Bonus or equity compensation awards, for the same reasons as discussed with respect to base salary.

The annual process of assembling target compensation packages for the named executive officers is forward-looking in nature. Actual performance over the applicable measurement period may exceed or fall short of the targets, and the common stock may be worth more or less in the future compared to valuations used in formulating equity-based awards. This means that when at-risk compensation is actually received by a named executive officer, it may be worth more or less to the executive than was expected at the time the award was initially made. This applies to forms of at-risk compensation paid out in cash or shares, realized from the exercise of stock options, or sale of shares after vesting.

The amount realized by named executive officers from at-risk awards granted in prior years is not taken into account by the Committee in the process of setting target compensation for the current year. The CNGC believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the link between performance and reward would be diluted or eliminated. Named executive officers would have little incentive to improve performance if it meant decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. In addition, the value realized by a named executive officer from equity-based awards granted in prior periods is partially dependent upon when the executive decides to realize that value by exercising options or by selling vested shares. The CNGC does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

The objective of the annual compensation-setting process is to establish the appropriate level and mix of compensation for each named executive officer, in reference to the factors discussed above. The Committee believes that the accounting treatment of any given element of direct compensation, while relevant, is not a fundamental consideration in the compensation-setting process. For the same reasons, the CNGC considers, but does not give undue weight to, the tax treatment of each component of compensation, including the application of Section 162(m) of the Internal Revenue Code (the “Code”), under which annual compensation paid to a named executive officer is not deductible if it exceeds $1 million.

The CNGC understands that the absence of this deduction will increase the effective cost of such compensation. The Committee believes this represents an additional cost of doing business that should be borne by the organization as a result of non-tax decisions regarding the appropriate level and mix of compensation for each named executive officer.

Named executive officers receive a variety of fringe benefits as compensation. Some of these are available to a broad range of employees, while others are limited to senior and executive officers. Fringe benefits for the named executive officers include: medical, dental and vision coverage (shared cost); pre-tax health and dependent care spending accounts; group life insurance coverage; short- and long-term disability insurance coverage; financial planning and tax preparation services; and an automobile allowance and reimbursement of operating expenses. Certain executives who do not reside permanently in the Bridgeport, Connecticut area are provided with local housing at our expense.

Retirement benefits represent an important source of compensation to the named executive officers. As with fringe benefits, some forms of retirement benefits are available to a broad range of employees, while others are limited to senior and executive officers who meet specified eligibility criteria. Retirement benefits are provided through the People’s United Bank, N.A 401(k) Employee Savings Plan (401(k) Plan); the Employee Stock Ownership Plan of People’s United Financial, Inc. (ESOP); and the People’s United Bank, N.A. Non-Qualified Savings and Retirement Plan. The 401(k) Plan and the ESOP are tax-qualified plans available to all qualifying employees. Mr. Barnes and Mr. Powlus are entitled to benefits under the Chittenden Corporation Pension Account Plan. Benefits under this plan were frozen as of December 31, 2005. As set forth below in this proxy statement, the Chittenden Corporation Pension Account Plan was merged into the People’s United Bank, N.A. Employees’ Retirement Plan as of October 1, 2018. Additional information about these plans can be found in the discussion following in this proxy statement in the table headed “Pension Benefits.”

The CNGC reviews fringe benefits and retirement benefits, but does not necessarily consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular named executive officer’s compensation package. Decisions about these components of compensation are made without reference to the named executive officers’ direct compensation packages, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

Decisions about direct compensation are made without reference to other elements of compensation. Fringe benefits and retirement benefits are not specifically tailored for the named executive officers, and are provided under programs that provide similar benefits to non-executive employees.

Linking Company Performance to Incentive Plan Funding. Each year, the CNGC establishes one or more prospective company-wide performance targets for use in making funding determinations that affect payment of STIP Bonuses and performance share awards. Actual performance is evaluated against the target performance measures after the close of the performance period to which the measures apply. The results of that comparison are used to calculate the level of funding available to pay STIP Bonuses and performance shares awarded for the applicable performance period.

For the STIP Bonus, the target performance measures are objective measures that reflect our operating results for the year for which the target is established. The CNGC has historically sought to ensure that attainment of the target performance measure is challenging yet achievable. When establishing a performance target in relation to results of operations, the Committee seeks to establish a target based on operating results derived from sources that are reasonably predictable and stable. Therefore, the Committee often specifies a target operating measure (such as earnings per share, or EPS) that is based on results from continuing operations. After the conclusion of the fiscal year, the Chief Executive Officer may suggest that the Committee consider additional adjustments to the target operational measures which are designed to eliminate the effects of extraordinary or unusual events. Some events for which these kinds of adjustments are made may occur from time to time, but are nevertheless considered to be extraneous to the conduct of normal day-to-day banking business. The Committee is not required to adopt the Chief Executive Officer’s recommendations. For any given year, the CNGC may decide to establish performance measures in addition to or in place of operationally-based measures. For 2018, the Committee established a STIP funding performance target based on EPS. The EPS performance measure established by the Committee differs from EPS as reported under U.S. generally accepted accounting principles (GAAP) because it excludes the effects of certain non-routine items. For 2018, this measure was identical to “operating EPS” as reported by us from time to time during 2018 and in January 2019. With respect to non-GAAP performance measures and targets discussed on the STIP and performance shares in this Compensation Discussion and Analysis, please see the section at page 24 of our 2018 Annual Report on Form 10-K (Non-GAAP Financial Measures and Reconciliation to GAAP) for more information.

For purposes of determining the level of funding available to pay STIP Bonuses, actual performance for the relevant year is compared to the target performance measure(s) without reference to any external factors. If actual performance falls below the targeted level but at or above a minimum threshold level set by the Committee, funding for payment of STIP Bonuses on a reduced basis may be available.

For the performance share awards, the CNGC determines what performance measures are appropriate, the number of performance measures, and the weighting of each of the measures. The target performance measures for the performance share awards are based on our operating results for the three-year performance period, as well as Total Shareholder Return (TSR) relative to our peer group. To establish targets for the performance period, the CNGC considers the budget for the upcoming year as well as the three-year strategic plan. For the 2016-2018 performance period, the CNGC established targets based on the company’s achievement for Net Income, Return on Average Tangible Common Equity (ROATCE), and relative TSR. The CNGC will evaluate the Company’s actual performance at the end of the three-year performance period. Performance below threshold for a given performance measure results in zero payout for that measure; performance above maximum for a given performance measure results in a 150% payout for that measure. If the performance goals for a given measure are achieved at a level that either is between threshold and target, or between target and maximum, the amount of performance shares that will be paid with respect to that measure will be equal to an amount that is linearly interpolated between the applicable payout percentages.

Timing of Equity Grants. Stock option grants, restricted stock grants and performance share grants are effective as of the grant date, and options are priced at fair market value on the date of grant. The grant date is the date the equity awards are approved for issuance by the independent members of the Board of Directors, acting on recommendations made to them by the CNGC. We define “fair market value” as the average of the high and low price of the common stock on the grant date or, if the grant date is not a day when the stock market is open, on the most recent day for which trading data is reported by the market. Equity grants are made to named executive officers during the normal annual compensation-setting cycle and may be made at other times under the circumstances described below.

The CNGC may from time to time recommend to the independent members of the Board of Directors that they approve the payment of special cash compensation or the grant of special equity-based awards to one or more named executive officers in addition to payments and grants approved during the normal annual compensation-setting cycle. The Committee might make such a recommendation if it believes it would be appropriate to reward one or more named executive officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle. On occasion, special payments are contingent on some period of future service by the named executive officer. All equity grants are subject to future vesting contingencies, which may be different than the vesting periods that apply to grants made during the normal annual compensation-setting cycle.

The Committee will generally make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or a new executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

Rating Past Performance; Payout Decisions. The Committee is responsible for reviewing our actual performance against performance targets established in prior periods. The evaluation of performance in relation to those targets is essential to determining the extent to which cash bonuses and performance shares are paid to named executive officers. For more information about these performance targets and how they are used, see “—Linking Company Performance to Incentive Plan Funding” above.

The amount actually paid out to each named executive officer (including the Chief Executive Officer) pursuant to a STIP Bonus award depends on two factors: the extent to which the overall STIP Bonus pool is funded for the year; and the named executive officer’s overall performance rating with respect to his or her individual performance measures and leadership competencies. The Chief Executive Officer evaluates the performance and leadership behaviors of all named executive officers other than himself, and makes recommendations to the CNGC based on those evaluations. The CNGC evaluates the performance and leadership behaviors of the Chief Executive Officer.

As discussed earlier, the CNGC often specifies one or more target performance measures intended to fairly represent the results of continuing operations during the ensuing year. Events may occur during the course of the year which cause management to conclude that one or more of these measures as initially established does not in fact achieve its intended goal. In that case, the Chief Executive Officer may ask the CNGC to exercise discretion in deciding whether or to what degree the applicable performance measure has been attained or exceeded. The CNGC may, but is not required to, exercise that discretion.

The extent to which the overall STIP Bonus pool for all eligible employees (including named executive officers) is funded is determined by our performance measured against the target performance metrics specified by the CNGC. The bonus pool is not funded unless at least a designated minimum percentage (as determined by the CNGC) of the target performance measures are attained for the year. Maximum funding of the bonus pool will occur if actual performance equals or exceeds a designated percentage (as determined by the CNGC) of the target performance measures.

Once the funding level has been determined, the CNGC then decides whether to apply an overall funding adjustment factor. Application of this factor may result in an adjustment to the overall funding pool. The CNGC will consider applying an overall funding adjustment factor when the actual financial performance for the preceding year was extraordinarily different from expected performance, and when the Committee believes that actual performance was not primarily attributable to any particular operating unit or units within the organization.

Each named executive officer is also evaluated on several performance objectives that are set at the beginning of the year, and may be revised during the course of the year to account for unanticipated events. These performance measures relate to the strategic business objectives of the organization for the year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures as well as competencies and overall performance rating is taken into account in determining the amount to be paid out to that executive as a STIP Bonus. No named executive officer can receive a STIP Bonus payout in excess of 200% of the target STIP Bonus amount.

For the performance share awards, the amount actually paid out is dependent on the Company’s actual performance against the pre-established performance targets. If the Company achieves target performance on one of the measures, the result for that measure is 100%. Company performance below threshold for a given performance measure results in a zero payout for that measure, and performance at the threshold results in a 50% payout for the measure. If the Company achieves performance above maximum the result is a 150% payout for the measure. The combined result on all the measures results in an overall funding percentage. To calculate the number of performance shares that vest for each named executive officer, the funding percentage is multiplied by the number of performance shares awarded.

Say on Pay. At the 2018 annual meeting, our shareholders approved the compensation of our named executive officers as presented in the proxy statement for that meeting, with approximately 96% of the votes cast in favor of approval. The Committee will continue to monitor and review our compensation policies in light of evolving corporate governance standards and the results of periodic “say on pay” votes by shareholders. It will consider revisions to compensation policies when, in the CNGC’s judgment, doing so would be consistent with the achievement of long-term success and the enhancement of shareholder value.

Committee Actions Affecting 2018 Compensation.

The CNGC took a variety of actions during 2018 that affected executive compensation for the year. These actions are described in greater detail below under the headings “2018 Direct Compensation;” “Establishing Performance Targets;” and “Rating Past Performance.” Early in 2019, the Compensation, Nominating and Governance Committee evaluated the performance of People’s United against the target performance measures established in early 2018 and took other actions relating to calculation of actual payments for the STIP Bonus based on 2018 performance.

Peer Group Update. The Company reaffirmed the composition of the peer group to be used in 2018 for benchmarking the CEO’s compensation package (the CEO peer group). This same peer group, with certain modifications, was also used as a comparison reference in developing the 2018 compensation packages for other executive officers.

To begin reviewing potential banks for a new peer group, the Committee used the following characteristics:

•	Total assets between $15 billion and $150 billion

•	Similar business model

•	Commercial orientation

The Company evaluated other banks for inclusion into this peer group. From that list, banks were removed from consideration if they had significant insider ownership, or had a unique business model. Using these criteria and objectives, the CNGC reaffirmed the peer group originally established in November 2015 with one exception. At the time it was established, this CEO peer group included FirstMerit. Huntington Bancshares acquired FirstMerit in 2016, and therefore, it is no longer part of the peer group.

2018 Peer Group
Associated Banc-Corp. Citizens Financial Group, Inc.* Comerica Inc. Cullen/Frost Bankers, Inc. East West Bancorp First Horizon National Corp* Huntington Bancshares Inc. KeyCorp	M&T Bank Corp. New York Community Bancorp, Inc.* Signature Bank* Synovus Financial Corp. Umpqua Holdings Corporation Webster Financial Corp. Zions Bancorporation*

*

Not included as a reference point in developing compensation packages for the NEOs other than the CEO and CFO because the peer did not participate in relevant compensation surveys sponsored by the CNGC’s independent compensation consultant.

2018 Direct Compensation. In February 2018, the Committee recommended, and the independent members of the Board of Directors approved, the various components of the annual compensation packages for the Chief Executive Officer and other named executive officers. Additional information regarding base salary, stock options, and restricted stock grants are included in the detailed compensation tables elsewhere in this proxy statement. Information about the STIP Bonus target amounts is included in this discussion.

For 2018, the Committee used the same CEO peer group companies for use in benchmarking the Chief Executive Officer’s compensation package.

The above peer group (the CEO peer group) was modified for use as a comparison reference in developing the compensation packages for the other named executive officers, by excluding the five companies marked with an asterisk in the above list. This modification was done because of the limited amount of data available for comparable non-CEO executive positions in the unmodified peer group. All of the companies in the modified peer group (the NEO peer group) participate in relevant compensation surveys sponsored by the Committee’s independent compensation consultant.

For 2018, the CNGC established the target value of Mr. Barnes’ direct compensation package at approximately $4.847 million, placing him in the 51st percentile for direct compensation paid to chief executive officers of the companies included in the CEO peer group, before taking into account any 2018 increase in compensation payable to such officers. This target was established based on our recent financial performance, Mr. Barnes’ estimated value in the marketplace, and the Committee’s view of the Chief Executive Officer’s critical role in our future success.

The CNGC began the compensation-setting process for the other four named executive officers by referring to internally developed broad guidelines which specify target dollar ranges for executive compensation. These guidelines are based in large part on competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The CNGC initially established the overall level of direct compensation for each of these named executive officers within the guideline ranges after considering our recent performance and the contribution of each named executive officer to those results, the value of each executive’s job in the marketplace, and the criticality of each named executive officer to our future success in attaining our business goals. The CNGC next evaluated these preliminary compensation decisions in comparison to the compensation of executives having comparable responsibilities at companies in the NEO peer group.

The CNGC compared its preliminary compensation decisions for the four named executive officers with the NEO peer group data to ensure that those preliminary decisions did not deviate significantly from market practice.

The target value of the four named executive officers’ direct compensation packages, as established by the Committee for 2018 following the steps outlined above and based on equity valuation assumptions as of a date reasonably close to the Committee’s action, each fell within the second or third quartile for direct compensation paid to executive officers performing similar duties with the companies included in the peer group.

The target value of each named executive officer’s 2018 direct compensation, and the percentage change from the target value of each officer’s 2017 direct compensation is as follows:

	Total Direct Compensation	% change
Mr. Barnes	$4,847,067	6.7%
Mr. Powlus	$1,430,539	4.5%
Mr. Rosato	$1,418,819	4.5%
Mr. Tengel	$1,514,158	4.5%
Mr. Walters	$1,452,763	7.0%

After establishing the target value for the overall direct compensation packages for Mr. Barnes and the other four named executive officers, the Committee made detailed determinations for each element of those packages in order to arrive at the desired overall result for each officer. Detailed information regarding the components of each named executive officer’s 2018 direct compensation package and the percentage change from the target value of each component of 2017 direct compensation packages is as follows:

	Base Salary	% change	STIP Bonus Target	% change	Long-Term Incentive Target	% change
Mr. Barnes	$1,077,126	2.0%	$1,077,126	2.0%	$2,692,815	10.9%
Mr. Powlus	$493,289	4.5%	$394,631	4.5%	$542,618	4.5%
Mr. Rosato	$489,248	4.5%	$391,398	4.5%	$538,173	4.5%
Mr. Tengel	$504,719	4.5%	$403,776	4.5%	$605,663	4.5%
Mr. Walters	$500,953	7.0%	$450,857	7.0%	$500,953	7.0%

STIP Bonus targets were established for each named executive officer as a percentage of his base salary. The actual amount to be paid out to each named executive officer will be determined in part based on our financial performance for the year and in part based on the other factors discussed under the heading “—Rating Past Performance; Payout Decisions.” The amount paid out will not exceed 200% of the target amount. See “Rating Past Performance” below for a discussion of the amounts paid out to the named executive officers pursuant to these awards.

The CNGC established Mr. Barnes’ STIP Bonus target at the amount shown in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation. The Committee established the STIP Bonus target amounts for each other named executive officer at the levels shown in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

To arrive at the desired total target value of each named executive officer’s direct compensation package for 2018, and in light of the levels of base salary and STIP Bonus award already determined, the CNGC established the target value of the long-term incentive portion for each named executive officer in the amounts shown in the table. The target value of the long-term incentive portion of each named executive officer’s compensation package is made up of the target value of the value of stock options using the Black-Scholes option pricing model, and the assumed value of performance share units and restricted stock grants. The overall target value of these long-term awards is 50% performance share units, 25% stock options and 25% restricted stock awards. Option values and assumed performance share unit and restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The target value of the long-term incentive portion of each named executive officer’s compensation package is entirely attributable to equity-based forms of compensation. The CNGC considered this to be an appropriate means of aligning our officers’ compensation with the long-term interests of shareholders.

The CNGC follows a philosophy of emphasizing the at-risk components of direct compensation for executive officers. The following table illustrates the mix of each named executive officer’s target compensation for 2018, with each component expressed as a percentage of the officer’s total direct compensation:

	Base Salary	STIP Bonus Target	Long-Term Incentive Target
Mr. Barnes	22.2%	22.2%	55.6%
Mr. Powlus	34.5%	27.6%	37.9%
Mr. Rosato	34.5%	27.6%	37.9%
Mr. Tengel	33.3%	26.7%	40.0%
Mr. Walters	34.5%	31.0%	34.5%

Based on the target values of the 2018 long-term incentive awards established for each named executive officer, the Committee recommended the award of options to purchase shares of common stock and the award of shares of common stock, subject to vesting restrictions, to the named executive officers as follows:

	Performance Shares	Restricted Shares	Optioned Shares
Mr. Barnes	71,885	35,943	317,549
Mr. Powlus	14,485	7,243	63,988
Mr. Rosato	14,367	7,183	63,464
Mr. Tengel	16,168	8,084	71,423
Mr. Walters	13,373	6,687	59,075

Additional information about these performance shares, restricted shares and options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. Stock options will have no value unless the market value of our common stock is higher than the exercise price of the options. The actual value realized upon the exercise of stock options will depend on the market value of our stock at the time of exercise, and the actual value realized by each named executive officer from performance and restricted shares will depend on the market value of our stock at the time he chooses to sell such shares.

All Committee actions taken with respect to the Chief Executive Officer and the four other named executive officers were presented as recommendations for approval by the independent members of the Board of Directors. The Chief Executive Officer participated in the development of the recommendations for the named executive officers other than himself. He did not vote on the adoption of these recommendations by the CNGC. All of the CNGC’s recommendations regarding the compensation of the Chief Executive Officer and the other named executive officers were approved by the independent members of the Board of Directors in February 2018.

Establishing Performance Targets. In February 2018, the CNGC established the performance targets for purposes of determining actual payouts for the 2018 STIP Bonus. The CNGC specified a performance target equal to budgeted EPS from continuing operations for the year, or $1.28. The EPS measure established by the Committee differs from EPS as reported under U.S generally accepted accounting principles because it excludes the effects of certain non-routine items.

Management advised the CNGC that it considered this target to be challenging in light of uncertainty around economic recovery, and potential fiscal, regulatory and tax law policy changes. The CNGC thus viewed the performance target to be challenging yet achievable goals based on this information.

With respect to performance share awards, which the Company introduced to our compensation program in 2016, the CNGC determined that the funding for performance shares for the 2016-2018 performance period would be based on the company’s achievement against pre-established goals for Net Income, Return on Average Tangible Common Equity (ROATCE), and relative Total Shareholder Return (TSR). Each metric was weighted equally. The CNGC believed that the selection of these three metrics was an appropriate balance between an income metric, a return metric, and a relative metric. After selecting the metrics, the Committee began the process of establishing the performance targets for Net Income and ROATCE. In February 2016, the Committee established the performance targets for Net Income and ROATCE. The target for Net Income over the 2016-2018 period was 6%, and the target for ROATCE was 9%. The target for relative TSR was established at the 50th percentile of the peer group.

Based on their review of the 2016 budget and the Company’s three-year strategic plan, management informed the CNGC that the performance targets were appropriate given various external factors, including continued interest rate, economic, industry and regulatory uncertainty. The CNGC deemed the performance targets to be challenging yet achievable goals based on this information.

Rating Past Performance – 2018 Short Term Incentive Plan Awards. In January 2019, the CNGC evaluated our actual performance during 2018 against the STIP performance target established in February 2018. For 2018, EPS from continuing operations was $1.31 representing approximately 102% of the performance target established by the Committee at the beginning of 2018. Based on these results, management recommended, and the Committee approved, funding for the overall STIP Bonus pool at 105% of target, consistent with the funding metrics approved at the beginning of 2018 without any funding adjustments.

In determining the 2018 STIP Bonus payouts for the other named executive officers, the CNGC considered the Chief Executive Officer’s evaluation of each named executive officer’s performance against the individual set of previously-established key performance measures and leadership competencies for each officer. The types of personal objectives established for each named executive officer depend on their respective areas of responsibility. Objectives for executive officers in charge of a business line are focused on attainment of specified revenue, profitability and cost-containment goals. Objectives for executive officers in charge of staff functions include cost containment measures and also focus on process improvement and business integration goals. The level of accomplishment is weighed across all goals to arrive at an overall rating of performance for incentive compensation purposes. Incentive compensation payout ratios for a named executive officer may range from zero to 200% of the target payout for that officer, depending on the level of funding available for the overall incentive compensation pool (determined solely by reference to the Company’s performance with respect to the pre-established EPS performance measure) and the overall performance rating for the individual officer.

Each of the named executive officers is a member of the management committee and has a broad range of responsibilities, which include providing leadership and collaboration across business lines in order to positively impact the overall results of the Company. In addition to the individual objectives identified below, each is charged with ensuring compliance with all regulatory requirements, including BSA/AML. For 2018, the performance goals for our named executive officers were as follows:

Name	Summary of 2018 Objectives and Results
John P. Barnes

Mr. Barnes leads the strategic direction of People’s United. For 2018, he was responsible for overseeing the Company’s efforts to drive revenue, grow loans and deposits, increase fee revenue, control expenses and improve asset quality.

2018 Results. Under Mr. Barnes’ direction, the Company grew loans and deposits, strengthened fee businesses, implemented various technology enhancements and furthered progress on customer development and penetration initiatives. Company results for the year included:

•        Operating EPS of $1.31 per common share (26% increase)

•        10% increase in total revenues

•        12% increase in net interest income

•        8% increase in total loans

•        9% increase in total deposits

•        30 basis point improvement in efficiency ratio

•        Best in class asset quality

¡  Net loan charge-offs of 0.07%, flat compared to 2017

•        Completed the acquisition of First Connecticut Bancorp, the holding company of Farmington Bank.

•        Acquired Vend Lease Company, a Baltimore, Maryland-based nationwide provider of equipment financing to suppliers and vendors primarily in the hospitality industry.

•        Announced the acquisition of BSB Bancorp, the holding company of Belmont Savings Bank

•        Focused on digitalization for both client facing applications and back-office processes

•        Launched additional Commercial Banking specialties such as Franchise Finance, Technology/Private Equity Finance, and Not-For-Profit Finance

Name	Summary of 2018 Objectives and Results
Lee C. Powlus

Mr. Powlus directs the Administrative Services division with oversight of Information Technology, Project Management, Information Security, Operations and eBusiness, Business Services and Real Estate Services. He was responsible for managing a significant portion of the Company’s total operating expense budget. For 2018, Mr. Powlus’ goals were to maintain stable technology platforms with sufficient scale to meet our growth objectives, control expenses, and execute on a variety of initiatives, projects and product launches.

2018 Results. Mr. Powlus’ strong leadership resulted in improvements in operational efficiencies, continued expense control efforts and various technological upgrades.

•        Operating EPS of $1.31 per common share (26% increase)

•        30 basis point improvement in efficiency ratio

•        Continued to develop infrastructure, analyze current processes, and implement procedural or policy changes to improve operations

•        Re-negotiated major vendor agreements

•        Oversaw various system enhancements and upgrades, including strengthening cyber security

•        Identified, evaluated and executed on opportunities for site consolidations

•        Initiated conversion of Farmington’s core system to People’s United’s core system

•        Successfully integrated Vend Lease Company into LEAF Commercial Capital, Inc.

•        Planned the integration and conversion of BSB Bancorp, the holding company of Belmont Savings Bank

•        Focused on digitalization for both client facing applications and back-office processes

R. David Rosato

Mr. Rosato directs the organization’s overall financial policies, and oversees all financial functions including accounting, investor relations, treasury, tax, budget and corporate finance. For 2018, Mr. Rosato’s goals included achieving the Company’s EPS target, growing revenue, controlling expenses, increasing deposits and completing various projects.

2018 Results. Mr. Rosato’s leadership was critical to the Company’s strong financial results. He remained focused on revenue and deposit growth, as well as expense control, by partnering with the business lines.

•        Operating EPS of $1.31 per common share (26% increase)

•        Successfully completed the acquisition of First Connecticut Bancorp and Vend Lease Company

•        10% increase in total revenues

•        9% increase in total deposits

•        30 basis point improvement in efficiency ratio

•        Enhanced analyst and investor relationships

•        Continued build-out of the stress testing and modeling groups

Name	Summary of 2018 Objectives and Results

Jeffrey J. Tengel

In May 2018, Mr. Tengel was appointed President of People’s United Financial, Inc. As President, Mr. Tengel leads the full complement of business lines at People’s United, with enterprise-level responsibility for Commercial Banking, Retail Banking, and Wealth Management. Previously, Mr. Tengel was responsible for the Commercial Banking division, including Commercial and Industrial lending, Commercial Real Estate Finance and all leasing activities, as well as People’s United Insurance Agency, Inc.

His goals included revenue, fee, loan and deposit growth, expense control and continued asset quality improvement.

2018 Results. Mr. Tengel led Commercial Banking to strong performance in 2018, as exhibited by the following:

•        Operating EPS of $1.31 per common share (26% increase)

•        10% increase in total revenues

•        12% increase in net interest income

•        8% increase in total loans

•        9% increase in total deposits

•        30 basis point improvement in efficiency ratio

•        Best in class asset quality

¡  Net loan charge-offs of 0.07%, flat compared to 2017

•        Successfully integrated First Connecticut Bancorp and Vend Lease Company

•        Announced the acquisition of BSB Bancorp, the holding company of Belmont Savings Bank

•        Focused on digitalization for both client facing applications and back-office processes

•        Launched additional Commercial Banking specialties such as Franchise Finance, Technology/Private Equity Finance, and Not-for-Profit Finance

Kirk W. Walters

Mr. Walters leads the strategic planning effort for the entire organization, and partners with each business line to drive growth and business improvements. He is responsible for identifying and evaluating acquisition and divestiture targets.

2018 Results.

•        Operating EPS of $1.31 per common share (26% increase)

•        Completed the acquisition of First Connecticut Bancorp, the parent company of Farmington Bank.

•        Successfully led the acquisition of Vend Lease Company, a Baltimore, Maryland-based nationwide provider of equipment financing to suppliers and vendors primarily in the hospitality industry.

•        Announced the acquisition of BSB Bancorp, the holding company of Belmont Savings Bank

•        Identified and investigated potential companies for acquisition as well as evaluated other business opportunities to strengthen our operating performance

•        Completed development of three-year company Strategic Plan and developed certain business unit level strategic plans

The CNGC evaluated the performance of each of the named executive officers relative to their respective performance measures. Based on those evaluations, the CNGC determined that each of the named executive officers met or exceeded expectations with respect to their individual goals. The CNGC also considered the leadership behaviors exhibited by each of the named executive officers during the year. As a result of the CNGC’s evaluation and its recommendations to the full Board, the Board authorized STIP Bonus payouts to the named executive officers ranging from 105% to 115% of target within the overall opportunity range of zero to 200%.

Based on each individual’s level of achievement and the level of funding available in the STIP Bonus pool, the Committee recommended, and the independent members of the Board of Directors approved, payouts of STIP Bonuses for each named executive officer, as follows:

	Payout Amount	Payout as Percentage of STIP Bonus Target
Mr. Barnes	$1,238,695	115%
Mr. Powlus	$422,256	107%
Mr. Rosato	$410,968	105%
Mr. Tengel	$444,153	110%
Mr. Walters	$482,417	107%

Additional information about STIP Bonus awards is contained in the table headed “Grant of Plan-Based Awards” below. STIP Bonus payouts for 2018 are included in the column headed “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table below, and in the explanatory text following that table.

Rating Past Performance—2016 Performance Share Payout. The CNGC assessed the Company’s performance from 2016 to 2018 against the performance share metrics established in 2016. The average annual change in Net Income over that period was 22%, which was above the maximum of the performance share funding range. For ROATCE, the average annual return was 13%, which was above the maximum. The Company performed at the 18th percentile of the peer group, which was below the threshold. Based on these results, management recommended, and the CNGC approved funding for the performance shares granted in 2016 at 100%. The payout of the performance shares is calculated by multiplying the funding level or percentage by the number of performance shares awarded in 2016. Each of the named executive officers received performance shares under the 2014 Long-Term Incentive Plan, and based on the funding, each earned 100% of the shares granted in 2016, as follows, which shares vested on March 1, 2019.

	Performance Shares Awarded in 2016	Payout Percentage	Number of Performance Shares Vested
Mr. Barnes	73,755	100%	73,755
Mr. Powlus	17,692	100%	17,692
Mr. Rosato	17,719	100%	17,719
Mr. Tengel	19,941	100%	19,941
Mr. Walters	16,108	100%	16,108

Other Board and Committee Actions.

Peer Group Update for 2019. In October 2018, the Company updated the composition of the CEO peer group to be used in 2019 for benchmarking the CEO’s compensation package. This same peer group, with certain modifications, will also be used as a comparison reference in developing the 2019 compensation packages for other executive officers.

•	Banks headquartered in the United States

•	Total assets between $20 billion and $175 billion

•	Banks that were dissimilar from People’s United were then removed from consideration

From that list, banks were removed from consideration if they were too large or small, had significant insider ownership, had different business models, or operated in unique geographies. Using these criteria and objectives, in October 2018, the Committee approved the following changes to the CEO peer group to be used in 2019:

2018 Peer Group	Additions	2019 Peer Group

Associated Banc-Corp.

Citizens Financial Group, Inc.

Comerica Inc.

Cullen/Frost Bankers, Inc.

East West Bancorp

First Horizon National Corp

Huntington Bancshares Inc.

KeyCorp

M&T Bank Corp.

New York Community Bancorp, Inc.

Signature Bank

Synovus Financial Corp.

Umpqua Holdings Corporation

Webster Financial Corp.

Zions Bancorporation

BankUnited, Inc. F. N. B . Corporation Sterling Bancorp Valley National Bancorp

Associated Banc-Corp.

BankUnited, Inc.

Citizens Financial Group, Inc.

Comerica Inc.

First Horizon National Corp

F. N. B. Corporation

Huntington Bancshares Inc.

KeyCorp

M&T Bank Corp.

New York Community Bancorp, Inc.

Signature Bank

Sterling Bancorp

Valley National Bancorp

Webster Financial Corp.

Zions Bancorporation

Subtractions
Cullen/Frost Bankers, Inc. East West Bancorp Synovus Financial Corp. Umpqua Holdings Corporation

COMPENSATION COMMITTEE REPORT

The Compensation, Nominating and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K with management. Based upon such review and discussion, the Compensation, Nominating and Governance Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation, Nominating and Governance Committee

Nancy McAllister, Chairwoman

George P. Carter

Mark W. Richards

REVIEW OF COMPENSATION-RELATED RISK

We have considered the extent to which our compensation policies and practices influence the behaviors of our executives and other employees with respect to taking business risks that could affect us. We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on us, either individually or in the aggregate. Executive management, including our Chief Risk Officer, conducts an annual risk assessment of these policies and practices and will advise the Compensation, Nominating and Governance Committee of their findings and recommendations (if any) for changes to these policies and practices.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth a summary for the last fiscal year of the cash and non-cash compensation paid or awarded to our principal executive officer and principal financial officer, and our three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the 2018 fiscal year (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John P. Barnes	2018	$1,073,471	$—	$2,123,356	$733,538	$1,238,695	$30,371	$500,854	$5,700,284
Chief Executive Officer	2017	1,052,422	—	1,830,395	619,722	1,267,207	86,747	268,088	5,124,582
	2016	1,031,787	—	1,663,875	550,237	1,138,830	47,467	226,258	4,658,454

Lee C. Powlus	2018	$489,613	$—	$432,381	$147,835	$422,256	$10,483	$209,486	$1,712,054
Sr. Executive Vice President	2017	469,667	—	395,846	132,490	434,283	31,388	233,671	1,697,345
(Chief Administrative Officer)	2016	456,743	—	402,310	131,987	403,302	17,284	213,553	1,625,179

R. David Rosato	2018	$485,602	$—	$428,885	$146,602	$410,968	$4,574	$98,420	$1,575,050
Sr. Executive Vice President	2017	466,591	—	392,668	131,405	423,235	14,408	76,712	1,505,018
(Chief Financial Officer)	2016	457,442	—	402,911	132,189	385,560	7,334	75,030	1,460,465

Jeffrey J. Tengel	2018	$500,958	$—	$481,951	$164,987	$444,153	$2,323	$78,812	$1,673,184
President	2017	481,346	—	441,174	147,882	444,346	7,460	75,228	1,597,436
	2016	471,907	—	452,911	148,766	416,693	3,800	74,449	1,568,527

Kirk W. Walters	2018	$495,280	$—	$399,622	$136,463	$482,417	$3,021	$159,358	$1,676,162
Sr. Executive Vice President	2017	466,591	—	357,496	119,457	505,634	9,649	138,037	1,596,865
(Corporate Development and Strategic Planning)	2016	457,442	—	366,667	120,171	433,755	5,093	115,053	1,498,180

Amounts shown in the “Stock Awards” column reflect the aggregate grant date fair value of the awards for 2018, 2017 and 2016, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”) Topic 718 without taking into account estimated forfeitures. Stock awards are generally valued at the average of the high and low stock price on the grant date. The value attributed to stock allocated pursuant to the Employee Stock Ownership Plan, which we call the ESOP, is based on the closing price of our common stock on the date the allocation was made. The assumptions made when calculating the amounts are found in Note 18 (Stock-Based Compensation Plans) to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018. The terms of the 2018 stock awards are summarized under “Compensation Discussion and Analysis—Compensation Program Changes for 2018” above. With respect to the performance shares granted in 2018, the number of shares to be issued upon vesting will range from 50% to 150% of the target award amount (or zero for performance below threshold) based on the Company’s performance over a three-year performance period compared to target performance on three performance measures: (i) average annual percentage change in the Company’s net income (Net Income), (ii) annual return on average tangible common equity (ROATCE), and (iii) the Company’s relative total shareholder return compared to our peer group’s total shareholder return (TSR), each weighted one-third (33 1⁄3%). The grant date value of the performance shares was computed in accordance with FASB ASC Topic 718 based on the probable outcome of the three performance measures as of the grant date. Assuming the highest level of performance is achieved over the performance period, the grant date fair value of the Net Income and ROATCE weighted awards would be: Mr. Barnes—$1,409,425; Mr. Powlus—$284,002; Mr. Rosato—$281,689; Mr. Tengel—$317,000; Mr. Walters—$262,200. As the shares that vest according to TSR are subject to market conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the fair values as presented in the table. For more information on stock awards made to the named executive officers during 2018, see the table in this section entitled “Grants of Plan-Based Awards.”

Amounts shown in the “Option Awards” column reflect the aggregate grant date fair value of the awards for 2018, 2017 and 2016, computed in accordance with the Financial Accounting Standards Board’s Accounting

Standards Codification FASB ASC Topic 718 without taking into account estimated forfeitures. The assumptions made when calculating the amounts are also found in Note 18 (Stock-Based Compensation Plans) to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018. The terms of the 2018 option awards are summarized under “Compensation Discussion and Analysis—Compensation Program Changes for 2018” above. All options granted were granted pursuant to the 2014 Long-Term Incentive Plan.

Option Grant Date	Option Value	Black-Scholes Assumptions
		Exercise Price	Dividend Yield	Expected Volatility Rate	Risk- free Interest Rate	Expected Term (Years)
February 15, 2018	$2.31	$19.71	3.50%	18.48%	2.64%	4.23

The exercise price shown in the above table is equal to the fair value of the underlying stock on the grant date. For more information on option grants made to the named executive officers during 2018, see the table entitled “Grants of Plan-Based Awards.”

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2018 reflect short-term incentive bonus payments made to the named executive officers in 2019 with respect to performance in 2018.

Amounts shown in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” are for the twelve months ended December 31, 2018 which is the pension plan measurement date we use for financial reporting purposes. Details of these amounts are as follows:

	Change in Pension Value(a)	Nonqualified Deferred Compensation Earnings(b)
John P. Barnes	$6,100	$24,271
Lee C. Powlus	$1,400	$9,083
R. David Rosato	$—	$4,574
Jeffrey J. Tengel	$—	$2,323
Kirk W. Walters	$—	$3,021

(a)	Messrs. Rosato, Tengel and Walters do not participate in any of our defined benefit plans.
(b)

Represents above-market earnings on compensation deferred by the named executive officer under the Non-Qualified Savings and Retirement Plan and, in the case of Messrs. Barnes and Powlus, previously deferred under the Chittenden Corporation Supplemental Executive Savings Plan. Information about how these earnings are calculated is shown in the table headed “Non-Qualified Deferred Compensation” and accompanying text.

Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits consist of: a company-supplied automobile or automobile allowance; tax preparation and financial planning services; personal use of gasoline credit card; for Mr. Powlus, the cost of providing local housing in the Bridgeport area; and for Messrs. Barnes, Powlus and Walters, the use of a company-owned airplane (and related ground transportation) to the extent such use was not considered under applicable regulations to be integrally and directly related to the performance of his duties ($314,583, $77,398 and $56,154 respectively).

Direct flights between Bridgeport, Connecticut and Burlington, Vermont (or nearby airports if necessary due to weather conditions or other considerations) were taken into account in determining the value attributed to the use of the company-owned airplane. Certain flights between Burlington, Vermont and other destinations were also considered where the principal purpose associated with the flight was not business related. The per-flight cost of each trip on which Mr. Barnes, Mr. Powlus or Mr. Walters was a passenger was divided by the number of our employees on the same flight for purposes of determining the amount attributable to each of them for such trips. Fixed costs such as the monthly third-party management fee associated with the airplane were excluded in making this calculation.

Additional items shown as “All Other Compensation” for 2018 include: employer matching contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Barnes, $93,627; Mr. Powlus, $36,956; Mr. Rosato, $36,353; Mr. Tengel, $20,038; and Mr. Walters, $40,037); employer retirement contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Barnes, $70,220; Mr. Powlus, $27,717; Mr. Rosato, $27,265; Mr. Tengel, $28,359; and Mr. Walters, $30,027); life insurance premiums ($551 for each named executive officer); the employer-paid portion of medical and/or dental insurance premiums ($14,640 for Mr. Barnes; $14,397 for Powlus; $17,455 for Mr. Rosato; $13,456 for Mr. Tengel; and $11,798 for Mr. Walters); and for Mr. Powlus, tax gross-up payments of $13,398 with respect to the local housing expenses paid on his behalf.

The employer retirement credits made to the Non-Qualified Savings and Retirement Plan were made in 2019 with respect to services rendered during 2018 and, accordingly, are reflected in the table entitled “Non-Qualified Deferred Compensation” appearing elsewhere in this section.

Grant of Plan-Based Awards in 2018. The following table sets forth information concerning grants of plan-based awards made in 2018 to the named executive officers under the Short-Term Incentive Plan, the 2014 Long-Term Incentive Plan as amended and restated in 2017, and the Employee Stock Ownership Plan.

								All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John P. Barnes	Jan. 29, 2018(4)							286			$19.76	$5,650
	Feb. 15, 2018(5)	$538,563	$1,077,126	$2,154,252
	Feb. 15, 2018(6)				11,981	71,885	107,828					1,409,377
	Feb. 15, 2018(6)							35,943			19.74	733,538
	Feb. 15, 2018(6)								317,549	$19.71	19.74	708,329
Lee C. Powlus	Jan. 29, 2018(4)							286			$19.76	$5,650
	Feb. 15, 2018(5)	$197,316	$394,631	$789,263
	Feb. 15, 2018(6)				2,414	14,485	21,728					283,993
	Feb. 15, 2018(6)							7,243			19.74	142,738
	Feb. 15, 2018(6)								63,988	$19.71	19.74	147,835
R. David Rosato	Jan. 29, 2018(4)							286			$19.76	$5,650
	Feb. 15, 2018(5)	$195,699	$391,398	$782,797
	Feb. 15, 2018(6)				2,395	14,367	21,551					281,679
	Feb. 15, 2018(6)							7,183			19.74	141,555
	Feb. 15, 2018(6)								63,464	$19.71	19.74	146,602
Jeffrey J. Tengel	Jan. 29, 2018(4)							286			$19.76	$5,650
	Feb. 15, 2018(5)	$201,888	$403,776	$807,551
	Feb. 15, 2018(6)				2,695	16,168	24,252					316,990
	Feb. 15, 2018(6)							8,084			19.74	159,311
	Feb. 15, 2018(6)								71,423	$19.71	19.74	164,987
Kirk W. Walters	Jan. 29, 2018(4)							286			$19.76	$5,650
	Feb. 15, 2018(5)	$225,429	$450,857	$901,714
	Feb. 15, 2018(6)				2,229	13,373	20,060					262,191
	Feb. 15, 2018(6)							6,687			19.74	131,781
	Feb. 15, 2018(6)								59,075	$19.71	19.74	136,463

(1)

For equity grants other than those made pursuant to the ESOP, this is the date grants were approved by the independent members of the board of directors. Share allocations made pursuant to the ESOP are made as soon as administratively practicable following the date shares are released by the ESOP trustee from the ESOP’s loan repayment account in accordance with the terms of the plan.

(2)

The threshold payment for a STIP Bonus (Non-Equity Incentive Plan Awards) is shown as 50% of the target amount. Zero payouts are also possible. The maximum payout with respect to a STIP Bonus award is 200% of the target amount. The threshold for an award of performance shares (Equity Incentive Plan Awards) assumes that threshold performance is achieved with respect to one of the three performance metrics and performance is below threshold with respect to the other two performance metrics. Zero payouts are also possible. The maximum payout with respect to a performance share award is 150% of the target amount. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, these awards are the number of performance shares that a named executive officer may earn for the three-year performance period starting January 1, 2018 and ending on December 31, 2020 based on the performance measures described in that section.

(3)

Exercise price is equal to “fair market value” which we define as the average of the high and low stock price on the grant date. This will usually differ from the closing price on the grant date. The fair value of shares allocated to each executive pursuant to the ESOP is based on the closing price on the date the allocation is made.

(4)	Allocated pursuant to ESOP.
(5)	STIP Bonus award for 2018, payable in 2019.
(6)	All awards made pursuant to 2014 Long-Term Incentive Plan.

All stock and option awards, and performance share awards shown in this table were made pursuant to the 2014 Long-Term Incentive Plan (as amended and restated in 2017) and the ESOP, as noted. We define “fair market value” as the average of the high and low trading price of the common stock on The Nasdaq Stock Market on the date of grant or, if no trades take place on that date, the most recent day for which trading data is available.

Cash dividends paid with respect to grants of shares of restricted stock made prior to 2017 are paid to the grantee at the same time as dividends are paid on all other shares of our common stock, regardless of whether awards have vested. Cash dividends with respect to grants of shares of restricted stock made in 2017 or later accrue after the date of grant and during the vesting period will be credited to the grantee at the same time as dividends are paid on all other shares of our common stock, and will vest and be paid to the grantee at the end of the vesting period. Cash dividends paid with respect to shares of stock allocated to the participant’s account in the ESOP, whether or not vested, may be paid to the participant at the same time as dividends are paid on all other shares of our common stock or may be reinvested in additional shares of common stock, at the participant’s election. Cash dividends with respect to performance shares that accrue after the date of grant and during the performance period will be credited to the grantee at the same time as dividends are paid on all other shares of our common stock, and will vest and be paid to the grantee at the end of the performance period based on the number of performance shares earned.

Stock and option awards, and performance share awards made to the named executive officers in 2018 will vest as described below:

Source of Grant (Plan Name)	Grant Date(s)	Vesting Schedule
2014 Long-Term Incentive Plan	Feb. 15, 2018	Stock and option awards: 33 1/3% on Mar. 1 following each of the first three anniversaries of the grant date, subject to continued employment on the applicable vesting date
	Feb. 15, 2018	Performance share awards: 100% on Mar. 1 following the third anniversary of the grant date subject to continued employment on the applicable vesting date and achievement of the relevant performance metrics

For a description of the vesting of stock, option and performance share awards in the event of certain terminations or upon a change in control, see “—Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plan” below. A participant in the ESOP becomes fully vested once he or she has completed five years of credited service, as defined in the plan. All of the named executive officers are fully vested in shares allocated to their accounts under this plan.

For purposes of this table, the grant date fair value of stock awards is generally equal to the number of shares awarded multiplied by the fair value of the shares as determined pursuant to the applicable plan. For stock allocated pursuant to the ESOP, the fair value is assumed to be equal to the closing price of the common stock on the date the shares were allocated to participants’ accounts. The grant date fair value of options is determined using the Black-Scholes option pricing model with the assumptions set forth in the text following the Summary Compensation Table for the specified grant date. The grant date value of the performance shares was computed in accordance with FASB ASC Topic 718 using the assumptions discussed in Note 18 of our 2018 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal 2018 Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John P. Barnes	32,674	—	$16.58	Jan. 22, 2019	12,293(a)	$177,388	86,232(e)	$1,244,328
	32,461	—	15.80	Jan. 28, 2020	21,558(b)	311,082	95,487(f)	1,383,072
	85,028	—	13.05	Sep. 16, 2020	35,943(c)	518,657
	108,591	—	13.42	Feb. 17, 2021	86,048(d)	1,241,673
	106,006	—	12.94	Feb. 21, 2023
	474,684	—	13.90	Feb. 20, 2024
	625,685	—	14.85	Feb. 19, 2025
	275,808	137,904(a)	14.57	Feb. 18, 2026
	104,330	208,661(b)	19.17	Feb. 16, 2027
	—	317,549(c)	19.71	Feb. 15, 2028
Lee C. Powlus	8,966	—	$16.58	Jan. 22, 2019	2,949(a)	$42,554	18,435(e)	$266,017
	8,821	—	15.80	Jan. 28, 2020	4,609(b)	66,508	19,313(f)	278,687
	9,792	—	13.05	Sep. 16, 2020	7,243(c)	104,516
	29,537	—	13.42	Feb. 17, 2021	20,641(d)	297,850
	7,253	—	13.55	Jul. 21, 2021
	26,442	—	12.65	Feb. 16, 2022
	101,344	—	12.94	Feb. 21, 2023
	154,095	—	13.90	Feb. 20, 2024
	169,261	—	14.85	Feb. 19, 2025
	66,158	33,080(a)	14.57	Feb. 18, 2026
	22,304	44,610(b)	19.17	Feb. 16, 2027
	—	63,988(c)	19.71	Feb. 15, 2028
R. David Rosato	8,565	—	$16.58	Jan. 22, 2019	2,953(a)	$42,612	18,284(e)	$263,838
	39,250	—	15.62	Jul. 16, 2019	4,572(b)	65,974	19,156(f)	276,421
	8,427	—	15.80	Jan. 28, 2020	7,183(c)	103,651
	12,432	—	13.42	Feb. 17, 2021	20,673(d)	298,311
	15,209	—	12.65	Feb. 16, 2022
	29,218	—	12.94	Feb. 21, 2023
	43,359	—	13.90	Feb. 20, 2024
	80,157	—	14.12	May 15, 2024
	169,521	—	14.85	Feb. 19, 2025
	66,260	33,130(a)	14.57	Feb. 18, 2026
	22,122	44,244(b)	19.17	Feb. 16, 2027
	—	63,464(c)	19.71	Feb. 15, 2028
Jeffrey J. Tengel	32,012	—	$15.56	Mar. 8, 2020	3,324(a)	$47,965	20,577(e)	$296,926
	58,677	—	13.42	Feb. 17, 2021	5,144(b)	74,228	21,577(f)	311,068
	61,075	—	12.65	Feb. 16, 2022	8,084(c)	116,652
	190,780	—	14.85	Feb. 19, 2025	23,265(d)	335,714
	74,569	37,285(a)	14.57	Feb. 18, 2026
	24,896	49,792(b)	19.17	Feb. 16, 2027
	—	71,523(c)	19.71	Feb. 15, 2028
Kirk W. Walters	50,000	—	$12.30	Mar. 17, 2021	2,685(a)	$38,745	16,623(e)	$239,870
	86,433	—	12.65	Feb. 16, 2022	4,165(b)	59,971	17,831(f)	259,301
	165,637	—	12.94	Feb. 21, 2023	6,687(c)	96,493
	245,799	—	13.90	Feb. 20, 2024	18,973(d)	271,183
	154,110	—	14.85	Feb. 19, 2025
	60,236	30,118(a)	14.57	Feb. 18, 2026
	20,110	40,222(b)	19.17	Feb. 16, 2027
	—	59,075(c)	19.71	Feb. 15, 2028

Vesting schedules for the footnoted items in the table above are as follows:

(a)	100% on Mar. 1, 2019

(b)	50% on Mar. 1, 2019; 50% on Mar. 1, 2020
(c)	One-third on Mar. 1, 2019; one-third on Mar. 1, 2020; one-third on Mar. 1, 2021
(d)

Vested on Mar. 1, 2019 according to the funding level achieved based on the performance measures during the three-year performance period starting January 1, 2016 and ending December 31, 2018, as disclosed in the section Compensation Discussion and Analysis—Payout of 2016 Performance Share Awards in this proxy statement.

(e)	100% on Mar. 1, 2020 subject to the performance measures during the three-year performance period starting January 1, 2017 and ending December 31, 2019
(f)	100% on Mar. 1, 2021 subject to the performance measures during the three-year performance period starting January 1, 2018 and ending December 31, 2020

The market value of unvested stock and performance share awards was calculated for purposes of this table using a per-share value of $14.43, which was the closing price of our common stock on December 31, 2018.

For the performance shares granted on February 18, 2016, the table discloses the share awards that were outstanding and unvested as of December 31, 2018. In the table, the number and market value of shares with respect to Net Income and ROATCE reflect maximum performance because actual performance on those performance measures through December 31, 2018 was above maximum. The number and market value of shares with respect to TSR reflect threshold performance because actual performance on that performance measure through December 31, 2018 was below threshold. The shares vested on March 1, 2019 in accordance with the funding level disclosed in the section Compensation Discussion and Analysis—Payout of 2016 Performance Share Awards in this proxy statement. The funding level was based on the Company’s achievement for each of the equally-weighted performance measures over the three-year performance period that started on January 1, 2016 and ended on December 31, 2018.

Performance shares granted on February 16, 2017 will vest, if at all, based on the Company’s achievement with respect to each equally-weighted performance measure (Net Income, ROATCE and TSR) over the three-year performance period starting January 1, 2017 and ending on December 31, 2019. In the table, the number and market value of shares with respect to Net Income and ROATCE reflect maximum performance because actual performance on those performance measures through December 31, 2018 was above maximum. The number and market value of shares with respect to TSR reflect target performance because actual performance on that performance measure through December 31, 2018 was between threshold and target. The actual number of shares that will vest and be distributed with respect to the 2017 performance share awards is not yet determinable.

Performance shares granted on February 15, 2018 will vest, if at all, based on the Company’s achievement with respect to each equally-weighted performance measure (Net Income, ROATCE and TSR) over the three-year performance period starting January 1, 2018 and ending on December 31, 2020. In the table, the number and market value of shares with respect to Net Income and ROATCE reflect maximum performance because actual performance on those performance measures through December 31, 2018 was above maximum. The number and market value of shares with respect to TSR reflect maximum performance because actual performance on that performance measure through December 31, 2018 was between target and maximum. The actual number of shares that will vest and be distributed with respect to the 2018 performance share awards is not yet determinable.

The following table presents information about the exercise of stock options and the vesting of stock awards during 2018 for the named executive officers.

Option Exercises and Stock Vested in 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. Barnes	22,000	$47,557	286	$5,650
			43,454	832,796

Lee C. Powlus	5,715	$16,304	286	$5,650
	48,200	25,454	10,767	206,350

R. David Rosato	0	$0	286	$5,650
			10,760	206,215

Jeffrey J. Tengel	0	$0	286	$5,650
			12,110	232,088

Kirk W. Walters	0	$0	286	$5,650
			9,782	187,472

Cash dividends paid with respect to shares of restricted stock awards made prior to 2017 under our equity incentive plans are paid to the grantee at the same time as dividends are paid on all other shares of our common stock, regardless of whether awards have vested. Cash dividends with respect to grants of shares of restricted stock made in 2017 or later accrue after the date of grant and during the vesting period will be credited to the grantee at the same time as dividends are paid on all other shares of our common stock, and will vest and be paid to the grantee at the end of the vesting period. During 2018, the named executive officers received dividend payments on unvested shares of stock awards under our equity incentive plans in the following amounts: Mr. Barnes, $21,648; Mr. Powlus, $5,107; Mr. Rosato, $5,098; Mr. Tengel, $5,738; and Mr. Walters, $4,635.

Shares allocated pursuant to the ESOP during 2018 to the account of each named executive officer are shown in the following table and in the table entitled “Grant of Plan-Based Awards.” The table reflects the normal allocation of shares to ESOP participants’ accounts for the year ended December 31, 2017.

ESOP Shares Allocated on January 29, 2018
Mr. Barnes	286
Mr. Powlus	286
Mr. Rosato	286
Mr. Tengel	286
Mr. Walters	286

Employees must complete at least one full year of credited service for participation in the ESOP. Share allocations on January 29, 2018 were based on eligible compensation earned during 2017. The values shown in the “Option Exercises and Stock Vested” table for the shares allocated to the named executive officers’ ESOP accounts are also included in the “Stock Awards” column of the Summary Compensation Table.

Pension Benefits in 2018

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John P. Barnes	Chittenden Corporation Pension Account Plan	22.2	$327,700	$—

Lee C. Powlus	Chittenden Corporation Pension Account Plan	13.0	$73,700	$—

(1)

Values are as of December 31, 2018, which is the pension plan measurement date we use for financial reporting purposes. The valuation method and material assumptions applied in quantifying the present value of the current accrued benefits are as discussed in Note 17 (Employee Benefit Plans) of our 2018 Annual Report on Form 10-K.

Mr. Barnes and Mr. Powlus are participants in the Chittenden Corporation Pension Account Plan, a tax-qualified defined benefit plan for which we assumed responsibility in 2008. None of our named executive officers are eligible to participate in any other People’s United defined benefit plans. The Chittenden Corporation Pension Account Plan was closed to new participants as of December 31, 2005 and all of our other defined benefit plans were closed to new participants effective August 14, 2006. As of October 1, 2018, the Chittenden Corporation Pension Account Plan was merged into the People’s United Bank, N.A. Employees’ Retirement Plan and the amounts shown are now held under the People’s United Bank, N.A. Employees’ Retirement Plan. Amounts previously held under the Chittenden Corporation Pension Account Plan and benefits were calculated separately pursuant to that plan prior to October 1, 2018.

Benefits under the Chittenden Corporation Pension Account Plan were frozen as of December 31, 2005. The maximum number of years of credited service used in calculating benefits under that plan is equal to the number of years of service credited to each plan participant as of that date. This plan is a cash balance plan. Consequently, values shown in the table for Mr. Barnes and Mr. Powlus represent the actual value of their respective accumulated benefits, without actuarial adjustments.

Benefits under our other defined benefit pension plans were frozen as of December 31, 2011. Consequently, the maximum number of years of credited service used in calculating benefits under these plans is equal to the number of years of service credited to each plan participant as of that date.

Retirement Plans

Employees’ Retirement Plan. The People’s United Bank, N.A. Employees’ Retirement Plan is a tax-qualified noncontributory defined benefit plan. The People’s United Bank Cap Excess Plan and the People’s United Bank Enhanced Senior Pension Plan (described below) are non-qualified supplemental defined benefit plans which together are referred to as the Supplemental Retirement Plans.

Employees who began employment with the Bank on or after August 14, 2006 are not eligible to participate in the Employees’ Retirement Plan or in the Supplemental Retirement Plans. None of our named executive officers are participants in these plans.

The Employees’ Retirement Plan provides retirement benefits for eligible employees. Subject to the limitations imposed under the Internal Revenue Code, benefit payments are based on the employee’s years of credited service and the higher of (a) the employee’s average annual compensation paid during the five consecutive calendar years during the last ten years of participation that produce the highest average, or (b) 12 times the employee’s average monthly compensation paid during the last 60 consecutive months during which the employee received a salary while a participant in the Employees’ Retirement Plan.

For purposes of the benefit calculation, compensation is the sum of salary and bonus, subject, for purposes of the Employees’ Retirement Plan benefit calculations, to the limits specified in the Internal Revenue Code. Under the Internal Revenue Code, compensation in excess of specified limits cannot be considered for purposes of determining benefits under the Employees’ Retirement Plan. The basic pension benefit is a lifetime annual pension payable to employees retiring at age 65 equal to 1.1% of average annual compensation up to average Social Security covered compensation (which is an average of Social Security wage bases), plus 1.7% of average annual compensation in excess of the retiree’s average Social Security covered compensation, all multiplied by the employee’s years of credited service up to 30 years.

Cap Excess Plan. The Cap Excess Plan covers employees who are participants in the Employees’ Retirement Plan, who are otherwise eligible under the Cap Excess Plan and whose benefits under the Employees’ Retirement Plan are affected by limitations on compensation described above and limitations on benefit amounts payable by tax-qualified plans under the Internal Revenue Code. The Cap Excess Plan benefit is equal to the monthly benefit the participant would have received under the Employees’ Retirement Plan if those limitations did not apply, less the amount he or she would actually receive under that plan.

Enhanced Senior Pension Plan. The Enhanced Senior Pension Plan provides for the payment of supplemental pension benefits for employees who are otherwise eligible under the Enhanced Senior Pension Plan and have attained age 50. The Enhanced Senior Pension Plan provides for an annual target retirement benefit equal to the excess of (1) 50% of the average compensation that would be used in calculating Employees’ Retirement Plan benefits if the limitations on compensation imposed by the Internal Revenue Code did not apply, over (2) the benefits payable to the covered employee under any other qualified defined benefit plans maintained by the employee’s former employers, subject to certain exceptions. The target benefit is then reduced by 1/15th for each year of credited service with the Bank less than 15. Target benefits under the Enhanced Senior Pension Plan are offset by benefits payable under the Employees’ Retirement Plan and the Cap Excess Plan. A participant in the Enhanced Senior Pension Plan becomes vested upon attaining age 55 or upon completing five years of service (whichever is later), and in any event upon reaching his or her normal retirement date. In addition, all participants in the Enhanced Senior Pension Plan become fully vested upon a change in control of the Bank or on the date the Bank enters into an agreement which would result in a change in control if consummated.

The Supplemental Retirement Plans generally provide for payment of benefits in a lump sum on the later of (A) the first payroll date of the seventh month following the participant’s termination of service, or (B) the first payroll date of the month following the participant’s attainment of age 55. The lump sum amount is equal to the present value of the applicable plan benefit determined as set forth above, and is calculated using interest assumptions, mortality tables and all other actuarial factors applied under the Employees’ Retirement Plan for purposes of determining present values of benefits payable under that plan.

Effective December 31, 2011, the benefits earned under the three plans described above were frozen. Continued service with People’s United (and our affiliates) and all compensation earned for periods beginning after that date will be disregarded for purposes of calculating the benefits payable under these plans.

Chittenden Corporation Pension Account Plan. The Chittenden Corporation Pension Account Plan is a tax-qualified noncontributory defined benefit plan. Substantially all former full-time employees of Chittenden who were age 21 with one year of service prior to 2006 participate in the Pension Account Plan. Messrs. Barnes and Powlus are the only named executive officers who are participants in this plan. This plan is a cash balance plan under which each participant’s benefit is determined based on annual pay credits and interest credits made to each participant’s notional account. Effective December 31, 2005, the benefits earned under the Pension Account Plan were frozen. As a result, no additional pay credits have been made to accounts since that date.

Interest credits will continue to be made until benefits are paid. As of October 1, 2018, the Chittenden Corporation Pension Account Plan was merged into the People’s United Bank, N.A. Employees’ Retirement Plan.

Under the Pension Account Plan, interest credits are based on the notional account balance on the last day of the prior plan year and the plan’s interest credit rate. The plan’s interest credit rate for a given year, which is specified by the plan documents, equals the average 12-month Treasury Bill rate during December of the preceding plan year plus 0.5%, subject to an 8.0% maximum rate. The interest credit rate for this plan during 2018 was 1.90%.

Participants may choose among several forms of annuity for payment of their benefits, or may elect to receive their benefit in a lump sum. The annual single life annuity value is equal to the cash balance account at retirement age divided by a plan-specified annuity conversion factor. All annuity forms of payment are actuarially equivalent to the single life annuity. The lump sum payment amount is the greater of the participant’s cash balance account and the present value of the participant’s single life annuity benefit.

401(k) Employee Savings Plan. We maintain a tax-qualified defined contribution plan for substantially all employees, with eligibility beginning as of the first day of the calendar month following their hire date. Eligible employees may contribute from 1% to 50% of their annual compensation to the plan on a pre-tax basis each year, subject to limitations imposed by the Internal Revenue Code (for 2018 the limit was $18,500 exclusive of any catch-up contributions). Each year, we match 100% of a participant’s contributions up to 4% of earnings (as defined in the plan). All of the named executive officers are eligible to participate in the 401(k) Employee Savings Plan.

Employees receive an “employer retirement contribution” to their accounts under the plan, in an annual amount equal to 3% of the employee’s eligible earnings. Employees must satisfy certain eligibility requirements in order to qualify for this benefit. All of the named executive officers were eligible to receive the employer retirement contribution under the 401(k) Employee Savings Plan for 2018.

Non-Qualified Savings and Retirement Plan. We maintain a Non-Qualified Savings and Retirement Plan which covers certain eligible employees who are also eligible to participate in the 401(k) Employee Savings Plan. Eligible employees (including all named executive officers) may contribute from 1% to 50% of their annual salary and STIP Bonus on a pre-tax basis each year without regard to Internal Revenue Code limits. The plan allows a participant to defer amounts on a non-tax-qualified basis whether or not he or she is eligible (or elects) to contribute to the 401(k) Employee Savings Plan.

The Non-Qualified Savings and Retirement Plan includes an employer match feature that is substantially similar to the match feature in the 401(k) Employee Savings Plan. Matching contributions are made in the form of credits to the Non-Qualified Savings and Retirement Plan participant’s account under the plan. The match is equal to the lesser of 4% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Non-Qualified Savings and Retirement Plan for the applicable year. The amount of our matching contributions for a participant in the Non-Qualified Savings and Retirement Plan is offset by the maximum amount of matching contributions the participant could have received under the 401(k) Employee Savings Plan.

Employees who are eligible to participate in the Non-Qualified Savings and Retirement Plan receive a “restoration contribution” to their account under the Non-Qualified Savings and Retirement Plan, in an annual amount equal to 3% of the employee’s eligible earnings in excess of applicable Internal Revenue Code limits. Each of the named executive officers was eligible to receive this contribution with respect to 2018.

Chittenden Corporation Supplemental Executive Savings Plan. The Chittenden Corporation Supplemental Executive Savings Plan is a non-qualified defined contribution plan which became frozen to future contributions at the end of 2007. Senior executives of Chittenden Corporation were eligible to make salary deferral elections pursuant to this plan. No named executive officer other than Messrs. Barnes and Powlus has any balances credited to this plan.

The following table sets forth information regarding the Non-Qualified Savings and Retirement Plan and (in the case of Messrs. Barnes and Powlus) the Chittenden Corporation Supplemental Executive Savings Plan. Messrs. Rosato, Tengel and Walters do not participate in the Chittenden Corporation Supplemental Executive Savings Plan.

Non-Qualified Deferred Compensation for 2018

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John P. Barnes, Non-Qualified Savings & Retirement Plan	$158,035	$144,597	$219,885	$—	$5,729,933
John P. Barnes, Chittenden Corp. Supp. Exec. Savings Plan	$—	$—	$3,389	$—	$85,869
Lee C. Powlus, Non-Qualified Savings & Retirement Plan	$89,623	$45,423	$82,740	$—	$2,150,734
Lee C. Powlus, Chittenden Corp. Supp. Exec. Savings Plan	$—	$—	$800	$—	$20,269
R. David Rosato	$118,247	$44,369	$42,067	$—	$1,149,689
Jeffrey J. Tengel	$35,054	$29,147	$21,367	$—	$572,429
Kirk W. Walters	$40,037	$50,814	$27,783	$—	$752,313

A portion of the amounts shown in this table in the column headed “Executive Contributions in Last FY” are also reported and included in the “Salary” column as compensation for 2018 in the Summary Compensation Table.

Amounts shown in this table in the column headed “Registrant Contributions in Last FY” are also reported and included in the “All Other Compensation” column as compensation for 2018 in the Summary Compensation Table to the extent they constitute employer matching credits made pursuant to the plan during 2018, but are not included in the Summary Compensation Table to the extent they constitute retirement credits made in 2018 with respect to services rendered in 2017 for those named executive officers who were eligible to receive such credits under this plan.

The “Aggregate Earnings in Last FY” column reported in this table include the following amounts that are included in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings”: for Mr. Barnes, $368 earned under the Chittenden Corporation Supplemental Executive Savings Plan and $23,903 earned under the Non-Qualified Savings and Retirement Plan; for Mr. Powlus, $87 earned under the Chittenden Corporation Supplemental Executive Savings Plan and $8,996 earned under the Non-Qualified Savings and Retirement Plan; for Mr. Rosato, $4,574; for Mr. Tengel, $2,323; and for Mr. Walters, $3,021, all earned under the Non-Qualified Savings and Retirement Plan.

The “Aggregate Balance at Last FYE” column reported in this table includes the following amounts that were previously reported in the Summary Compensation Table as 2017 and 2016 compensation: for Mr. Barnes, $2,133 under the Chittenden Supplemental Executive Savings Plan and $387,546 under the Non-Qualified Savings and Retirement Plan; for Mr. Powlus, $503 under the Chittenden Supplemental Executive Savings Plan and $128,618 under the Non-Qualified Savings and Retirement Plan; for Mr. Rosato, $71,557; for Mr. Tengel, $64,738; and for Mr. Walters, $84,730, each under the Non-Qualified Savings and Retirement Plan.

Balances credited to a participant’s account under the Non-Qualified Savings and Retirement Plan are credited with interest at a fixed rate set by the Treasury and Finance Committee. During 2018, this rate was 3.961% which is equal to the average of the yield for each of the 12 months ended September 30, 2017 for debt obligations having a 15-year maturity issued by A-rated U.S. Banks, as published by Bloomberg (screen reference key BVCSUA15). This rate is subject to review and revision by the Treasury and Finance Committee on an annual basis.

Non-Qualified Savings and Retirement Plan balances are distributable at the executive’s election (a) in a lump sum, or (b) in annual installments over a five- or ten- year period. The lump sum payment or the first installment payment will be made no earlier than the first payroll period in the seventh month following the executive’s termination of employment unless a later payment or commencement date is required for compliance with Section 409A of the Internal Revenue Code. Participants may choose different payout options for balances attributable to salary deferrals and retirement credits prior to 2013 and for balances attributable to salary deferrals and retirement credits in each year thereafter.

Interest credits are made to participants’ accounts under the Chittenden Corporation Supplemental Executive Savings Plan in the same manner and at the same rate as under the Non-Qualified Savings and Retirement Plan. Plan balances are distributable in a lump sum or in approximately equal annual installments over a period not to exceed 11 years, as elected by the executive. The participant may elect to have payments commence on one of the following dates: the first day of the month following six months after his severance date; the later of six months after his severance date or the beginning of the following calendar year; or at the participant’s attainment of the age specified in his distribution election form. A participant may change his payout election from time to time in accordance with the provisions of the plan, but may not accelerate the payment date.

Employee Stock Ownership Plan. In 2007, we established the People’s United Financial, Inc. Employee Stock Ownership Plan, or ESOP. The ESOP is a tax-qualified, broad-based employee benefit program. The ESOP purchased 10,453,575 shares of our common stock in the open market in April 2007, using the proceeds of a loan we made to the ESOP. All of the purchased shares were initially pledged as security for the repayment of that loan. As the loan is paid down, a portion of these shares are released for allocation to participants in the ESOP. Approximately 348,452 shares were released for allocation to participants’ accounts on December 31, 2018, with an equal number of shares scheduled to be released for allocation on an annual basis until all shares have been released.

The number of shares allocated to each ESOP participant at year-end is determined by comparing the participant’s annual earnings (up to $270,000 for 2017) to the annual earnings of all other eligible participants. On January 29, 2018, each named executive officer received an allocation of approximately 286 shares with a value of $5,650 with respect to the 2017 calendar year.

Shares allocated to the accounts of ESOP participants are forfeited to the extent those shares are not vested at the time the participant’s employment is terminated. Forfeited shares may be used to defray expenses of operating the ESOP or, at management’s discretion, may be reallocated to the accounts of the remaining participants in the plan. Management has elected to use forfeited shares to defray ESOP expenses.

Shares allocated to the named executive officers’ accounts are shown in the table entitled “Grant of Plan-Based Awards”, and the value of those shares as of the date they were allocated is included in the “Stock Awards” column in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following summaries set forth potential amounts payable to the named executive officers upon termination of employment or in the event we undergo a change in control. The term “change in control” or “change of control” is defined in each of the agreements or plans discussed below. While there are some slight differences in the wording, a change in control will generally result in the case of (1) certain mergers, consolidations and recapitalizations in which a majority of our shares or voting power is not held in the same proportion as prior to the transaction, (2) sale of all or substantially all of our assets, and the liquidation or dissolution of People’s United; (3) any person (with certain exceptions) acquiring beneficial ownership of securities having 25% or more of the voting power of our outstanding securities; and (4) a change (with certain exceptions) in a majority of the members of our board of directors.

Employment Agreements. None of the named executive officers is a party to an employment agreement with us.

Change in Control Agreements. We have agreements with each named executive officer providing certain benefits in the event the executive’s employment is terminated under specified circumstances and within a specified period of time following a change in control. Each such agreement (a “Change in Control Agreement”) remains in effect until the executive’s employment is terminated prior to the occurrence of a change in control, or termination of the executive’s employment following the “protection period” following a change in control.

If an executive’s employment is terminated without “cause”, or the executive resigns for “good reason” (each as defined in the Change in Control Agreement), within three years following the occurrence of a change in control at a time when the Change in Control Agreement is in effect, we will make payments and provide benefits to the covered officer as follows:

•

Cash severance equal to three times the sum of (a) the covered officer’s annual base salary as in effect immediately prior to termination of employment plus (b) the target amount of the covered officer’s annual cash bonus for the year prior to the year in which the change in control occurs;

•	A pro-rated portion of the covered officer’s target annual cash bonus for the year prior to the year in which the change in control occurs;

•

An amount equal to the retirement benefits the covered officer would have earned if he had remained employed for two additional years following the date his employment is terminated, under our qualified and non-qualified retirement plans in which he participates; and

•

Continued participation for two years by the executive, his spouse and his dependents in our group health plans in which he participates, or substantially equivalent medical coverage if the covered officer cannot continue participation in our plans.

As a condition to receiving any of the payments or benefits described above, the covered officer must first sign and deliver a release of claims to us.

The Change in Control Agreements are not employment agreements. We may terminate any covered officer’s employment at any time, without triggering any payment obligations under these agreements.

In March 2010, the board of directors indicated that it does not intend to approve inclusion of excise tax gross-up provisions in any future change in control agreements or employment agreements that include change in control provisions. The Change in Control Agreements to which each of the named executive officers is a party do not include excise tax gross-up provisions.

Long-Term Incentive Plan. The 2014 Long-Term Incentive Plan, amended and restated in 2017, provides for discretionary awards of options to purchase common stock, stock appreciation rights, restricted stock awards, and other performance-based awards to eligible officers and employees as determined by a committee of the board of directors consisting of two or more outside directors. The Long-Term Incentive Plan is not subject to ERISA and is not a tax-qualified plan.

Under the 2014 Long-Term Incentive Plan, upon the occurrence of a change in control, all awards previously made pursuant to the plan or any predecessor to the plan (whether cash-based or equity-based) are subject to double trigger provisions. In the event of a change of control under the agreements, if the awards are not assumed or converted upon a change in control, the awards will vest immediately. Performance share awards will vest pro-rata based on the fractional part of the performance period that has occurred at the time of the change in control and at target performance.

2007 Recognition and Retention Plan. This plan provided for discretionary awards in the form of restricted stock to our eligible directors, officers and employees. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan. Upon the occurrence of a change in control, all awards of restricted stock previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms. No new awards may be granted pursuant to this plan.

2007 Stock Option Plan. This plan provided for discretionary awards in the form of stock options to our eligible directors, officers and employees. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan. Upon the occurrence of a change in control, all awards of stock options previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms. No new awards may be granted pursuant to this plan. All of our NEOs are fully vested in shares allocated to their accounts under this plan.

Employee Stock Ownership Plan. This plan, which is described earlier in this proxy statement, is a tax-qualified plan subject to ERISA. Upon the occurrence of a change in control, all shares of our common stock previously credited to participants’ accounts will immediately vest, if not already vested in accordance with the normal vesting schedule provided in the plan.

The following tables set forth the estimated value of the payments and benefits that would have been paid to the named executive officers under the terms of the Long-Term Incentive Plan and all predecessor equity-based incentive compensation plans, and the change in control agreements for each named executive officer, in each case assuming the event giving rise to the payment occurred on December 31, 2018, which was the last business day of 2018. Information presented in these tables reflects the following:

•	Amounts shown do not include any proceeds from employer-paid life insurance policies.

•	The annual cash incentive amount actually paid to each named executive officer for 2018 is shown in the Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation.”

•	Equity values are based on the 14.43 closing price of our common stock on December 31, 2018.

•

With the exception of Messrs. Barnes and Powlus who are participants in the Chittenden Corporation Pension Account Plan, none of the named executive officers is a participant in any of our defined benefit pension plans.

•	For all named executive officers, health benefits continue for two additional years in the event of a change in control. The amounts shown assume 2018 rates.

•

Amounts shown for the change-in-control value of restricted stock awards and unexercisable options may differ slightly from amounts calculated by reference to the table entitled “Outstanding Equity Awards at Fiscal Year-End” due to rounding.

	John P. Barnes
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$7,455,402
Annual Cash Incentive	$—	$—	$1,077,126	$1,077,126	$—	$—

Equity
Performance Shares	$—	$—	$1,970,546	$1,970,546	$—	$967,615
Restricted Stock	$—	$—	$1,007,127	$1,007,127	$—	$1,007,127
Unexercisable Options	$—	$—	$0	$0	$—	$0

Total Equity	$—	$—	$2,977,674	$2,977,674	$—	$1,974,743

Retirement Benefits
Defined Benefit Plans	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$127,988

Total Retirement Benefits	$—	$—	$—	$—	$—	$127,988

Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$31,638
Outplacement	$—	$—	$—	$—	$—	$4,000

Total Other Benefits	$—	$—	$—	$—	$—	$35,638
Total Benefits	$—	$—	$4,054,800	$4,054,800	$—	$9,593,771

	Lee C. Powlus
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,990,418
Annual Cash Incentive	$—	$—	$394,631	$394,631	$—	$—

Equity
Performance Shares	$—	$—	$408,528	$408,528	$—	$202,615
Restricted Stock	$—	$—	$213,578	$213,578	$—	$213,578
Unexercisable Options	$—	$—	$0	$0	$—	$0

Total Equity	$—	$—	$622,106	$622,106	$—	$416,194

Retirement Benefits
Defined Benefit Plans	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$52,256

Total Retirement Benefits	$—	$—	$—	$—	$—	$52,256

Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$31,152
Outplacement	$—	$—	$—	$—	$—	$4,000

Total Other Benefits	$—	$—	$—	$—	$—	$35,152
Total Benefits	$—	$—	$1,016,738	$1,016,738	$—	$3,494,020

	R. David Rosato
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,398,014
Annual Cash Incentive	$—	$—	$391,398	$391,398	$—	$—

Equity
Performance Shares	$—	$—	$405,194	$405,194	$—	$200,961
Restricted Stock	$—	$—	$212,236	$212,236	$—	$212,236
Unexercisable Options	$—	$—	$0	$0	$—	$0

Total Equity	$—	$—	$617,431	$617,431	$—	$413,198

Retirement Benefits
Defined Benefit Plans	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$51,828

Total Retirement Benefits	$—	$—	$—	$—	$—	$51,828

Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$37,268
Outplacement	$—	$—	$—	$—	$—	$4,000

Total Other Benefits	$—	$—	$—	$—	$—	$41,268
Total Benefits	$—	$—	$1,008,829	$1,008,829	$—	$2,904,307

	Jeffrey J. Tengel
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$3,059,711
Annual Cash Incentive	$—	$—	$403,776	$403,776	$—	$—

Equity
Performance Shares	$—	$—	$456,002	$456,002	$—	$226,163
Restricted Stock	$—	$—	$238,845	$238,845	$—	$238,845
Unexercisable Options	$—	$—	$0	$0	$—	$0

Total Equity	$—	$—	$694,848	$694,848	$—	$465,008

Retirement Benefits
Defined Benefit Plans	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$53,466

Total Retirement Benefits	$—	$—	$—	$—	$—	$53,466

Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$29,265
Outplacement	$—	$—	$—	$—	$—	$4,000

Total Other Benefits	$—	$—	$—	$—	$—	$33,265
Total Benefits	$—	$—	$1,098,623	$1,098,623	$—	$3,611,450

	Kirk W. Walters
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$3,188,306
Annual Cash Incentive	$—	$—	$450,857	$450,857	$—	$—
Equity
Performance Shares	$—	$—	$372,871	$372,871	$—	$184,198
Restricted Stock	$—	$—	$195,209	$195,209	$—	$195,209
Unexercisable Options	$—	$—	$0	$0	$—	$0

Total Equity	$—	$—	$568,080	$568,080	$—	$379,407
Retirement Benefits
Defined Benefit Plans	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$55,339

Total Retirement Benefits	$—	$—	$—	$—	$—	$55,339
Other Benefits
Health & Welfare	$25,941	$—	$—	$25,941	$25,491	$25,491
Outplacement	$—	$—	$—	$—	$—	$4,000

Total Other Benefits	$25,941	$—	$—	$25,941	$25,491	$29,941
Total Benefits	$25,941	$—	$1,018,938	$1,044,879	$25,491	$3,652,993

PROPOSAL II: NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are seeking a non-binding advisory vote to approve the compensation of our named executive officers as described under the section “Compensation Discussion and Analysis” and the accompanying tables and text regarding named executive officer compensation in this proxy statement.

This proposal gives you an opportunity to express your views on the compensation of our named executive officers. Your vote is advisory, and it will not be binding upon the board of directors. However, the Compensation, Nominating and Governance Committee expects to take the outcome of the vote into account when making future executive officer compensation decisions.

The objectives of our executive compensation programs are described in detail in the Compensation Discussion and Analysis. We believe that our compensation policies and decisions are designed to implement a performance-based pay philosophy, are aligned with the long-term interests of our shareholders and are competitive.

We are presenting this proposal, which gives you as a shareholder the opportunity to approve (on a non-binding, advisory basis) the compensation of our named executive officers as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve the compensation of the named executive officers of People’s United, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in People’s United’s proxy statement for its 2019 annual meeting.

The board of directors recommends that shareholders vote “for” approval of the named executive officers’ compensation in accordance with the foregoing resolution.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K as adopted by the Securities and Exchange Commission in August 2015 (“Item 402(u)”), the Company is providing the following reasonable estimate of the ratio of the median of the annual total compensation of all of our employees except John P. Barnes, our Chief Executive Officer (“CEO”), to the annual total compensation of Mr. Barnes, calculated in a manner consistent with Item 402(u). For 2018, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, excluding our CEO, was $66,596.

•	The annual total compensation of our CEO was $5,700,284.

•	The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees except our CEO was 86 to 1.

Item 402(u) allows us to identify our median employee once every three years unless, during our last completed fiscal year, there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. Accordingly, because there has been no significant change in our employee population or compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure we used the same median employee in our pay ratio calculation as we did in 2017.

To identify our median employee in 2017, we determined that, as of December 31, 2017, our employee population consisted of approximately 5,584 individuals, including full-time, part-time and temporary employees (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2018), all of whom were located in the United States. To identify the “median employee” from our employee population as of December 31, 2017, we obtained the following compensation data from our internal payroll records for each employee in our employee population: (1) actual gross wages paid in 2017 which was comprised of (a) base pay plus overtime if applicable, (b) paid time off and holiday time, (c) incentive pay, (d) taxable stock events, and (e) any other income; (2) employer paid retirement benefits (i.e., 401(k) Employee Savings Plan including for eligible employees an employer retirement contribution, and Employee Stock Ownership Plan); and (3) employer paid health, welfare & life insurance (the sum of 1, 2 and 3 for each such employee is such employee’s “2017 Compensation”). We then ranked the 2017 Compensation received by all of the employees in our employee population as of December 31, 2017 other than our CEO to determine our median employee.

To calculate our pay ratio for 2018, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table as set forth above in this proxy statement.

PROPOSAL III: APPROVAL OF THE AMENDMENTS TO THE DIRECTORS’ EQUITY COMPENSATION PLAN

We are seeking your approval of amendments to the People’s United Financial, Inc. Directors’ Equity Compensation Plan (the “Directors’ Plan”). These amendments will:

•	increase the number of shares of our common stock that can be issued under the Directors’ Plan, from 1,192,500 to 1,492,500 (an increase of 300,000 shares); and

•	extend the expiration date of the Directors’ Plan from April 17, 2024 to May 16, 2029.

There are also non-substantive revisions to certain definitions of the plan document to update the name of the Bank and its charter which have changed since shareholders last approved the Directors’ Plan at our annual meeting in 2014. The remaining terms of the Directors’ Plan are unchanged and substantially the same as the Plan that shareholders approved at our annual meeting in 2014.

A total of 92,321 shares of our common stock remain available for issuance under the Directors’ Plan. We expect this will be sufficient for the normal annual grants to be made to plan participants immediately following the 2019 annual meeting. We do not expect to have a sufficient number of shares available for grants under this plan in future years. The board of directors of the Company approved these amendments on March 21, 2019 after the recommendation of the CNGC. The Directors’ Plan is not a new plan. Shareholder approval of the proposed amendments will not result in the payment or award of any new benefits under the plan during 2019.

If shareholders do not approve the amendment and restatement, then there will be insufficient shares available under the existing Directors’ Plan to make annual awards to our independent (non-employee) directors in future years. In this event, the CNGC of our board would be required to revise its compensation philosophy and devise other programs to attract, retain and compensate such directors.

As we describe in the Director Compensation section earlier in this proxy statement, we pay a substantial portion of annual compensation to our non-employee directors in the form of common stock. The Directors’ Plan provides us with a means of delivering this compensation. By awarding restricted stock, we link long-term incentives directly to stock price. If our stock price decreases, so does the value of the directors’ compensation. We believe that continuing to pay a portion of our directors’ compensation in the form of restricted stock awards under the Directors’ Plan will support the creation of long-term value and business returns for our shareholders. We further believe that the Directors’ Plan strikes a proper balance between rewarding performance and limiting shareholder dilution. The two complementary purposes of the Directors’ Plan are (1) to attract and retain outstanding individuals to serve as directors, and (2) to more closely align the interests of our directors with those of our shareholders.

Key Terms

Participation:	• Non-employee directors only • Ten individuals are eligible to participate in the Directors’ Plan

Shares authorized:	1,492,500 shares (including 1,192,500 previously authorized), of which 392,321 would be available for future grants

Full-value awards:	All awards under the Directors’ Plan are full-value awards. Shares authorized will be depleted by the number of shares granted on a one-for-one basis

Award types:	Restricted stock

Individual award limits:	• Annual limits on value of awards of approximately $95,000 • Number of shares awarded based on target dollar value of award

Amendments:	By the board; certain amendments require participant or shareholder approval

Administration:	By the Compensation, Nominating and Governance Committee

Burn Rate:	Our three-year average burn rate is approximately 1.03% when calculated by dividing the total number of equity awards granted in any given year under all equity-based compensation plans by the number of common shares outstanding. The number of equity awards used in the burn rate calculation is not discounted by cancelled or forfeited options or shares acquired or retained by us.

Change in Control:	“Single trigger” causes accelerated vesting of restricted stock awards, meaning that the director’s service as a member of the board need not be terminated following occurrence of the change in control in order for his or her unvested restricted stock awards to become vested on an accelerated basis.

Effect of Proposal on Existing Incentive Compensation Plans

If our shareholders approve the amendments to the Directors’ Plan, the expiration date of the plan will be extended to May 16, 2029 and we will continue using the Directors’ Plan in future years as a means of enabling us to pay a portion of the annual compensation of non-employee directors in the form of our common stock. As of December 31, 2018, there were 51,680 shares of restricted stock that had not vested under the Directors’ Plan and an additional 49,050 shares of stock that have vested but remain subject to transfer restrictions.

Whether or not shareholders approve amendments to the Directors’ Plan, we intend to make grants under the Directors’ Plan to non-employee directors immediately following the 2019 annual meeting. Based on the $17.60 closing price of our stock on March 18, 2019, a total of 53,980 shares would be granted pursuant to the Directors’ Plan, or 5,398 shares to each of our ten non-employee directors. The actual number of shares that will be granted will be determined by dividing the $95,000 individual target value of each award by the fair market value of our common stock on the last business day immediately prior to the 2019 annual meeting.

If shareholders do not approve the amendments to the Directors’ Plan, there will be insufficient shares available to make annual awards under the Directors’ Plan in future years and the plan will expire on April 17, 2024. In this event, the CNGC of our board would be required to revise its compensation philosophy and devise other programs to attract, retain and compensate board members.

Authorized Shares and Stock Price

Our certificate of incorporation authorizes the issuance of 1,950,000,000 shares of common stock. There were 377,513,315 shares of our common stock issued and outstanding as of December 31, 2018, and the closing market price of a share of our common stock as of that date was $14.43.

Summary of the Terms of the Directors’ Plan

The following is a summary of the material provisions of the Directors’ Plan, as proposed to be amended. A copy of the Third Amended and Restated People’s United Financial, Inc. Directors’ Equity Compensation Plan showing the proposed amendments to the plan is attached hereto as Schedule A, and is incorporated by reference herein. This summary and the highlights above are qualified in their entirety by reference to the full and complete text of the Directors’ Plan. Any inconsistencies between this summary or the highlights above and the text of the Directors’ Plan will be governed by the text of the Directors’ Plan.

Administration and Eligibility

The Directors’ Plan is administered by the CNGC of our board (which we refer to as the “administrator”), which has the authority to interpret the provisions of the Directors’ Plan; make, change and rescind rules for the administration of the Directors’ Plan; and settle any disputes as to rights or benefits arising from the Directors’ Plan.

Eligibility for participation in the Directors’ Plan is limited to individuals who are members of our board and are not employed by us or any of our subsidiaries or affiliates. Individuals designated as honorary, advisory or emeritus directors are not eligible to participate. We currently have ten directors who are eligible to participate in the Directors’ Plan.

Types of Awards

Awards under the Directors’ Plan may only be made in the form of shares of restricted stock.

Shares Reserved under the Directors’ Plan

The Directors’ Plan provides that 1,492,500 shares of common stock are reserved for issuance under the plan. Of this amount, 392,321 shares of common stock will be available for future issuance under the plan, net of 1,100,179 shares previously issued.

The number of shares of common stock reserved under the Directors’ Plan is depleted by one share for each share of restricted stock awarded. If an award granted under the Directors’ Plan is forfeited, then the number of shares made the subject of that award will again be available for issuance under the Directors’ Plan.

Annual and Interim Awards; Vesting

Annual awards of common stock under the Directors’ Plan are made based on a target dollar value of $95,000. These grants are made immediately following each annual meeting. A person appointed as a director between annual meetings is eligible for a full or partial grant of an annual award at the time of his or her appointment, in the discretion of the administrator.

Grants made under this plan become vested on the earliest to occur of (a) the first anniversary of the grant date, (b) the date of the annual meeting of shareholders in the year following the grant date, or (c) the date a director’s board service terminates due to death or disability. Awards may also vest on an accelerated basis as described under “Change in Control.”

Effect of Termination of Service on Awards

Awards become vested when a director’s service terminates due to death or disability. Awards are forfeited if a director’s service terminates for any other reason prior to the scheduled vesting date.

Transferability

No award is assignable, alienable, saleable, or transferable by a participant except upon the participant’s death to a beneficiary or beneficiaries designated in writing by the participant, or by will or by the laws of descent and distribution.

Adjustments

The total number of shares of common stock reserved for issuance under the Directors’ Plan will be automatically adjusted to reflect any stock split, stock dividend, recapitalization, merger, consolidation, corporate reorganization, combination, share exchange or other similar events affecting the common stock generally.

Awards consist solely of shares of our common stock. Awards are therefore subject to adjustment in the same manner as would be applicable to all other outstanding shares of our common stock.

Change in Control

All unvested awards made under the Directors’ Plan will become vested on the date a change in control occurs regardless of whether the participant’s service as a director of the company continues or is terminated. A “change of control” is generally defined by the Directors’ Plan as the occurrence of one of the following events:

•

Consummation of (A) a merger or consolidation involving us or People’s United Bank, other than (1) a merger or consolidation if our voting stock outstanding immediately prior to completion of the merger or consolidation would continue to represent, directly or on a fully converted basis, more than 51% of the combined voting power of our stock (or surviving entity) outstanding immediately after completion of the merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of us or the Bank in which no person acquires more than 49% of the combined voting power of our then-outstanding securities or those of the Bank, or (B) a sale or other disposition of all or substantially all of our assets or the assets of the Bank, or (C) a plan or proposal for the liquidation or dissolution of our company or of the Bank;

•	A majority change in our board over any two-year period that is not approved by at least two-thirds of our incumbent board (or their board-approved successors); or

•

any person (excluding specified persons) beneficially owns, directly or indirectly, 25% or more of the combined voting power of our then-outstanding voting securities ordinarily entitled to vote in the election of directors.

Term of Directors’ Plan

Unless earlier terminated by our board, the Directors’ Plan will remain in effect until May 16, 2029.

Termination and Amendment

The board may amend or terminate the Directors’ Plan at any time, except:

•	no amendment of the Directors’ Plan may affect the rights of participants with respect to awards previously granted to them;

•	any amendment of the change in control provisions of the Directors’ Plan must be approved by 65% of the holders of then-unvested awards; and

•

shareholders must approve any amendment to the Directors’ Plan if we determine that such approval is required by Section 16 of the Exchange Act, the listing requirements of any principal securities exchange or market on which our common stock is then traded, or any other applicable law, including any amendment to the Directors’ Plan that materially increases the number of shares of common stock reserved under the Directors’ Plan.

Termination of the Directors’ Plan will not affect the rights of participants with respect to awards previously granted to them, and all unvested awards will continue in force after termination of the Directors’ Plan except as they may lapse or be terminated by their own terms and conditions.

Certain Federal Income Tax Consequences

The following summarizes certain federal income tax consequences relating to the Directors’ Plan. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or vesting of awards under state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the Directors’ Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or vesting of awards and the disposition of any acquired shares.

All awards consist of shares of restricted stock. Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the Directors’ Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of grant of the award in an amount equal to the fair market value of such restricted stock on the date of grant of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss (long-term or short-term, depending on the holding period). If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

New Plan Benefits

The Directors’ Plan is not a new plan. Shareholder approval of the proposed amendments to the Directors’ Plan will not result in the payment or award of any new benefits under the plan during 2019.

Whether or not the amendments are approved, we intend to make grants under the Directors’ Plan to non-employee directors immediately following the 2019 annual meeting. Based on the $17.60 closing price of our stock on March 18, 2019, a total of 53,980 shares would be granted pursuant to the Directors’ Plan, or 5,398 shares to each of our ten non-employee directors. The actual number of shares that will be granted will be determined by dividing the $95,000 individual target value of each award by the fair market value of our common stock on the last business day immediately prior to the 2019 annual meeting.

Shareholder approval of the proposed amendments to the Directors’ Plan will enable us to continue using the plan in future years as a means of compensating our non-employee directors, and will result in the application of a more stringent test to determine whether a change in control has occurred for purposes of accelerated vesting of benefits under the plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of December 31, 2018, certain information related to our equity compensation plans under which shares of our common stock may be issued.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))(3)
Equity compensation plans approved by security holders	16,857,125	$15.87	42,846,636
Equity compensation plans not approved by security holders	—	n/a	—
Total	16,857,125	$15.87	42,846,636

(1)

Consists of the following as of December 31, 2018: 2,180,058 performance shares (assuming maximum performance for each of the performance measures) and 14,677,067 options. There is no exercise as to performance shares which vest, if at all, following the three-year performance period discussed earlier in this proxy statement.

(2)	The weighted-average exercise price in column (b) does not take the performance share awards into account.
(3)

Of this amount, 92,321 shares are issuable as shares of restricted stock pursuant to the People’s United Financial, Inc. Directors’ Equity Compensation Plan. The remaining 42,754,315 shares are issuable pursuant to the People’s United Financial, Inc. 2014 Long-Term Incentive Plan, as amended and re-stated, either in the form of options, stock appreciation rights, shares of restricted stock or performance shares. Information describing these plans appears in Note 18 to the Consolidated Financial Statements in our Annual Report on Form 10-K.

The board of directors recommends that shareholders vote “for” approval of the proposed amendments to the People’s United Financial, Inc. Directors’ Equity Compensation Plan.

PROPOSAL IV: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP, certified public accountants, as our independent registered public accounting firm for the year ending December 31, 2019. KPMG LLP has served as our independent registered public accounting firm since 2007, and as the independent registered public accounting firm for the Bank since 1986. In taking this action, the Audit Committee reviewed the firm’s professional competence, proposed audit scope and related fees, and the types of non-audit services rendered by the firm and related fees. Fees billed to us by KPMG LLP (which includes fees billed to our affiliates) for professional services rendered during each of the two most recent fiscal years were as follows:

Audit Fees

Fees for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, reviews of interim consolidated financial statements included in our Form 10-Q filings, and other audit services totaled $3,038,000 and $3,139,000 for the years ended December 31, 2018 and 2017, respectively.

Audit-Related Fees

Fees for assurance and related services reasonably related to the audit or review of our financial statements and those of our subsidiaries (to the extent not classified as “Audit Fees”) totaled none in 2018 and in 2017.

Tax Fees

We did not pay any fees for tax compliance, tax advice or tax planning services to KPMG LLP either in 2018 or 2017.

All Other Fees

KPMG LLP did not provide or bill for any products and professional services other than those included in the three categories listed above either in 2018 or 2017.

The Audit Committee has sole authority to appoint our independent registered public accounting firm. In making this appointment, the Audit Committee carefully considered the firm’s qualifications as our auditors. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with KPMG LLP in all of these respects. In addition, the Audit Committee considered the matters discussed below under the heading “Audit Committee Report.” The Audit Committee also considered factors relating to the independence of KPMG LLP, including whether KPMG LLP’s provision of non-audit services (i.e., services giving rise to fees other than the audit fees disclosed above) is compatible with maintaining KPMG LLP’s independence.

By resolution adopted on February 15, 2018, the Audit Committee has delegated to William F. Cruger, Jr. (Chairman of the Audit Committee and an independent director under applicable listing standards) the authority to pre-approve the rendering of audit services and permissible non-audit services by our independent registered public accounting firm. Mr. Cruger is required to report any exercise of this authority to the full Audit Committee at its next scheduled meeting, and to seek the Audit Committee’s ratification of any action so taken.

In recognition of the important role of the independent registered public accounting firm, the board of directors has determined that the appointment of KPMG LLP should be submitted to the shareholders for ratification.

Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders present at the annual meeting.

The board of directors recommends that shareholders vote “for” ratification of the appointment of KPMG LLP as the independent registered public accounting firm for People’s United for the year ending December 31, 2019.

AUDIT COMMITTEE REPORT

The Audit Committee has: (1) reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2018 with management of People’s United; (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees); (3) received the written disclosures and the letter from KPMG LLP required by applicable professional standards concerning auditor independence; and (4) discussed with KPMG LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of People’s United as of and for the fiscal year ended December 31, 2018 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

William F. Cruger, Jr., Chairman

George P. Carter

Jerry Franklin

Janet M. Hansen

Mark W. Richards

OTHER MATTERS

The board of directors knows of no other business to be presented at the annual meeting. In the event that matters not known at this time should come before the meeting, the form of proxy confers certain discretionary authority with respect to these matters and, unless such authority is withdrawn on the form of proxy, it is the intention of the persons named in the proxy to vote in accordance with their judgment on these matters.

Submission of Shareholder Proposals

In order to be considered for inclusion in our proxy materials for the annual meeting of shareholders in 2020, we must receive shareholder proposals at our principal executive offices no later than December 3, 2019. Under Securities and Exchange Commission rules relating to the exercise of discretionary voting authority when a shareholder commences his or her own proxy solicitation or intends to present a proposal from the floor of the shareholders meeting, shareholders are advised that under the advance notice provisions of our bylaws a shareholder proposal will be considered untimely, with respect to the annual meeting in 2019, unless received by us between December 20, 2018 and January 19, 2019, which is between one-hundred and twenty and ninety days in advance of the anniversary of the 2018 annual meeting. Shareholder proposals and other advance notices must be submitted to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary.

Availability of Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2018 is available through the Securities and Exchange Commission’s website on the internet at www.sec.gov. You may obtain a copy of this report without charge by sending a written request to: Andrew Hersom, Investor Relations, People’s United Financial, Inc., 850 Main Street, 15th Floor, Bridgeport, CT 06604. This report will also be available on our website, www.peoples.com, without charge.

By Order of the Board of Directors

Kristy Berner, Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on May 16, 2019

The proxy statement and Annual Report on Form 10-K are available at:

www.proxyvote.com

Meeting information:

•	When: 10:00 a.m. Eastern time on May 16, 2019

•	Where: 850 Main Street, Bridgeport, Connecticut

•	Why: To vote on the following items:

•	Election of directors.

•	Non-binding advisory vote to approve compensation of named executive officers.

•	Approval of the amendments to the Directors’ Equity Compensation Plan.

•	Ratification of appointment of KPMG LLP as independent registered public accounting firm for People’s United Financial, Inc.

Management recommends a vote for each of the nominees for election named in the proxy statement, for approval of the compensation of the named executive officers, for the proposal to amend the People’s United Directors’ Equity Compensation Plan, and for approval of KPMG as the Company’s auditors. Please read the proxy statement for more information about each of these items.

If you wish to vote electronically or by telephone, the control/identification number and other information you will need is printed on the proxy card that is enclosed with this proxy statement.

You may attend the meeting and vote in person if you choose to do so. The proxy statement includes important information about the requirements you will have to follow in order to attend the meeting in person. If you need directions, please call Investor Relations at 203-338-7228.

SCHEDULE A

PEOPLE’S UNITED FINANCIAL, INC.

~~SECOND~~ THIRD AMENDED AND RESTATED

DIRECTORS’ EQUITY COMPENSATION PLAN

ARTICLE 1

Purposes and Definitions

1.1 Purposes. The purposes of the Plan are (a) to assist the Company in attracting and retaining qualified individuals to serve as Directors and (b) to more closely align the interests of Directors with the interests of the Company’s stockholders.

1.2 Definitions. Whenever used in the Plan, the following terms shall have the meaning set forth or referenced below:

(a)	“Award” has the meaning set forth in Section 2.2 hereof.

(b)

“Bank” means People’s United Bank, National Association, a national banking association organized under the laws of the United States of America, ~~federally chartered capital stock savings bank,~~ and any successor thereto.

(c)

“Beneficiary” means any person (including corporations, unincorporated associations or trusts) entitled to receive certificates representing Compensation Shares pursuant to any provision of this Plan as a result of a Participant’s death.

(d)	“Board” means the board of directors of the Company.

(e)	“Business Day” means any day other than a Saturday, Sunday or legal holiday.

(f)	“Change in Control” means a Change in Control as defined in Section 3.1(d)(ii).

(g)	“Committee” means the Compensation, Nominating and Governance Committee of the Board or any successor committee of the Board.

(h)	“Company” means People’s United Financial, Inc., a Delaware corporation, and any successor thereto.

(i)

“Compensation Shares” means shares of Stock issued to a Participant pursuant to this Plan and, where appropriate, includes any securities distributable to the Participant by reason of his or her ownership of Compensation Shares; provided that any such securities shall, for purposes of Section 3.1, be treated as if they had been issued at the time the Compensation Shares giving rise to such distribution were first issued (or are deemed to have been issued) to the Participant.

(j)	“Director” means any individual serving on the Board who is not an employee of the Company, the Bank, or any Subsidiary, but does not include an honorary, advisory or emeritus director.

(k)	“Effective Date” means April 16, 2007, and “Supplemental Effective Date” means [1]

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

(m)	“Fair Market Value” means as of a particular date:

(i)

if the Stock is not then listed or admitted to trading on a national securities exchange (as that term is used in Section 6 of the Exchange Act), and prices of trades in Stock are regularly reported by the Nasdaq Stock Market, Inc. (“NASDAQ”), the mean between the high and low selling prices for Stock on such date as reported by NASDAQ or, in the event no high and low selling prices for Stock are reported by NASDAQ for such date, then the mean between the high and low selling prices reported by NASDAQ for the most recent day for which both high and low selling prices are so reported; or

[1]	The date of shareholder approval of the proposed amendments to the Plan.

(ii)

if the Stock is then listed or admitted to trading on one or more national securities exchanges, the mean between the high and low selling prices at which Stock is traded on the principal securities exchange on which the Stock is so traded on such date or, if Stock is not so traded on such date, the mean between the high and low selling prices at which Stock was traded on such exchange on the most recent day on which Stock was so traded; or

(iii)	if neither (i) nor (ii) is applicable, such amount as the Committee shall determine on the basis of such factors as it deems relevant.

(n)	“Interim Award” has the meaning set forth in Section 6.3 hereof.

(o)	[Reserved]

(p)	“Participant” means a Director who is a participant in the Plan.

(q)	“Plan” means the People’s United Financial, Inc. Directors’ Equity Compensation Plan as set forth herein (as it may be amended from time to time).

(r)	“Plan Year” means the calendar year.

(s)	[Reserved]

(t)

“Stock” means the common stock of the Company, par value $0.01 per share, or in the case of a consolidation or merger of the Company with or into any other corporation, such equity securities for which shares of common stock of the Company shall have been exchanged.

(u)	“Subsidiary” means any corporation in which the Company owns, directly or indirectly through one or more other Subsidiaries, at least 50% of the total combined voting power of all classes of stock.

(v)	“Tax Election” means the written election filed at the option of a Director with the Internal Revenue Service, as described in Section 2.3.

ARTICLE 2

Participation in the Plan

2.1 Eligibility. All Directors shall be Participants in the Plan.

2.2 Annual Grants. Immediately following each annual meeting of the Company’s stockholders, each Director shall receive a number of Compensation Shares (an “Award”) determined by (a) dividing $95,000 by the Fair Market Value of a share of Stock on the last business day immediately prior to the date the Award is made, and (b) rounding the result so obtained to the next-higher whole share.

2.3 Optional Tax Election. Each Director receiving an Award of Compensation Shares for a particular Plan Year may, at his or her option, execute an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in his or her taxable income for such Plan Year the value (as of the Award date) of the shares so awarded. The Tax Election must be filed with the Internal Revenue Service in accordance with applicable regulations as in effect from time to time.

2.4 Shares Reserved. The total number of shares of Stock reserved and available for issuance pursuant to this Plan shall be One Million Four Hundred Ninety-Two Thousand Five Hundred (1,492,500) shares, subject to adjustment pursuant to Section 2.7.

2.5 Method of Issuance. Compensation Shares awarded to a Participant shall be represented by one or more certificates registered in the name of the Participant or if such shares are uncertificated, by appropriate entries made to a book-entry account maintained in such Participant’s name by the Company’s transfer agent. Certificates representing Compensation Shares, if issued, shall be held in custody by the Company until delivered in accordance with Section 3.1.

2.6 Vesting and Holding Period. A Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber any Compensation Shares until (a) such shares have vested in accordance with the vesting schedule set forth in Section 2.7 of this Agreement, and (b) such time as the shares are delivered to him or her in accordance with Section 3.1.

2.7 Vesting Schedule; Forfeiture. (a) All Compensation Shares made the subject of an Award in any Plan Year prior to 2012 shall vest on the date the Award is made.

(b) All Compensation Shares made the subject of an Award in any Plan Year subsequent to 2011 shall vest on the earliest of (i) the first anniversary of the grant date, or (ii) the date on which the annual meeting of the Company’s stockholders is held in the year following the year in which the Award was made, or (iii) the date on which a Participant’s service as a Director ceases by reason of his or her death or disability, or (iv) the date on which a Change in Control occurs. Except as set forth in the preceding sentence, all unvested Compensation Shares shall be forfeited on the date a Participant’s service as a Director of the Company ceases.

2.8 Adjustments. The total number of shares of Stock reserved for issuance under the Plan shall be adjusted to reflect any stock split, stock dividend, recapitalization, merger, consolidation, corporate reorganization, combination, exchange of shares of Stock or other similar events affecting the Stock.

ARTICLE 3

Distributions

3.1 Distributions.

(a) (i) Certificates representing Compensation Shares made the subject of an Award in any Plan Year prior to 2012 shall be delivered to the Participant as of the earlier of (X) the third anniversary of the date of the annual Award giving rise to the issuance of the Compensation Shares (or, if not a Business Day, the first Business Day following such anniversary) or (Y) the first Business Day of the month following the month in which such Participant’s service as a Director ceases.

(ii) Certificates representing Compensation Shares made the subject of an Award in any Plan Year subsequent to 2011 shall be delivered to the Participant as promptly as practicable following the date on which such Compensation Shares become vested in accordance with the provisions of Section 2.7 hereof.

(b) Any distribution payable with respect to Compensation Shares shall be paid directly to the Participant, except any securities issuable as a distribution with respect to such shares shall be delivered to and held in custody by the Company as additional Compensation Shares.

(c) (i) Upon the death of a Participant, and except to the extent unvested Compensation Shares were previously forfeited pursuant to Section 2.7, the Committee shall deliver stock certificates representing all Compensation Shares issued to such Participant to such person or persons or the survivors thereof, including corporations, unincorporated associations or trusts, as the Participant may have designated. All such designations shall be made in writing and delivered to the Committee. A Participant may from time to time revoke or change any such designation by written notice to the Committee. In the event of the death of a Participant either prior to designating a Beneficiary pursuant to this subsection or concurrent with or after the death of such Beneficiary, or in the event of such Beneficiary’s death before delivery to him or her of certificates representing the Compensation Shares, such certificates shall be delivered to the estate of the later to die of the Participant or his Beneficiary provided that in the event in the designation of his Beneficiary the Participant specified any survival period, no certificates shall be delivered to such Beneficiary’s estate unless he or she survives such survival period; and further provided that in the event the Participant provides for a contingent Beneficiary, and such contingent Beneficiary is surviving at the time of the later of the death of the Participant or the expiration of any survival period, but the primary Beneficiary is not then living, such certificates shall be delivered to such contingent Beneficiary.

(ii)

Any distribution under this subsection (c) shall be made as soon as practicable following the end of the month in which the Committee is notified of the Participant’s death or is satisfied as to the identity of the appropriate distributee or payee, whichever is later.

(d) (i) In the event of a Change in Control, notwithstanding any other provision of this Plan, the Committee shall, as soon as practicable after such Change in Control but in no event later than five (5) Business Days thereafter, deliver certificates representing all Compensation Shares to the Participant in whose name such certificates are registered.

(ii)	A Change in Control shall mean the occurrence of any of the following:

(1) Consummation of (A) a merger or consolidation (or series of mergers and consolidations) of the Bank or the Company with any other entity other than (1) a merger or consolidation (or series of mergers and consolidations) which would result in the voting stock (as described in paragraph (2) of this subsection) of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 51% percent of the combined voting power of the voting stock of the Company (or such surviving entity) outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Bank or the Company (or similar transaction) in which no “person” (as defined in paragraph (2) of this subsection) acquires more than 49% of the combined voting power of the then outstanding securities of the Bank or the Company, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Bank or the Company, or (C) any plan or proposal for the liquidation or dissolution of the Bank or the Company;

(2) Any person (as such term is defined in Section 3(a)(9) and Section 13(d)(3) of the Exchange Act), corporation, or other entity (other than the Bank, the Company, or any benefit plan, including, but not limited to; any employee stock ownership plan, sponsored by the Bank, the Company, or any Subsidiary) shall become the “beneficial owner” (as such term is defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities representing 25% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule l3d-3 in the case of rights to acquire such securities); or

(3) During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the entire board of directors of the Company, and any new director (excluding a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (1) or (2) of this subsection) whose election by the board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute a majority thereof.

ARTICLE 4

The Committee

4.1 Authority. The Committee shall have full power and authority to administer the Plan, including the power to (i) promulgate forms to be used with respect to the Plan and authorize payments, (ii) promulgate rules of Plan administration, (iii) settle any disputes as to rights or benefits arising from the Plan, (iv) interpret the terms of the Plan, (v) make such decisions or take such action as the Committee, in its sole discretion, deems necessary or advisable to aid in the proper administration of the Plan; and (vi) engage counsel and consultants in order to fulfill its responsibilities and rely on advice of same.

4.2 Elections and Notices. All elections and notices required to be provided to the Committee under the Plan must be in such form or forms prescribed by, and contain such information as is required by, the Committee.

4.3 Allocation of Responsibilities. The Committee may, in its discretion, allocate responsibilities hereunder among one or more of its members and may delegate responsibilities to any person or persons being selected by it.

4.4 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and binding upon all persons having any interest in the Plan.

ARTICLE 5

Miscellaneous

5.1 Non-alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit, prior to receipt thereof pursuant to the provisions of the Plan, shall be in any manner liable for or subject to the debts, contracts liabilities, engagements or torts of the Participant or his Beneficiary.

5.2 Book-Entry Shares. In the event the Committee authorizes the issuance pursuant to this Plan of shares of Stock in book-entry (uncertificated) form, all references herein to the delivery of stock certificates shall be inapplicable. The Company’s transfer agent shall keep appropriate records indicating the number of shares of Stock owned by each person to whom shares are issued pursuant to this Plan, the restrictions applicable to such shares of Stock and the duration thereof, and other relevant information. Upon expiration of any applicable restrictions for any reason, the transfer agent shall effect delivery of such shares of Stock by adjusting its records to reflect the expiration of such restrictions, and by notifying the person in whose name such shares were issued (or his or her Beneficiaries, if applicable) that such restrictions have lapsed.

5.3 Interim Award. In the event an individual becomes a Director otherwise than by election at an annual meeting of the Company’s stockholders, the Committee may, in its discretion, grant to such individual an award (an “Interim Award”) pursuant to this Plan. For purposes of Sections 2.7 and 3.1(a) hereof, an Interim Award shall be treated as if it had been made on the date of the last annual meeting of the Company’s stockholders held prior to the date such individual became a Director. The Committee shall have the discretion to determine the number of Compensation Shares comprising an Interim Award, but in no event shall the number of Compensation Shares exceed the number of Compensation Shares that would have been awarded as an annual Award pursuant to Section 2.2 hereof follwing the most recent annual meeting of the Company’s stockholders. In making such determination, the Committee shall take into consideration the number of months elapsed between the date of the last annual meeting of the Company’s stockholders held prior to the date such individual became a Director and the date such individual became a Director, and such other factors as the Committee may deem appropriate.

5.4 Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

5.5 Governing Law. This Plan shall be governed by the laws of the State of Connecticut, without regard to the conflict of law provisions thereof, to the extent not preempted by federal law.

5.6 Amendment, Modification and Termination of the Plan.

(a) Subject to the terms of subsection (b) hereof, the Board at any time may terminate and in any respect amend or modify the Plan; provided, however, that no such termination, amendment or modification shall adversely affect the rights of any Participant or Beneficiary, including his rights with respect to Compensation Shares issued prior to such termination, amendment or without his or her consent. Upon termination of the Plan, the Committee, as soon as is practicable thereafter, shall deliver certificates representing all Compensation Shares issued to each Participant.

(b) Notwithstanding the terms of subsection (a) of this Section 5.6, an amendment to or modification of Section 3.1(d) hereof shall become effective only with the approval of 65% of the Participants and Beneficiaries of deceased Participants who have undistributed Compensation Shares hereunder, provided, however, that in the event there is more than one such Beneficiary with respect to any individual deceased Participant, such Beneficiaries shall have a single vote which shall be cast as determined by a majority in interest of all Beneficiaries of such deceased Participant.

5.7 Successors and Heirs. The Plan and any properly executed elections hereunder shall be binding upon the Company and Participants, and upon any assignee or successor in interest to the Company and upon the heirs, legal representatives and beneficiaries of any Participant.

5.8 Status as Stockholders. Compensation Shares (other than Compensation Shares forfeited pursuant to Section 2.7) are shares of Stock, and each Participant in whose name Compensation Shares have been issued shall have all of the rights of a stockholder, including voting rights, except to the extent specifically limited by this Plan.

5.9 Rights. Participation in this Plan shall not give any Director the right to continue to serve as a member of the Board or any rights or interests other than as herein provided.

5.10 Withholding Taxes. The Company shall deduct from all distributions under the Plan any taxes required to be withheld by federal, state, or local governments.

5.11 Compliance with Laws. This Plan and the payments hereunder are subject to compliance with all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

5.12 Plan Construction.

Anything in this Plan to the contrary notwithstanding, it is the intent of the Company that all transactions under the Plan satisfy the applicable requirements of Rule 16b-3 promulgated under the Exchange Act so that a Director will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act, as amended, and will not be subjected to avoidable liability thereunder.

5.13 Headings; Use of Terms. Headings and subheadings in the Plan are inserted for reference only and are not to be considered in the construction of the Plan. The masculine includes the feminine and the plural includes the singular, unless the context clearly indicates otherwise.

5.14 Approval; Effective Date. This Plan was approved by the Board and by the stockholders of the Bank, and became effective on the Effective Date.

5.15 Expiration Date. No further Awards shall be made pursuant to this Plan after the tenth anniversary of the Supplemental Effective Date, unless on or prior to such tenth anniversary the stockholders of the Company have approved an extension of this Plan to a later date.

PEOPLE’S UNITED FINANCIAL, INC. 850 MAIN STREET BRIDGEPORT, CT 06604-4913

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PEOPLE’S UNITED FINANCIAL, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	John P. Barnes	☐	☐	☐

	1b.	Collin P. Baron	☐	☐	☐

	1c.	Kevin T. Bottomley	☐	☐	☐

	1d.	George P. Carter	☐	☐	☐

	1e.	Jane Chwick	☐	☐	☐

	1f.	William F. Cruger, Jr.	☐	☐	☐

	1g.	John K. Dwight	☐	☐	☐

	1h.	Jerry Franklin	☐	☐	☐

	1i.	Janet M. Hansen	☐	☐	☐

	1j.	Nancy McAllister	☐	☐	☐

	1k.	Mark W. Richards	☐	☐	☐

	1l.	Kirk W. Walters	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:		For	Against	Abstain

2.	Approve the advisory (non-binding) resolution relating to the compensation of the named executive officers as disclosed in the proxy statement.	☐	☐	☐

3.	Approve the amendments to the People’s United Financial, Inc. Directors’ Equity Compensation Plan.	☐	☐	☐

4.	Ratify KPMG LLP as our independent registered public accounting firm for 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E66854-P18581

PEOPLE’S UNITED FINANCIAL, INC.

Annual Meeting of Shareholders

May 16, 2019 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) George P. Carter, Nancy McAllister, and Mark W. Richards, or any two of them as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of PEOPLE’S UNITED FINANCIAL, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 16, 2019, at 850 Main Street, Bridgeport, CT 06604, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side